SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

The Robert Mondavi Corporation

(Name of Registrant as Specified In Its Charter)

     Payment of Filing Fee (Check the appropriate box):

     ☐ No Fee required.
     ☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(a)	Class A common stock, no par value
(b)	Class B common stock, no par value

(2)	Aggregate number of securities to which transaction applies:

(a)	10,842,455 shares of Class A common stock;
(b)	Director options to purchase 100,259 shares and employee options to purchase 1,363,583 shares of Class A common stock;
(c)	74,714 stock units in respect of Class A common stock; and
(d)	5,770,718 shares of Class B common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11:

The filing fee was determined by multiplying ..00012670 by the sum of (a) $612,598,708, which is the product of 10,842,455 shares of Class A common stock and the merger consideration of $56.50 per share of Class A common stock in cash, without interest; (b) $33,898,992, which is the sum of (i) the product of (A) director options to purchase 100,259 shares of Class A common stock and (B) the excess of the merger consideration of $56.50 in cash, without interest, over $38.00, which is the weighted average of the exercise price of the options to acquire shares of Class A common stock, and (ii) the product of (A) employee options to purchase 1,363,583 shares of Class A common stock and (B) the excess of the merger consideration of $56.50 in cash, without interest, over $33.00, which is the weighted average of the exercise price of the options to acquire shares of Class A common stock; (c) $4,221,341, which is the product of 74,714 stock units in respect of Class A common stock and the merger consideration of $56.50 per share of Class A common stock in cash, without interest; and (d) $379,828,659, which is the product of 5,770,718 shares of Class B common stock and the merger consideration of $65.82 per share of Class B common stock in cash, without interest.

(4)	Proposed maximum aggregate value of transaction:

$1,030,547,699

(5)	Total fee paid:

$130,570

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

Preliminary Proxy Statement

Dated November 19, 2004, Subject to Completion

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders, which will be held at                     , at                     Pacific time on                     . Only shareholders who hold shares of the company’s Class A common stock or Class B common stock at the close of business on November 11, 2004 will be entitled to vote at the annual meeting.

      The company is asking you to approve and adopt an agreement and plan of merger dated as of November 3, 2004, by and among Constellation Brands, Inc., RMD Acquisition Corp., a direct wholly-owned subsidiary of Constellation, and the company, pursuant to which RMD Acquisition Corp. will be merged with and into the company with the company as the surviving corporation in the merger. Upon completion of the merger, (1) each issued and outstanding share of Class A common stock will be converted into the right to receive $56.50 in cash and (2) each issued and outstanding share of Class B common stock will be converted into the right to receive $65.82 in cash, subject in each case to provisions for dissenters’ rights and shares held by the company, Constellation and their respective subsidiaries. A copy of the merger agreement is included as Annex A to this proxy statement.

      The board of directors believes that the merger agreement and the merger are just and reasonable to the company’s shareholders and advisable to the company. The board of directors has unanimously (with the two directors holding Class B common stock abstaining) approved and adopted the merger agreement and the merger and recommends that you vote “FOR” approval and adoption of the merger agreement and merger.

      In addition, you are being asked at the annual meeting to elect directors, ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and approve certain amendments to, and certain actions taken under, the company’s equity compensation plans.

      At least a majority of the outstanding shares of Class A common stock (other than those shares of Class A common stock held by record holders of Class B common stock) and at least a majority of the outstanding shares of Class B common stock must approve and adopt the merger agreement and the merger. Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger hold more than a majority of the outstanding Class B shares and have executed a support agreement and granted an irrevocable proxy to Constellation, pursuant to which they have agreed to vote to adopt and approve the merger agreement and the merger. As a result, holders of the requisite number of Class B shares have agreed to vote to approve and adopt the merger agreement and the merger. In addition, these individuals and the remaining seven directors of the company have agreed to vote their Class A shares to approve and adopt the merger agreement and the merger pursuant to the same support agreement and irrevocable proxy.

      Your vote is important. Because approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the shares of the company’s issued and outstanding Class A common stock entitled to vote thereon, a failure to vote will count as a vote against the merger agreement and merger. Accordingly, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, whether or not you plan to attend the annual meeting.

Very truly yours,

Gregory M. Evans
President and Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

      This proxy statement is dated                     , 2004 and is first being mailed to shareholders on or about                     , 2004.

THE ROBERT MONDAVI CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held

       The annual meeting of shareholders of The Robert Mondavi Corporation will be held at                     , on                     , at                     Pacific time, for the following purposes:

1. To approve and adopt the agreement and plan of merger, dated as of November 3, 2004, by and among Constellation Brands, Inc., RMD Acquisition Corp., a direct wholly-owned subsidiary of Constellation, and the company, and the merger contemplated thereby, pursuant to which RMD Acquisition Corp. will be merged with and into the company with the company as the surviving corporation in the merger and in which (1) each issued and outstanding share of Class A common stock will be converted into the right to receive $56.50 in cash and (2) each issued and outstanding share of Class B common stock will be converted into the right to receive $65.82 in cash, subject in each case to provisions for dissenters’ rights and shares held by the company, Constellation and their respective subsidiaries;

2. To elect three Class A directors and six Class B directors;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2005 fiscal year;

4. To consider and vote on a proposal to amend the company’s 1993 Employee Stock Purchase Plan to extend the term of the ESPP through February 25, 2013;

5. To consider and vote on a proposal to amend the company’s 1993 Non-Employee Directors’ Stock Plan to authorize restricted stock units in addition to stock options, to reserve an additional 100,000 shares of Class A common stock for issuance under the directors’ plan, to prescribe automatic awards to non-employee directors of a fixed number of restricted stock units upon initiation as a director and fixed annual awards thereafter, to ratify the reservation of shares underlying options granted to directors as of December 2003 and to limit the right of optionees to transfer options to transfers by will or by the laws of descent and distribution;

6. To consider and vote on a proposal to amend the company’s 1993 Equity Incentive Plan to prohibit pricing of options below fair market value on the date of grant, to prohibit repricing of outstanding options and to prohibit extending loans to employees to assist them in exercising options under the equity plan; and

7. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      The board of directors unanimously (with the two directors holding Class B common stock abstaining from the recommendation with respect to the merger agreement and merger) recommends that you vote for the merger proposal, the nominees for director, the ratification of the company’s independent registered public accounting firm and the proposed amendments to the company’s ESPP, directors’ plan and equity plan. Only shareholders of record at the close of business on November 11, 2004 are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting. All shareholders of record are cordially invited to attend the annual meeting in person. To assure your representation at the meeting in case you cannot attend, however, you are urged to vote your shares by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy card.

      The approval and adoption of the merger agreement and the merger requires the approval of a majority of the outstanding shares of the Class A common stock entitled to vote thereon (other than those shares of Class A common stock held by record holders of Class B common stock) and a majority of the outstanding shares of the Class B common stock entitled to vote thereon. Holders of the requisite number of Class B shares have agreed to vote to adopt and approve the merger agreement and merger. The three nominees for Class A directors and the six nominees for Class B directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A directors and Class B directors, respectively. Ratification of the company’s independent registered public accounting firm and the approval of the proposals regarding the company’s ESPP, directors’ plan and equity plan require the affirmative vote of a majority of the votes present and entitled to vote with the holders of shares of Class A common stock and the holders of shares of Class B common stock voting together as a single class and each share of Class A common stock entitled to one vote per share and each share of Class B common stock entitled to ten votes per share. Even if you plan to attend the annual meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting and will be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of
Directors,

Michael K. Beyer
Senior Vice President, General
Counsel and Secretary

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including each of the annexes.

Q:	What am I being asked to vote on?

A:	You are being asked to approve the company’s acquisition by Constellation, to be effected by means of a merger of the company with a subsidiary of Constellation, and to approve and adopt the related merger agreement. If the merger is approved and consummated, the company will cease to be a publicly traded company, and would instead continue as a wholly-owned subsidiary of Constellation. We are also asking you to vote on a number of additional matters unrelated to the proposed merger. We describe these additional matters in detail elsewhere in this proxy statement.

Q:	What will shareholders receive in the merger and when will shareholders receive the merger consideration?

A:	A holder of Class A common stock will receive $56.50 in cash, without interest, for each share of Class A common stock that the holder owns immediately prior to the merger, should that holder elect not to exercise any applicable appraisal rights, as discussed in this proxy statement. A holder of Class B common stock will receive $65.82 in cash, without interest, for each share of Class B common stock that the holder owns immediately prior to the merger, should that holder elect not to exercise appraisal rights, as discussed in this proxy statement. After the merger closes, Constellation will arrange for a letter of transmittal to be sent to you. The merger consideration will be paid to you once you submit the letter of transmittal, together with properly endorsed stock certificates and other required documentation to the paying agent. If you have uncertificated shares of Class A or Class B common stock, the merger consideration will be paid to you once you submit the letter of transmittal, together with customary evidence as may be required by the paying agent that the uncertificated shares have been transferred to the paying agent.

Q:	How will the merger affect my options to purchase Class A common stock and my other equity-based awards?

A:	Each option to purchase shares of Class A common stock (whether or not vested) will be cancelled in exchange for a cash payment to the option holder equal to the excess of $56.50 over the exercise price of the stock option for each share of Class A common stock subject to the option multiplied by the number of shares of stock subject to the option.

In general, each stock unit in respect of Class A common stock (whether or not vested) or other equity-based awards (whether or not vested) the value of which is measured by reference to the Class A common stock will be converted into an obligation to pay cash to the holder of $56.50 per stock unit or award multiplied by the number of shares of stock subject to such unit or award. See “2004 Annual Meeting of Shareholders — Proposals to be Voted On — Approval and Adoption of the Merger Agreement and the Merger — The Merger Agreement — Stock Options, Stock Units and the Employee Stock Purchase Plan.”

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible. We will seek to close the merger promptly after the annual meeting. We cannot complete the merger until we satisfy certain conditions, including approval and adoption of the merger agreement by our shareholders at the annual meeting and review by the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. We filed on November 12, 2004, and Constellation filed on November 10, 2004, a pre-merger notification with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If early termination of the waiting period is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 13, 2004.

Q:	What shareholder votes are required to approve the merger?

A:	At least a majority of the outstanding shares of the Class A common stock (other than those shares of Class A common stock held by record holders of Class B common stock) and at least a majority of the outstanding shares of the Class B common stock must approve and adopt the merger agreement and the merger.

Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger hold more than a majority of the outstanding Class B shares and have executed a support agreement with and granted an irrevocable proxy to Constellation, pursuant to which they have agreed to vote to adopt and approve the merger agreement and the merger. As a result, holders of the requisite number of Class B shares have agreed to vote to approve and adopt the merger agreement and merger. In addition, these individuals and the remaining seven directors of the company have agreed to vote their Class A shares to approve and adopt the merger agreement and the merger pursuant to the same support agreement and irrevocable proxy. See “2004 Annual Meeting of Shareholders — Proposals to be Voted On — Approval and Adoption of the Merger Agreement and the Merger — The Support Agreement.”

Q:	Who is entitled to vote on the merger?

A:	Only holders of record of shares of the Class A common stock and Class B common stock at the close of business on November 11, 2004 may vote on the merger agreement and the merger. If you own shares of Class A common stock on the record date through a bank, broker or other record holder, you may vote in person at the annual meeting only if you present a letter signed by the record holder indicating the number of shares you are entitled to vote.

Q:	If I am a holder of shares of Class A common stock or Class B common stock, what do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. Please return your proxy card as soon as possible so that we may vote your shares at the annual meeting.

Q:	If I am a holder of shares of Class A common stock or Class B common stock, what happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A:	If you fail to respond, it will have the same effect as a vote against the merger. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of the approval and adoption of the merger agreement and the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:	If I am a holder of shares of Class A common stock or Class B common stock, can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before we vote your proxy at the annual meeting. You can change your vote in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the company’s corporate secretary before the annual meeting. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the annual meeting and vote in person.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. See “2004 Annual Meeting of Shareholders — Proposals to be Voted On — Approval

and Adoption of the Merger Agreement and the Merger — Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	Does the board of directors recommend voting in favor of the merger proposal?

A:	Yes. Our board of directors unanimously (with the two directors holding Class B common stock abstaining) recommends that you approve and adopt the merger proposal. Our board of directors considered many factors in reaching this recommendation. See “2004 Annual Meeting of Shareholders — Proposals to be Voted On — Approval and Adoption of the Merger Agreement and the Merger — Reasons for the Merger.”

Q:	What do I need to do with my stock certificates?

A:	You do not need to do anything at this time. After the merger is completed, Constellation’s paying agent will send you instructions for surrendering your stock certificates in exchange for cash.

Please do not send in your stock certificates with your proxy.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Under Sections 1300 through 1313 of the General Corporation Law of California, holders of Class B common stock will be entitled to dissent and seek appraisal for their shares of Class B common stock. Holders of Class A common stock will be entitled to dissent and seek appraisal for their shares of Class A common stock only if certain criteria are satisfied. See “2004 Annual Meeting of Shareholders — Proposals to be Voted On — Approval and Adoption of the Merger Agreement and the Merger — California Dissenters’ Rights of Appraisal” and Annex G for the procedures you should follow to assert appraisal rights.

Q:	Whom should I call if I have questions?

A:	If you have questions about the merger agreement or the merger or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

•	The Altman Group 1275 Valley Brook Avenue Lyndhurst, New Jersey 07071 Telephone: (800) 317-8049

•	The Robert Mondavi Corporation 841 Latour Court Napa, California 94558 Investor Relations Department Attention: Robert Philipps Telephone: (707) 251-4850

SUMMARY TERM SHEET

      This summary may not contain all of the information that is important to you. You should read carefully the documents attached to and those referenced in this proxy statement, including the merger agreement, attached as Annex A and the opinions of Citigroup and Evercore, attached as Annexes B and C, respectively.

The Company

The Robert Mondavi Corporation
841 Latour Court
Napa, California 94558
(800) 228-1395

      The company is a leading producer and marketer of premium table wines. The company’s core brands include Robert Mondavi Winery, Robert Mondavi Private Selection and Woodbridge. The company’s smaller wineries include Byron in Santa Maria and Arrowood in Sonoma, as well as three international joint ventures. The company produces Opus One in partnership with the Baron Philippe de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and Ornellaia in partnership with Marchesi de’Freschobaldi of Tuscany, Italy; and Sena and Arboleda in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. The company’s Australian brand, Kirralla, is produced through a production agreement with Southcorp Limited.

Constellation

Constellation Brands, Inc.

370 Woodcliff Drive
Suite 300
Fairport, New York 14450
(585) 218-3600

      Constellation is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Constellation has the largest wine business in the world and is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. Leading brands in the Constellation portfolio include Corona Extra, Modelo Especial, Pacifico, St. Pauli Girl, Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Houghton, Leasingham, Almaden, Inglenook, Arbor Mist, Vendange, Alice White, Stowells, Black Velvet, Fleischmann’s, Schenley, Ten High and Blackthorn.

The Merger Agreement (See page 60)

      We have entered into a merger agreement with Constellation pursuant to which a wholly-owned subsidiary of Constellation will be merged with and into the company with the company as the surviving corporation in the merger. Upon completion of the merger (1) each issued and outstanding share of Class A common stock will be converted into the right to receive $56.50 in cash, without interest, and (2) each issued and outstanding share of Class B common stock will be converted into the right to receive $65.82 in cash, without interest, subject in each case to provisions for dissenters’ rights and shares held by Constellation, the company and their respective subsidiaries. If the merger is approved and consummated, the company will cease to be a publicly traded company, and would instead continue as a wholly-owned subsidiary of Constellation.

Date, Time and Place of Annual Meeting (See page 13)

      The annual meeting will be held at                     , on                     , at           , Pacific time.

Record Date (See page 13)

      If you owned shares of Class A common stock or Class B common stock at the close of business on November 11, 2004, the record date for the annual meeting, you are entitled to notice of and to vote at the annual meeting. As of the close of business on November 11, 2004, there were 10,834,880 shares of Class A common stock outstanding and entitled to be voted at the annual meeting and 5,770,718 shares of Class B common stock outstanding and entitled to be voted at the annual meeting.

Shareholder Approval (See page 13)

      At least a majority of the outstanding shares of Class A common stock (other than those shares held by record holders of Class B common stock) and a majority of the outstanding shares of Class B common stock must approve and adopt the merger agreement and the merger in order for the merger to be effected. Three members of the Mondavi family who collectively hold approximately 58.8% of the outstanding shares of Class B common stock have executed a support agreement with and granted an irrevocable proxy to Constellation, pursuant to which they have agreed to vote all of their shares of the company’s stock in favor of the merger agreement and the merger. As a result, the holders of the requisite number of Class B shares have agreed to vote to adopt and approve the merger agreement and the merger.

California Dissenters’ Rights of Appraisal (See page 51)

      Holders of Class B common stock will be entitled to dissent and seek appraisal for their shares of Class B common stock. Holders of Class A common stock will be entitled to dissent and seek appraisal for their shares of Class A common stock only if certain criteria are satisfied.

Material United States Federal Income Tax Consequences of the Merger (See page 50)

      For United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Reasons for the Merger (See page 31)

      In reaching its determinations, the board of directors consulted with the company’s management and with its legal and financial advisors and carefully considered the following material factors:

•	the company’s strategic alternatives for maximizing shareholder value;

•	the premium offered by Constellation;

•	Citigroup’s analysis and opinion;

•	Evercore’s analysis and opinion;

•	the fact that our shareholders will be receiving all cash consideration;

•	the terms of the merger agreement;

•	the fact that the merger agreement provides the company with a limited ability to continue to negotiate and accept a superior offer; and

•	the fact that the holders of a majority of the outstanding shares of Class B common stock have agreed to support the merger.

      The board of directors identified and considered a number of other factors, including the following:

•	the lack of benefit from any future increase in stock price;

•	the fact that our shareholders will be subject to taxable gains;

•	the restrictions on pursuing competing offers;

•	the interests of certain directors and officers in the merger which are different from those of the other shareholders;

•	the restrictions on the operation of the company’s business contained in the merger agreement;

•	the risk of failure to complete the merger;

•	the transaction costs;

•	the suspension of the company’s value growth plan; and

•	the regulatory approvals necessary to complete the merger.

Recommendation of the Board of Directors (See pages 69, 71 and 75)

      The board of directors has unanimously (with the two directors holding Class B common stock abstaining), among other things, (1) determined that the Class A merger consideration pursuant to the merger agreement of $56.50 in cash for each share of Class A common stock and the Class B merger consideration pursuant to the merger agreement of $65.82 in cash for each share of Class B common stock are fair to the company’s shareholders from a financial point of view and that the merger and the merger agreement are just and reasonable to the company’s shareholders and advisable to the company and (2) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. The board of directors recommends that you vote FOR approval and adoption of the merger agreement and the merger.

Citigroup Opinion (See page 33)

      In deciding whether to approve the merger agreement and the merger, the board of directors considered, among other things, the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of the opinion, based upon and subject to the considerations set forth therein, the Class A merger consideration pursuant to the merger agreement of $56.50 in cash for each share of Class A common stock was fair from a financial point of view to the holders of Class A common stock (other than those holders who also hold shares of Class B common stock).

      The full text of the written opinion of Citigroup, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Citigroup provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger agreement and the merger and the opinion does not constitute a recommendation as to how any holder of Class A common stock should vote with respect to the merger agreement and the merger. We urge you to read the opinion in its entirety.

Evercore Opinion (See page 40)

      In deciding whether to approve the merger agreement and the merger, the board of directors considered, among other things, the opinion of Evercore Group, Inc. to the effect that, as of the date of the opinion, based upon and subject to the considerations set forth therein, the Class B merger consideration pursuant to the merger agreement of $65.82 in cash for each share was fair from a financial point of view to the holders of Class B common stock (other than Constellation, the company or subsidiaries of the company).

      The full text of the written opinion of Evercore, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Evercore provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger agreement and the merger and the opinion does not constitute a recommendation as to how any holder of Class B common stock should vote with respect to the merger agreement and the merger. We urge you to read the opinion in its entirety.

Interests of Certain Persons in the Merger (See page 54)

      Each of Gregory M. Evans, Henry J. Salvo, Dennis P. Joyce, Peter Mattei, Michael K. Beyer, Steven R. Soderberg, Gregory J. Brady, Valerie Deitrick, Rodney K. Williams, Patrick DeLong and Eric G. Morham has an employment agreement with the company which may entitle the executive to severance and other benefits upon a qualifying termination of employment in connection with a change of control of the company, which would include the proposed merger. Assuming all eleven executive officers were terminated without cause immediately after the merger, the aggregate amount of the cash severance that would become payable to them as a group is currently estimated to be approximately $8.6 million. In addition, the executive officers and directors of the company hold vested and unvested stock options and/or other equity-based rights in respect of the Class A common stock that will be cancelled for a cash payment or will be converted into a right to receive a cash payment, upon completion of the merger.

      Timothy J. Mondavi and Marcia Mondavi Borger, who are members of the board of directors of the company, have interests in the merger that are different from, or in addition to, the interests of holders of Class A common stock because they own shares of Class B common stock. Timothy J. Mondavi and Marcia Mondavi Borger abstained from voting on the merger agreement and the merger.

      Frank E. Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the company and to Robert G.

Mondavi. Mr. Farella also serves as the personal attorney for Robert G. Mondavi, including with respect to the proposed merger.

      Timothy J. Mondavi, a director of the company, departed as an officer, Vice Chairman, Winegrower and employee of the company on October 6, 2004, effective as of September 30, 2004. On October 15, 2004, the company entered into a termination of employment agreement with Timothy J. Mondavi, which provides certain severance benefits to him in connection with his separation as an officer and employee, and a personal services agreement, which provides for Timothy J. Mondavi to be a consulting winegrower for the Robert Mondavi Winery for a term of one year.

      The merger agreement requires that, for a period of 6 years after the effective time of the merger, Constellation will maintain or cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance on behalf of the company’s former officers and directors currently covered by the company’s directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially the same coverage as those policies currently in effect; provided that the surviving corporation is not required to pay an annual premium in excess of 150% of the last annual premium the company paid.

Conditions to Completion of the Merger (See page 66)

      Completion of the merger requires, among other things:

•	approval of the merger agreement and the merger by the holders of a majority of the outstanding shares of Class A common stock (other than shares held by record holders of Class B common stock) and a majority of the outstanding shares of Class B common stock; and

•	the expiration or termination of any applicable waiting periods and the receipt of any approval or consent of applicable governmental and regulatory agencies.

Termination of the Merger Agreement and Termination Fee (See page 67)

      The merger agreement may be terminated at any time by mutual agreement of Constellation and the company. Under certain circumstances, including receipt by the company of a superior proposal to acquire the company, either Constellation or the company may terminate the merger agreement prior to the closing of the merger.

      The company will be required to pay a termination fee of $31 million to Constellation if the company or Constellation terminates this agreement under certain circumstances prior to consummation of the merger.

The Support Agreement (See page 58)

      Three members of the Mondavi family, two of whom are directors of the company, and the remaining seven directors of the company, have entered into a support agreement with, and granted an irrevocable proxy to, Constellation, pursuant to which they have agreed to vote in favor of the merger agreement and the merger. As a result, holders of the requisite number of Class B shares have agreed to adopt and approve the merger agreement and merger.

      The support agreement may not be terminated at any time prior to the effective date of the merger except in the following circumstances:

•	by any party, with respect to that party only, with the mutual consent of Constellation and such party; or

•	upon termination of the merger agreement.

Government and Regulatory Matters (See page 50)

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. The company filed on November 12, 2004, and Constellation filed on November 10, 2004, a pre-merger notification with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. If early termination of the waiting period is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 13, 2004.

Litigation Relating to the Merger (See page 58)

      Five purported shareholder class action lawsuits have been filed against the company and various of its directors arising from the company’s previously stated recapitalization and restructuring plans, and the Constellation offer. Four of the lawsuits allege that the defendants breached their fiduciary duties to the company’s shareholders by, among other things, pursuing the company’s previously stated recapitalization and restructuring plans, and allegedly refusing to accept the Constellation offer. One of the lawsuits alleges that the defendants breached their fiduciary duties to the company’s shareholders by, among other things, accepting the Constellation offer and allegedly failing to hold an auction and/or to obtain the highest price available for the company. The complaints seek certain declaratory and injunctive relief, compensatory damages in an unspecified amount, attorneys’ fees and costs of suit.

Delisting and Deregistration of the Class A Common Stock after the Merger (See page 69)

      Following completion of the merger, the Class A common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Shares of the Class A common stock are listed on The Nasdaq Stock Market under the symbol “MOND.” The Class B common stock is not publicly traded.

      The following table shows the high and low sales prices of the Class A common stock as furnished by The Nasdaq Stock Market. The company has never declared or paid dividends on the company’s common stock.

	High	Low

Year Ended June 30, 2002
First Quarter	$44.36	$34.70
Second Quarter	40.15	29.65
Third Quarter	39.81	35.48
Fourth Quarter	39.77	31.58
Year Ended June 30, 2003
First Quarter	$34.47	$29.61
Second Quarter	36.73	28.12
Third Quarter	32.78	18.53
Fourth Quarter	27.61	19.69
Year Ended June 30, 2004
First Quarter	$32.30	$22.13
Second Quarter	40.60	30.32
Third Quarter	40.17	34.65
Fourth Quarter	40.84	30.96
Year Ending June 30, 2005
First Quarter	$43.54	$32.20
Second Quarter (through November 18, 2004)	57.19	38.34

      The following table sets forth the closing sales prices of the Class A common stock, as furnished by The Nasdaq National Market, on October 18, 2004, the last full trading day before Constellation publicly announced its unsolicited merger proposal to acquire the company; on November 3, 2004, the last full trading day before the company announced the execution of the merger agreement; and on November 18, 2004, the most recent practicable date prior to the submission of this document to the SEC.

October 18, 2004	$39.87
November 3, 2004	54.75
November 18, 2004	56.60

RISK FACTORS

     Certain officers and directors of the company have interests that are different from, or in addition to, the interests of other shareholders of the company.

      Timothy J. Mondavi and Marcia Mondavi Borger, members of the board of directors, beneficially own approximately 40.5% of the Class B common stock and as such have interests in the merger that are different from, or in addition to, the interests of holders of Class A common stock. Timothy J. Mondavi and Marcia Mondavi Borger abstained from voting on the merger agreement and the merger. In addition, certain executive officers of the company have employment agreements with the company which may entitle them to severance and other benefits if their employment is terminated in connection with or after the merger. You should consider whether these severance arrangements may have influenced these officers to support the merger. Finally, certain of the company’s executive officers and non-employee directors hold vested and unvested stock options and/or other equity-based rights in respect of the Class A common stock that will be cancelled for a cash payment or will be converted into a right to receive a cash payment, upon completion of the merger, with such payment to be made subject to and in accordance with the terms of the underlying plan or agreement. You should consider whether these interests and benefits may have influenced these directors’ decision to approve the merger.

     Failure to consummate the merger with Constellation could adversely affect the Class A stock price.

      The merger agreement that the company entered into with Constellation contains several conditions to Constellation’s obligation to complete the merger. These conditions include:

•	approval of the company’s shareholders;

•	obtaining antitrust clearance and other requisite approvals and consents;

•	operating the company’s business in compliance with the covenants set forth in the merger agreement; and

•	continued accuracy of the company’s representations and warranties, including the absence of any material adverse effect on the company’s business.

      The company cannot be certain it will obtain the necessary regulatory approvals or that it will satisfy the other closing conditions. If the transaction were terminated for failure to satisfy a condition or for any other reason, or if it appeared reasonably likely to be terminated, this could have a significant adverse effect on the Class A stock price.

     Provisions in the merger agreement may discourage other companies from attempting to acquire the company.

      Until the completion of the merger, with certain limited exceptions, the merger agreement prohibits the company from entering into or soliciting any acquisition proposal or offer for a merger with a party other than Constellation. The company will be required to pay a $31 million termination fee to Constellation if the merger agreement is terminated under certain specified circumstances, including:

•	if (x) there is a third party acquisition proposal to the company and either (i) the company’s shareholders do not approve the merger with Constellation, (ii) the merger is not consummated prior to April 30, 2005 or (iii) Constellation terminates the merger agreement because the company has breached a representation, warranty or covenant; and (y) the company enters into an agreement to be acquired by a third party within 12 months following the termination of the merger agreement with Constellation;

•	if the company terminates the merger agreement in order to enter into an agreement with a third party with respect to a superior proposal for the entire company; or

•	if Constellation terminates the merger agreement because the company’s board of directors has either withdrawn, qualified or modified in a manner adverse to Constellation its recommendation to the company’s shareholders, or if Constellation terminates the merger agreement because the company’s board of directors has approved or recommended approval of a superior proposal for the entire company.

      These provisions could discourage other companies from trying to acquire the company even though those companies might be willing to offer greater value to the company’s shareholders than Constellation has offered in the proposed merger.

     If the merger does not occur, the company will not benefit from the expenses it has incurred in preparation for the merger.

      If the merger is not consummated, the company will have incurred substantial expenses for which no ultimate benefit will have been received by it. The company currently expects to incur significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges, much of which may be incurred even if the merger is not completed.

     The announced merger with Constellation may adversely affect the company’s results of operations.

      In response to the announcement of the merger, the company’s customers and strategic partners may delay or defer decisions, which could have a material adverse effect on the company’s business regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of the company may experience uncertainty about their future roles with the combined company. These conditions may adversely affect employee morale and the company’s ability to attract and retain key management, sales, marketing and technical personnel. In addition, focus on the merger and related matters has resulted in, and may continue to result in, the diversion of management attention and resources. To the extent that there is uncertainty about the closing of the merger, or if the merger does not close, the company’s business may be harmed if customers, strategic partners or others believe that the company cannot effectively compete in the marketplace without the merger or if there is customer and employee uncertainty surrounding the future direction of the company on a stand-alone basis. In addition, the company has suspended the implementation of its value growth plan and certain other contemplated restructuring steps, except for the planned sales of the company’s Byron and Arrowood brand assets, to pursue the merger. If the merger does not close and the company decides to reimplement its value growth plan and other previously contemplated restructuring steps, the delay in that reimplementation may adversely affect the company’s business and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Except for historical information, this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among others, those statements including the words “expects,” “plans,” “anticipates,” “intends,” “believes” and similar language. This discussion, other information contained in this proxy statement and information we provide from time to time contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. These forward-looking statements include, for example, statements regarding the company’s proposed merger with Constellation, projections or predictions about the company’s future growth, the company’s anticipated 2005 earnings, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry in general. Actual results may differ materially from the company’s present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending or changes in consumer preferences could reduce demand for the company’s wines. Similarly, increased competition or changes in tourism to the company’s California properties could affect the company’s volume and revenue growth outlook. The supply and price of grapes, the company’s most important raw material, is beyond the company’s control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs, putting more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. There are also significant risks associated with the proposed merger with Constellation. The announcement of the proposed merger may impair management’s ability to focus on other needed areas of business execution. There is no assurance that the company will successfully complete the merger within the expected time frame or at all, and failure to complete the merger could adversely affect the Class A stock price. If the company fails to complete the merger, it may be required to pay Constellation a termination fee and the company will not realize any benefits from the expenses it has incurred in preparation for the merger. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, see “Risk Factors” in this proxy statement as well as Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2004. For these and other reasons, no forward-looking statement by the company can nor should be taken as any assurance of what will happen in the future. Actual results may differ significantly from those projected in the forward-looking statements.

2004 ANNUAL MEETING OF SHAREHOLDERS

General

      Your proxy in the form enclosed is solicited by the board of directors for use in voting at the annual meeting of shareholders of the company to be held at                     on                          at                           Pacific time, or at any adjournment thereof.

      The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the annual meeting. A proxy may be revoked at any time before it is exercised by delivering to the secretary of the company at the company’s principal executive offices, no later than the start of the annual meeting, a written notice of revocation or a duly executed proxy relating to the same shares bearing a later date than the revoked proxy, or by attending the annual meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, shares of Class A and Class B common stock will be voted FOR the approval and adoption of the merger agreement and merger as outlined in proposal 1 and described in this proxy statement, FOR the election of the directors listed in this proxy statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and FOR approval of the proposals regarding the ESPP, directors’ plan and equity plan as outlined in proposals 4, 5 and 6, respectively, and described in this proxy statement.

      The company will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees other than as described under “— The Merger Agreement — Other Fees and Expenses.” In addition to the solicitation of proxies by mail, the company’s officers and regular employees may communicate with shareholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for those solicitations. The company has retained The Altman Group, at an estimated cost of $30,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Outstanding Shares and Voting Rights

      November 11, 2004 has been fixed as the record date for determining the holders of Class A common stock and the holders of Class B common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, we had outstanding 10,834,880 shares of Class A common stock and 5,770,718 shares of Class B common stock.

      The holders of Class A common stock and the holders of Class B common stock will each vote as a separate class on the approval and adoption of the merger agreement and the merger. The approval and adoption of the merger agreement and the merger require the approval of the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon (other than those shares of Class A common stock held by record holders of Class B common stock) and a majority of the outstanding shares of Class B common stock entitled to vote thereon. As a result, if you fail to return your proxy card and do not vote in person at the annual meeting, the effect will be that your shares will be counted as a vote against approval and adoption of the merger agreement and the merger.

      Certain members of the Mondavi family, two of whom are directors of the company, who collectively beneficially own 3,396,024 of the outstanding shares of Class B common stock (representing approximately 58.8% of the outstanding shares of Class B common stock as of the close of business on November 11, 2004), and the remaining members of the company’s board of directors have executed a support agreement with, and granted an irrevocable proxy to, Constellation pursuant to which they have agreed to vote all shares of capital stock of the company held by them in favor of the merger agreement and the merger. As a result, holders of the requisite number of Class B shares have agreed to vote to adopt and approve the merger agreement and the merger.

      Only holders of Class A common stock are entitled to vote in the election of Class A directors. Only holders of Class B common stock are entitled to vote in the election of Class B directors. A majority of the outstanding shares of Class A common stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class A directors, and a majority of the outstanding shares of Class B common stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class B directors.

      On all other matters, the holders of Class A common stock and the holders of Class B common stock vote together as a single class, with each Class A share entitled to one vote, or a total of 10,834,880 votes, and each Class B share entitled to ten votes, or a total of 57,707,180 votes. With respect to these other matters, the holders of shares entitled to cast a majority of the votes will constitute a quorum.

Proposals to be Voted On

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER

(Proposal 1 on Proxy)

      If the company’s shareholders approve and adopt the merger agreement and the merger contemplated thereby is consummated, RMD Acquisition Corp., which we refer to in this proxy statement as the merger sub, will be merged with and into the company with the company as the surviving corporation in the merger. Upon completion of the merger (1) each issued and outstanding share of Class A common stock will be converted into the right to receive $56.50 in cash, without interest, and (2) each issued and outstanding share of Class B common stock will be converted into the right to receive $65.82 in cash, without interest, subject in each case to provisions for dissenters’ rights and shares held by the company, Constellation and their respective subsidiaries.

Background of the Merger

      Throughout 2003 and 2004, the board of directors, in conjunction with management, extensively explored the company’s ability to increase shareholder value through a functional reorganization of its different businesses, asset re-deployment and cost-reduction measures. These efforts have been led since January 2004 by Ted W. Hall, who was appointed as chairman of the board on January 9, 2004, and by Gregory M. Evans, President and Chief Executive Officer.

      In order to assist management and the board of directors in these analyses, the board of directors authorized Mr. Hall to engage Citigroup as the company’s financial advisor in March 2004 to work with management on strategic alternatives. Mr. Hall and Mr. Evans also had informal discussions with Evercore Group, Inc. in the spring of 2004 concerning the benefits of a recapitalization program to both Class A and Class B shareholders, and received a letter dated April 21, 2004 from Evercore which outlined those benefits and summarized Evercore’s experience in dual class voting stock restructuring transactions. The company and Citigroup entered into a written engagement letter dated June 7, 2004, confirming the company’s engagement of Citigroup as financial advisor to the company.

      On June 8 and 9, 2004, the board of directors held a meeting in New York City attended by all directors other than John Thompson. At that meeting, management presented a strategic plan which described a number of alternative scenarios for the company’s existing businesses, and Citigroup made a presentation on strategic objectives and alternatives. Citigroup noted that management’s strategic objectives included increasing corporate governance flexibility. Citigroup presented a number of strategic alternatives, including a sale of the company, combination transactions, separation of vineyards, marketing and production assets, separation of luxury and lifestyle businesses, going private, and the exchange of Class B common stock for any of, or a combination of, Class A common stock, cash and certain company assets.

      At the conclusion of the board meeting, the directors unanimously rejected management’s long-range plan for operating the company as a single business and unanimously determined that the company should be restructured. The board of directors directed management to develop a plan to separate the luxury and lifestyle businesses and to develop strategic options and business plans for each business, and directed the company to investigate a recapitalization that would result in the elimination of Class B shares. The board of directors encouraged the Class B shareholders to retain independent advisors. The board of directors also authorized the chairman of the board, in the event a recapitalization was deemed feasible, to appoint a special committee consisting of independent directors Adrian Bellamy, Anthony Greener, Philip Greer and John Thompson to consider the proposed transaction and make recommendations to the board of directors.

      In particular, as confirmed by resolution of the board on August 10, 2004, the special committee was authorized by the board of directors to:

•	act as a disinterested committee on behalf of the company’s board of directors;

•	retain its own legal and financial advisors;

•	develop a full recapitalization proposal that would result in a one share/one vote capital structure;

•	present the recapitalization proposal to the Class B representatives consisting of Robert G. Mondavi, the company’s Chairman Emeritus and founder, directors Timothy J. Mondavi and Marcia Mondavi Borger and then-director R. Michael Mondavi;

•	negotiate the definitive agreements with respect to the recapitalization with the Class B representatives;

•	determine that the exchange ratios agreed upon by the special committee and the Class B representatives were just and reasonable within the meaning of Section 310 of the California General Corporation Law, or California GCL, as to the company;

•	determine that the Class A exchange ratio agreed upon by the special committee and the Class B representatives was just and reasonable within the meaning of Section 310 of the California GCL and fair as to the holders of the Class A common stock (other than those holders who also hold shares of Class B common stock, as to which no determination would be made);

•	determine that the Class B exchange ratio agreed upon by the special committee and the Class B representatives was just and reasonable within the meaning of Section 310 of the California GCL and fair as to the holders of the Class B common stock; and

•	report to the board of directors its recommendations and conclusions with respect to the exchange ratios.

      Between June 10, 2004 and July 15, 2004, Mr. Hall and Mr. Evans, together with other members of management, discussed with Citigroup possible Class B exchange ratios and their implications to holders of Class A common stock and Class B common stock. In particular, Citigroup met with members of management on June 23, 2004 and July 13, 2004 to review precedent dual-class voting stock recapitalization transactions, focusing in particular on change of control precedents in which the voting power of the higher-vote class was reduced by the exchange from more than 50% to less than 50% of the total vote. Citigroup reviewed and discussed with members of management the presence, absence and level of premiums to the holders of the higher-vote class in various dual-class share exchanges over the last ten years, the level of dilution to holders of the lower-vote class, and other considerations that might affect the assessment and structuring of a recapitalization. Citigroup also reviewed with management different mechanics for effecting the recapitalization. At these meetings, Citigroup and members of management also discussed updated business plans and summaries of analyses relating to the separation of the company’s lifestyle and luxury businesses, and reviewed potential acquisitions of the company.

      In addition, following the June 8, 2004 board meeting, Mr. Hall and Mr. Evans, because of their belief that Evercore had special knowledge of and experience in dual class voting stock recapitalization transactions, recommenced discussions with Evercore concerning the possibility of the special committee retaining Evercore to give an opinion that the recapitalization was fair, from a financial point of view, to the Class B shareholders. Evercore agreed to undertake preliminary work to determine its ability to give such opinion, with the understanding that the special committee would make all decisions on hiring investment bankers. On June 22, June 23 and July 12, 2004, Evercore met with management to discuss the benefits of the recapitalization to the company as well as to the Class A and Class B shareholders, and to review precedent recapitalization transactions.

      Starting on June 10, 2004, Mr. Hall began discussing the feasibility of a recapitalization transaction with the Class B representatives. Mr. Hall explained possible structures for the recapitalization, and outlined the benefits of the recapitalization for the company, as well as the advantages and disadvantages of the recapitalization to the Class B shareholders. Mr. Hall suggested each of the Class B representatives hire separate legal and financial advisors as he or she deemed necessary. Subsequently, Robert G. Mondavi requested the assistance of Frank E. Farella, a company board member, as his legal counsel and hired independent financial advisors, and R. Michael Mondavi hired independent investment bankers and legal counsel.

      Prior to July 15, 2004, Citigroup and Evercore continued to review the implications of various possible exchange ratios, including, in each case, percentage premiums that could be paid to the Class B shareholders and the dilution to the Class A shareholders. In their review, Citigroup focused particular attention on the impact of various possible exchange ratios on the Class A shareholders and Evercore focused particular attention on the impact of various possible exchange ratios on the Class B shareholders. Citigroup and Evercore exchanged their analyses with each other. On July 14, 2004, Citigroup provided its preliminary view that, taking into account the impact on the Class A shareholders, it would be comfortable recommending a Class B exchange ratio of 1.165 to the special committee, and Evercore provided its preliminary view that, taking into account the impact on the Class B shareholders, it would be comfortable recommending a Class B exchange ratio of 1.165 to the special committee.

      On July 15, 2004, Citigroup and Evercore met with R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger, representatives of Robert G. Mondavi, and R. Michael Mondavi’s financial advisor, the Perseus Group, for the overall purpose of determining whether a recapitalization transaction was feasible from the point of view of the Class B representatives. At the meeting, Mr. Hall stated that management’s preliminary view was that an exchange ratio of 1.165 to the Class B shareholders was appropriate, taking into account the work of Citigroup analyzing the impact of the transaction on, among other things, the Class A shareholders, and the work of Evercore analyzing the impact of the transaction on, among other things, the Class B shareholders. Mr. Hall emphasized that this preliminary view was not intended to be binding on either the Class B representatives or the company, but was only being presented to determine whether a recapitalization transaction was feasible. Mr. Hall stated that if, after considering the Citigroup and Evercore presentations, the Class B shareholders believed that a recapitalization transaction was feasible, Mr. Hall would convene the special committee. Mr. Hall explained that it would be the special committee’s responsibility to hire independent counsel and independent financial advisors to advise it on the fairness of the transaction with respect to the Class A shareholders and the Class B shareholders, respectively. Mr. Hall further explained that the special committee, after hiring its independent advisors, would formulate the Class B exchange ratio (which could be different from the preliminary terms being presented at this meeting) and the other terms to be offered to the Class B shareholders; the special committee would then negotiate such terms directly with the Class B representatives. The special committee would be asked to determine that the exchange ratios ultimately negotiated with the Class B representatives were just and reasonable to the company within the meaning of Section 310 of the California GCL and were fair to both the Class A shareholders and the Class B shareholders. The special committee would then report to the board of directors on its recommendations and conclusions.

      Mr. Hall advised the Class B representatives that as part of any recapitalization transaction negotiated with the special committee, the Class B representatives would be requested to sign a written consent and a voting agreement consenting to the merger. Further, the written consent and voting agreement executed by the Class B representatives would cause all Class B shareholders to be bound, since the Class B representatives held more than 60% of the outstanding Class B shares. Mr. Hall noted that the votes of a majority of the outstanding Class A shares would also have to be obtained, pursuant to a proxy statement, at the company’s annual meeting.

      Mr. Hall then advised the Class B representatives that the other topics that would be addressed at the board meeting convened to approve the recapitalization would be a reincorporation of the company in Delaware, the separation of the luxury and lifestyle businesses, and a possible stock buyback program for the common stock of the reincorporated Delaware company. Mr. Hall noted that these other topics would not require a special committee, because the interests of all directors (and the Class A and Class B shareholders) would be the same with respect to these matters. Mr. Hall stated that there would be no negotiations prior to the board meeting on these topics and that there would be no linkage between the Class B representatives’ decision on the recapitalization and any actions taken by the board of directors with respect to these other matters.

      Citigroup and Evercore then each made separate presentations with respect to the 1.165 Class B exchange ratio to the Class B representatives. Each of these presentations reviewed the background of the proposed recapitalization, reviewed the advantages to the company of eliminating the dual-class voting structure, reviewed the advantages and disadvantages to both the Class A shareholders and the Class B shareholders of the recapitalization, and reviewed precedent transactions, focusing on change in control transactions. Citigroup’s presentation reviewed, among other things, the impact of a 1.165 Class B exchange ratio on the Class A shareholders and stated that Citigroup would be comfortable recommending a 1.165 Class B exchange ratio to the special committee. Evercore’s presentation reviewed, among other things, the impact of a 1.165 Class B exchange ratio on the Class B shareholders, and stated that Evercore would be comfortable recommending a 1.165 Class B exchange ratio to the special committee. The Class B representatives and their advisors asked questions of, and received answers from, each of Mr. Hall, Citigroup and Evercore. At the conclusion of the meeting, Mr. Hall requested that the Class B representatives discuss the proposed transaction among themselves and with their advisors, and asked Evercore to poll each of the Class B representatives by July 20, 2004 to determine whether the proposed recapitalization transaction was feasible. Mr. Hall requested Evercore to report its conclusions to Mr. Hall.

      On July 20, 2004, Evercore telephoned Mr. Hall and indicated that the Class B representatives had unanimously concluded a potential recapitalization transaction was feasible.

      On July 21, 2004, Mr. Hall appointed the special committee members.

      The special committee met for the first time on July 28, 2004. At this meeting, the members of the special committee appointed John Thompson as chairman of the special committee. Mr. Thompson then reviewed with the other members of the special committee information with respect to law firms that he had interviewed as candidates to serve as legal counsel to the special committee. Following discussion, the special committee decided to retain Shearman & Sterling LLP to serve as its legal advisor in considering the proposed recapitalization.

      The special committee met again on July 29, 2004. A representative of Shearman & Sterling LLP also attended the meeting. The special committee discussed various matters, including the appropriate scope of the special committee’s authority and investigation, the terms and conditions of the proposed recapitalization and a process for selecting an independent financial advisor to advise the special committee with respect to the fairness of any proposed recapitalization transaction to holders of Class A common stock. The special committee continued these discussions at meetings held on July 30, 2004 and August 2, 2004. During this period, representatives of Shearman & Sterling LLP had several conversations with representatives of the company’s legal counsel, counsel to Citigroup and others. Following these discussions, the special committee authorized Mr. Thompson to conduct interviews of prospective financial advisors to the special committee, separate from the financial advisor previously engaged by the company to act as the company’s financial advisor, focusing on their respective qualifications and expertise in rendering financial advice on transactions similar to the proposed recapitalization. The special committee met again on August 3, 2004 and at this meeting decided to retain Morgan Stanley & Co. Incorporated to serve as its financial advisor to assist it in considering the fairness of the proposed recapitalization to the holders of Class A common stock, in part because Morgan Stanley has meaningful experience in transactions similar to the proposed recapitalization transaction. At this meeting, the special committee also discussed the possible retention of Evercore to serve as its financial advisor to assist it in considering the fairness of the proposed recapitalization to the holders of Class B common stock. At the conclusion of the meeting, the special committee requested that Morgan Stanley discuss with Citigroup the analyses that Citigroup had conducted with respect to the proposed recapitalization and the exchange ratio.

      On August 4, 2004, the company’s legal advisors sent initial drafts of the merger agreement relating to the recapitalization, the voting agreement, the action by written consent and the certificate of incorporation and bylaws of the new Delaware company to the special committee and its legal advisors. From August 5 until August 10, the terms of the merger agreement relating to the recapitalization and the voting agreement were discussed and negotiated among the company and its legal advisors, the special committee and its legal advisors and the Class B representatives and their legal advisors.

      On August 8, 2004, the special committee met to review the status of the proposed recapitalization and related matters. At this meeting, representatives of Shearman & Sterling LLP reviewed with the special committee, among other things, the fiduciary duties of the members of the special committee under California law and the judicial standards under which their conduct would be reviewed. Representatives of Shearman & Sterling LLP also reviewed with the special committee the principal terms of drafts of the merger agreement relating to the recapitalization and voting agreement. Also at this meeting, the special committee approved the terms of engagement of Morgan Stanley and representatives of Morgan Stanley discussed with the special committee various financial aspects of the proposed recapitalization. After the Morgan Stanley representatives left the meeting, the special committee also invited representatives of Evercore to attend the meeting and, after discussions of their qualifications and experience, the special committee decided to retain Evercore to serve as its financial advisor to assist it in considering the fairness of the proposed recapitalization to the holders of Class B common stock, in part because of Evercore’s meaningful experience in transactions similar to the proposed recapitalization transaction, and the special committee approved the terms of Evercore’s engagement. Evercore then reviewed with the special committee various financial analyses that it had performed regarding the proposed recapitalization. Following these presentations and further discussions, the special committee decided to propose to the Class B representatives a Class B exchange ratio of 1.165 shares of common stock of the new Delaware company for each share of Class B common stock and instructed representatives of Shearman & Sterling LLP to communicate the proposal to the advisors to the Class B representatives. The special committee also requested representatives of Shearman & Sterling LLP to communicate proposed changes to the merger agreement relating to the recapitalization and voting agreement to the company’s legal counsel.

      On August 9, 2004, the four members of the special committee, the special committee’s legal advisors and Evercore, all in person, and Morgan Stanley, by telephone, made themselves available to Mr. Farella, as Robert G. Mondavi’s representative, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger to answer questions relating to the proposed recapitalization.

      Throughout the course of the day on August 9, 2004 and on the morning of August 10, 2004, the special committee, its legal advisors and its financial advisors discussed and reviewed the rationale for the recapitalization with Mr. Farella, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger. Mr. Hall also participated in these discussions at different times during the period, and on August 10, 2004 Marcia Mondavi Borger consulted with independent counsel.

      On August 10, 2004, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger signed the voting agreement and the action by written consent and delivered those documents in escrow to be released to the special committee upon Robert G. Mondavi’s execution and delivery of the voting agreement and action by written consent.

      On August 10, 2004, the special committee held a meeting to consider the proposed exchange ratios as set forth in the form of merger agreement included as an exhibit to the voting agreement that had been delivered in escrow. During the meeting, the special committee contacted representatives of Morgan Stanley and Evercore by telephone. Each advisor updated the committee on the progress of their analyses of the proposed exchange ratios. The committee discussed the status of the proposed recapitalization, as well as various factors it considered relevant in developing a recommendation to the board of directors to proceed with the proposed recapitalization.

      The committee then determined that subject to the delivery of executed fairness opinions of Morgan Stanley and Evercore and delivery of the executed voting agreement and action by written consent, it was prepared to (1) determine that the exchange ratios pursuant to the merger agreement relating to the recapitalization were just and reasonable as to the company within the meaning of Section 310 of the California GCL; (2) determine that the Class A exchange ratio pursuant to the merger agreement relating to the recapitalization was just and reasonable within the meaning of Section 310 of the California GCL and fair as to the holders of the Class A common stock (other than those holders who also hold shares of Class B common stock, as to which the special committee made no determination); (3) determine that the Class B exchange ratio pursuant to the merger agreement relating to the recapitalization was just and reasonable within the meaning of Section 310 of the California GCL and fair as to the holders of the Class B common stock; and (4) resolve to recommend to the company’s board of directors that it approve the exchange ratios. The committee determined that Mr. Thompson, its chairman, would update the full board of directors concerning the work of the committee to date and the factors the committee considered in developing its view to proceed with the proposed recapitalization.

      On August 10, 2004, the board of directors held a meeting to consider the recapitalization. All directors were present. At this meeting, the board of directors, among other things, approved resolutions specifically confirming that the special committee was authorized, among other things, (1) to review and evaluate the fairness of the exchange ratios in any proposed recapitalization to the holders of the Class A common stock and Class B common stock, (2) to negotiate definitive agreements with respect to any proposed recapitalization, (3) to report to the board of directors its recommendations and conclusions with respect to the exchange ratios and (4) to retain such advisors on such terms as the special committee deemed appropriate. In addition, Mr. Hall and Mr. Evans, as independent board members with respect to this matter, approved on behalf of the board of directors the compensation of the members of the special committee. The special committee then reported to the board of directors on the status of the proposed recapitalization transaction, reviewed for the board of directors the analyses and views to date of both Morgan Stanley and Evercore relating to the proposed Class A exchange ratio and Class B exchange ratio, respectively, and responded to questions from the members of the board of directors. The special committee then summarized its determinations as outlined in the preceding paragraph, including that the special committee was prepared to recommend that the board of directors approve the exchange ratios, subject to the delivery of fairness opinions of Morgan Stanley and Evercore, and the delivery out of escrow of the executed voting agreement and action by written consent by all of the Class B representatives.

      Following discussion by the members of the board of directors (including members of the special committee), and subject to the receipt of fairness opinions of Morgan Stanley and Evercore and the voting agreement and action by written consent executed by all of the Class B representatives, the board of directors unanimously (with the directors holding Class B common stock, consisting of R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger, abstaining from the vote due to their interest in the recapitalization) resolved to continue pursuing the recapitalization.

      On August 11, 2004, the board of directors determined to recess the board pending receipt of the executed voting agreement and the action by written consent of Robert G. Mondavi and the fairness opinions from Morgan Stanley and Evercore. The board agreed that, following receipt of the foregoing documents, the special committee and the board would each need to meet again to consider adopting resolutions with respect to the recapitalization.

      Following the board’s recess on August 11, 2004, certain members of the special committee had informal meetings with Mr. Farella, as Robert G. Mondavi’s representative, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger to further discuss the proposed recapitalization and related matters.

      On August 14, 2004, Mr. Hall, in his capacity as chairman of the board, discussed and reviewed the rationale for the recapitalization and Delaware reincorporation with Robert G. Mondavi. Mr. Farella, as legal counsel to Robert G. Mondavi, then met with Robert G. Mondavi to explain the terms of the merger agreement relating to the recapitalization, the action by written consent and the voting agreement. Robert G. Mondavi thereupon executed and delivered the voting agreement and the action by written consent into escrow to be released to the special committee on the date it approved the exchange ratios pursuant to the merger agreement relating to the recapitalization and made its recommendation to the board of directors.

      On August 16, 2004, the special committee met to review the status of the proposed recapitalization and related matters. At this meeting, the special committee discussed the status of the proposed recapitalization, and orally confirmed with Morgan Stanley and Evercore that their respective advice previously to the committee had not changed.

      On August 20, 2004, the special committee met and considered the proposed recapitalization pursuant to the terms of the voting agreement and the merger agreement relating to the recapitalization in their final form, dated August 20, 2004. Representatives of Morgan Stanley reviewed with the special committee its financial analyses of the exchange ratios and rendered to the special committee its oral opinion, confirmed in writing at the same meeting, that as of August 20, 2004 and based on, and subject to, the matters described in its opinion, the Class A exchange ratio pursuant to the merger agreement relating to the recapitalization was fair, from a financial point of view, to the holders of shares of Class A common stock (other than those holders who also hold shares of Class B common stock). Also at this meeting, representatives of Evercore reviewed with the special committee its financial analyses of the exchange ratios and rendered to the special committee its oral opinion, confirmed in writing at the same meeting, that as of August 20, 2004 and based on, and subject to, the matters described in its opinion, the Class B exchange ratio pursuant to the merger agreement relating to the recapitalization was fair, from a financial point of view, to the holders of shares of Class B common stock.

      Following discussion by the special committee, the special committee unanimously adopted resolutions (1) that the Class A exchange ratio and the Class B exchange ratio pursuant to the merger agreement relating to the recapitalization are just and reasonable as to the company within the meaning of Section 310 of the California GCL; (2) that the Class A exchange ratio pursuant to the merger agreement relating to the recapitalization is just and reasonable with the meaning of Section 310 of the California GCL and fair as to the holders of Class A common stock (other than those holders who also hold shares of Class B common stock, as to which the special committee made no determination); (3) that the Class B exchange ratio pursuant to the merger agreement relating to the recapitalization is just and reasonable within the meaning of Section 310 of the California GCL and fair to the holders of Class B common stock; and (4) recommending that the board of directors approve the exchange ratios pursuant to the merger agreement relating to the recapitalization.

      On August 20, 2004, following the meeting of the special committee, the board of directors held a meeting to consider once again the recapitalization. All directors were present. The special committee circulated to the board the Morgan Stanley and Evercore presentations and executed opinions, stated that it had met and that its preliminary recommendations of August 10 were now its final decisions, and reaffirmed its recommendation that the board of directors approve the exchange ratios pursuant to the merger agreement relating to the recapitalization.

      Following discussion among the members of the board of directors (including the special committee) and confirmation that the voting agreement and action by written consent executed by each Class B representative had been released to the company on August 20, the board of directors unanimously determined (with the directors holding Class B common stock, consisting of R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger, abstaining from the vote due to their interest in the recapitalization) that, as of that date, the exchange ratios were just and reasonable as to the company within the meaning of Section 310 of the California GCL.

      In addition, at the August 20, 2004 meeting, the company’s board of directors directed management to formulate a plan to divide the company’s business into two separate operating units within the company, with one unit focused on its “lifestyle” brands (those brands selling for up to $15 per bottle retail) and the other unit focused on its “luxury” brands (those brands selling for above $15 per bottle retail). The company’s definition of lifestyle wines conforms closely with the industry’s standard definitions of popular premium ($3 to $7 per bottle retail) and super premium ($7 to $14 bottle retail) wines.

      On September 14, 2004, the company announced that it would focus entirely on the premium and super-premium lifestyle wine segment. Under this plan, which we refer to throughout this proxy statement as the value growth plan, the company would be anchored by its Woodbridge and Robert Mondavi Private Selection brands and would pursue the establishment of new wine brands, such as Papio. As a result, the company determined it would explore the divestiture of its luxury wine assets and investments, including, among other assets, the Robert Mondavi Winery, and pursue the sale of other assets identified as non-strategic. In addition, the company announced that it expected that both the company and the potential future owners of the Robert Mondavi Winery would establish and co-own an entity that would own the Robert Mondavi trademark and other related trademarks and that this entity would license these trademarks to each of the co-owners for a royalty fee. The company announced that it believed that if it focused entirely on the lifestyle business and if it successfully sold and reinvested the assets to be divested in the contemplated restructuring, it would be able to generate, from the revised fiscal 2005 base, earnings before interest and taxes (EBIT)1 ratios of approximately 20% and financial returns in excess of 12% within five years.

      On September 20, 2004, the company announced that, although it was early in the process and there could be no assurances, the company expected to complete the potential divestiture of the luxury and non-strategic assets within one year and estimated that if all such assets were sold, it would realize between $400 and $500 million in after-tax proceeds from the divestitures under the then current wine industry and general economic conditions.

      On October 4, 2004, R. Michael Mondavi resigned as a director of the company.

      On October 6, 2004, the board of directors approved the filing of a preliminary proxy statement relating to the annual meeting of the company’s shareholders, which included, among other things, proposals to approve and adopt the merger agreement implementing the proposed recapitalization and Delaware reincorporation. On October 8, 2004, the company filed the preliminary proxy statement.

      1The company calculates earnings before interest and taxes (EBIT) by adding back its provision for income taxes and interest expense to net income, in effect adding to operating income the results of its joint ventures. The company’s joint venture interests are accounted for as investments under the equity method of accounting. Accordingly, the company’s share of the results of its joint ventures is reflected in “equity income from joint ventures,” below the operating income line, in the Consolidated Statements of Income. The company has presented EBIT and EBIT as a percentage of net revenues because management and certain investors find it useful when comparing the company’s operating results to operating results of companies that do not use the equity method of accounting or do not employ joint ventures as part of their business strategy. EBIT is not a measure of operating performance computed in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for operating income, net income or cash flows compared in conformity with GAAP. In addition, EBIT may not be comparable to similarly titled financial measures used by other entities.

      On October 12, 2004, Richard Sands, Chairman of the Board and Chief Executive Officer of Constellation, contacted Mr. Hall to express Constellation’s interest in acquiring the company. Subsequently, Mr. Sands sent the following letter to Mr. Hall:

October 12, 2004

       Mr. Ted W. Hall

       Chairman of the Board
       Mondavi
       841 Latour Court
       Napa, CA 94558

Dear Ted:

As we discussed, we believe that a combination of Constellation Brands, Inc. (“Constellation”) and The Robert Mondavi Corporation (“Mondavi” or the “Company”) is compelling and will provide substantial benefits to both companies’ shareholders and other interested constituencies. I thought it would be useful to memorialize for you and to set out for the Mondavi Board of Directors the specifics of our proposed business combination so that your Board will have the benefit of our thinking and be able to consider our proposal fully and expeditiously. Constellation proposes to acquire Mondavi in a transaction in which Mondavi’s Class A shareholders would receive $53.00 per share in cash.

While we do not believe that it is necessary to finalize your proposed recapitalization prior to the acquisition, we would respect the premium allocation between Mondavi’s Class A and Class B shares that you reached in connection with the proposed recapitalization. Accordingly, in the transaction we propose, Mondavi’s Class B shareholders would receive $61.75 per share in cash. Our offer represents a premium of 37% over yesterday’s closing market price of the Company’s publicly traded Class A shares and values the fully-diluted equity of Mondavi at approximately $970 million.

We believe that our offer is far superior, in terms of value and certainty, to the Company’s announced restructuring involving the divestiture of its luxury brands and other non-strategic assets. At the September 20 Bank of America conference, Mondavi’s management projected that over time Mondavi can achieve a total equity value in the range of $749-$929 million, assuming the divestiture of Mondavi’s luxury brands at favorable valuation levels and through a business restructuring that management indicated may take up to a year to complete. In light of this, I was frankly quite surprised at your negative reaction to our premium offer. At approximately $970 million in aggregate consideration for the fully-diluted Mondavi equity, our offer provides immediate value that substantially exceeds management’s highest projections, without the delay or execution risk inherent in management’s strategy, and without the substantial complication of a negotiated licensing arrangement that attempts to allocate rights between “luxury” and “lifestyle” brands and market segments. Because we believe that implementing your restructuring plan would diminish the value of the Company to us, we urge you to refrain from disposing of any assets or otherwise pursuing a restructuring plan that would adversely affect the premium we can make available to your shareholders.

We understand and appreciate the long, rich history of your Company, the Mondavi family and the Mondavi brand. Constellation will honor and protect that great tradition. We fully expect that the Mondavi name will continue to be associated with the highest in quality, and the Mondavi brand will remain an industry leader. While our offer is for all of the Mondavi shares and is not conditioned upon continued participation of any individuals, we hope that members of the Mondavi family will be interested in remaining involved in the Mondavi business, and if they are interested we would be pleased to discuss their continuing role. In addition, we respect the talent and experience of Mondavi management and admire the contributions it has made over the years. We intend to honor the contractual commitments to members of Mondavi’s management and would look to provide opportunities within our organizations for those individuals. It’s in our interest to provide appropriate opportunities for good people.

Our proposal is not subject to financing or any unusual governmental or third party approvals. We would expect to complete customary due diligence and to negotiate a mutually satisfactory definitive merger agreement. Our diligence would be largely confirmatory in nature, and our contract would be customary for a public company acquisition. We are ready to undertake a due diligence review of Mondavi at your earliest convenience and to meet with your team to negotiate a merger agreement at any time.

Together with our outside advisors, we are prepared to commit the resources necessary to proceed expeditiously towards reaching an agreement with Mondavi regarding a combination. In this regard, we have retained Merrill Lynch & Co., Wachtell, Lipton, Rosen & Katz and Nixon Peabody LLP to assist us in this transaction.

We are submitting this letter to you in confidence. We understand that you have recently filed a preliminary proxy statement with respect to the proposed recapitalization, but we do not consider that fact to preclude confidential discussions between us at this time. Indeed, we believe that we could promptly negotiate a merger agreement with you and seek approval from your stockholders of a Mondavi/ Constellation business combination in lieu of seeking approval of your proposed recapitalization. Your proxy statement indicates that superior alternatives may arise that make it inadvisable to proceed with your restructuring plans. We believe that your stockholders would be surprised that you were so dismissive of our proposal as they would regard our proposal as just such a superior alternative and would strongly prefer our plan to the proposed recapitalization and restructuring.

Our Board of Directors has authorized this proposal and fully supports a combination between Constellation and Mondavi. We sincerely hope that on further reflection together with Mondavi’s other directors you and the entire Mondavi Board will share our enthusiasm for this transaction. We hope to hear back from you as soon as possible. This matter has the highest priority for us and we are committed to working with you in any way we can to bring this vision to fruition.

Sincerely,

       Richard Sands
       Chairman of the Board
       and Chief Executive Officer

cc: Members of the Mondavi Board of Directors

      By letters dated October 13 and 14, 2004, Mr. Hall acknowledged receipt of Constellation’s October 12, 2004 letter and apprised Mr. Sands of the company’s intention to convene a meeting of the board of directors promptly to consider Constellation’s proposal, and to advise Constellation of the board’s response promptly after the meeting. On October 14, 2004, Constellation sent the following letter to the company:

October 14, 2004

       Mr. Ted W. Hall
       Chairman of the Board
       Mondavi
       841 Latour Court
       Napa, CA 94558

Dear Ted:

Thank you for your letter of yesterday indicating that you are convening a board meeting to discuss our offer. We are encouraged this meeting will be convened promptly. We would be pleased to attend the meeting and answer any questions you have about our offer.

We would very much prefer to negotiate with you and your board on a confidential basis. We believe that we could very quickly complete our confirmatory due diligence, negotiate and enter into a customary public company merger agreement (with a customary fiduciary out), and announce a deal between our companies that would deliver a significant premium over your stock price. We believe that our offer clearly adds value for the benefit of all Mondavi shareholders.

Notwithstanding our desire to proceed on a confidential basis, we believe that it is critical to move rapidly toward completion. We are committed to this transaction and are prepared to take all appropriate steps to see the vision through.

We would also like to reiterate that implementing your restructuring plan would diminish the value of the Company to us and we urge you to refrain from disposing of any assets or otherwise pursuing a restructuring plan that would adversely affect the premium we can make available to your shareholders. We believe that any such action would be contrary to your fiduciary duties while our offer is pending.

Sincerely,

       Richard Sands
       Chairman of the Board
       and Chief Executive Officer

cc: Members of the Mondavi Board of Directors

      On October 18, 2004, the board of directors met by telephone and was briefed by the company’s management and advisors with respect to the letters from Constellation and reviewed with the company’s legal advisors the fiduciary duties of the board of directors. In particular, Citigroup, the company’s financial advisor, reviewed with the board of directors the valuation of the company under the value growth plan and under potential sale alternatives. Citigroup’s presentation included a discussion of its analyses of certain financial aspects of the Constellation proposal. In addition, Citigroup reviewed with the board the company’s strategic and tactical options in light of the Constellation proposal. As part of this review, Citigroup updated the board on discussions with the company’s joint venture partners and third parties who had expressed interest in the luxury assets for sale. After careful review and consideration of the advice of Citigroup and the company’s legal advisors, the board of directors concluded not to reject the Constellation proposal but to consider it as part of its ongoing process to maximize value for all of its shareholders. In addition, the board of directors authorized the company’s chairman and its chief executive officer to explore with qualified, interested parties, identified in consultation with the company’s financial advisor, their possible interest in a transaction or transactions that maximize value to the company’s shareholders. The company issued a press release on the same day stating that the company had received an unsolicited offer to acquire the company and the board’s conclusion with respect to the Constellation proposal. The press release did not identify the terms of the offer or the identity of the party making the proposal. At that time, the company reaffirmed the company’s intention to proceed with its plan to seek shareholder approval for the recapitalization and Delaware reincorporation at its annual meeting of shareholders on November 30, 2004. The board of directors took no new action at that time on the company’s previously announced September 14, 2004 value growth plan and management continued to implement the plan. The company also announced it would continue to evaluate all strategic options and would be able to act upon any of those options following the approval of the recapitalization and Delaware reincorporation at the annual meeting on November 30, 2004.

On October 18, 2004, Mr. Hall sent the following letter to Mr. Sands:

October 18, 2004

Mr. Richard Sands Chairman of the Board and Chief Executive Officer Constellation Brands, Inc. 370 Woodcliff Drive, Suite 300 Fairport, New York 14450

Dear Richard:

The Board of Directors, in conjunction with the financial and legal advisors of The Robert Mondavi Corporation, has carefully considered the proposal contained in your letter to me dated October 12, 2004. The Board of Directors has not rejected your proposal and will consider it as part of its on-going process to maximize value for all of its shareholders.

The Board of Directors has also reaffirmed its intent to seek shareholder approval for its recapitalization plan which transfers the Company’s domicile to Delaware and converts its two class equity structure, where the Mondavi family Class B shares have ten votes per share and the Class A public shares have one vote per share, into a single class with equal voting rights. The Board believes that the recapitalization plan is important to achieving full value for its shareholders.

The Board intends to continue its careful evaluation of all of the Company’s strategic options, including your proposal. The Company will be ready shortly to have discussions with you and other interested parties so that we are able to effectively consider all of our options as we progress towards the shareholder approval of the recapitalization plan at the Company’s annual meeting currently scheduled for November 30, 2004.

I will shortly propose dates when the Company is prepared to enter into further discussions with you. Thank you for your interest in The Robert Mondavi Corporation.

Sincerely,

Ted W. Hall Chairman of the Board

      On October 19, 2004, Constellation issued a press release identifying itself as the party that had made the offer to acquire the company and disclosing the terms of the offer. Shortly after issuing the press release, Mr. Sands sent the following letter to Mr. Hall:

October 19, 2004

Mr. Ted W. Hall Chairman of the Board Mondavi 841 Latour Court Napa, CA 94558

Dear Ted:

We are in receipt of your letter dated October 18, 2004 advising us that the Board of Directors of The Robert Mondavi Corporation (“Mondavi” or the “Company”) will consider our offer as part of its on-going process to maximize value for all of its shareholders. We appreciate your stated willingness to meet with us and we look forward to meeting as soon as possible.

Your announcement yesterday regarding Mondavi’s receipt of a proposal to acquire the Company has resulted in speculation with respect to your stock and ours and we therefore feel compelled to publicly disclose our identity and the fact that we have made a substantial premium offer. Accordingly, we have issued the attached press release.

For reasons we have discussed, we are confident that our offer is far superior, in terms of value and certainty, to the Company’s announced restructuring plan. In that regard, we again urge you to refrain from disposing of any assets or otherwise pursuing a restructuring plan that would adversely affect the premium we can make available to your shareholders. Our offer is not conditioned upon finalization of your recapitalization plan and we see no reason to delay. Just as we have honored the economic effect of the recapitalization in our offer, we would be willing to consider allowing a shareholder approval that would give effect to the one share/one vote aspect of your proposed recapitalization.

We are totally committed to moving forward expeditiously. We believe we can negotiate a mutually satisfactory definitive merger agreement very quickly. We look forward to working together with you to bring this exciting combination to fruition.

Sincerely,

       Richard Sands
       Chairman of the Board
       and Chief Executive Officer

cc: Members of the Mondavi Board of Directors

      Thereafter, representatives of the company had preliminary contacts and discussions with a number of qualified third parties to determine any interest on the part of those third parties with respect to a strategic transaction, business combination or acquisition involving all or part of the company. The company informed each of the parties that it would not be willing to commence due diligence activities until the other party entered into a customary confidentiality agreement.

      On October 22, 2004, the company sent to Constellation an initial draft of a confidentiality and standstill agreement with respect to a possible transaction.

      On October 25, 2004, the company began the mailing of its definitive proxy statement relating to the annual meeting of shareholders, which included, among other things, the proposals to approve and adopt the merger agreement implementing the recapitalization and Delaware reincorporation.

      On October 26, 2004, Constellation sent the company proposed changes to the draft confidentiality and standstill agreement.

      On October 28, 2004, Richard Sands, Robert Sands, Constellation’s President and Chief Operating Officer, Mr. Hall and Mr. Evans and their respective financial advisors attended a meeting in person in New York City. At this meeting, the parties discussed the rationale and key elements of the company’s value growth plan, which included the shift in focus to the lifestyle brands, the intended divestiture of the luxury and non-strategic assets, and the joint ownership of the Robert Mondavi name and related trademarks. Constellation indicated that it was concerned by the company’s delay in responding to Constellation’s offer, and proposed that the company immediately begin to negotiate a definitive merger agreement. Constellation indicated that the definitive merger agreement would contain a “fiduciary out” in the event of a superior offer, a customary break-up fee and no financing condition. Constellation also indicated that it would be receptive to any additional information that the company might provide which could justify a higher price and would be willing to enter into a confidentiality agreement to receive such information, but that Constellation would not agree to any “standstill” or similar limitations that would impair the ability of Constellation to acquire the company at or above the then current offer price. Subsequent to this meeting, representatives of Constellation indicated to representatives of the company that Constellation would be prepared as early as Monday, November 1, 2004, to announce a tender offer to acquire the company and to solicit proxies against certain of the company’s proposals for the then scheduled annual shareholders’ meeting if no agreement could be reached.

      On October 29 and October 30, 2004, the terms of the confidentiality and standstill agreement were discussed and negotiated among the company and its legal advisors and Constellation and its legal advisors.

      On October 31, 2004, the company and Constellation entered into a confidentiality agreement with a limited standstill provision providing exceptions (1) for an offer by Constellation for the entire company at a fully diluted equity valuation of $970 million or more, (2) in the event the company announces or formally indicates that the process with respect to a possible sale of the company as a whole has been terminated, suspended or discontinued, (3) in the event a third party commences an offer for the company’s voting securities that the board of directors recommends or (4) in the event the company enters into an agreement with respect to the disposition of specified company assets or equity interests. Promptly thereafter, the company provided confidential information to Constellation and Constellation commenced its due diligence activities with members of the company’s management and representatives of the company’s financial and legal advisors at the company’s headquarters in Napa, California, which continued on the morning of November 1, 2004. In addition, Constellation’s legal advisors sent to the company first drafts of a merger agreement and a support agreement, pursuant to which significant shareholders and the company’s directors would be required to vote their shares of company stock in favor of a merger with Constellation.

      On November 1, 2004, Richard Sands verbally proposed to increase Constellation’s offer to $55 in cash per share of Class A common stock and $64.08 in cash per share of Class B common stock. This offer reflected the 16.5% premium proposed to be allocated to the Class B common stock in the recapitalization transaction. Mr. Sands also stated that the increased offer was contingent upon reaching an agreement on a negotiated transaction recommended by the company’s board, the execution of a customary merger agreement with a break-up fee equal to at least 3% of the transaction value, and the execution of a support agreement by the company’s significant shareholders. In addition, Mr. Sands stated that Constellation now expected that it would announce a tender offer on the morning of November 3, 2004 in the absence of a negotiated transaction. Mr. Sands confirmed his verbal proposal with the following letter:

November 1, 2004

Mr. Ted W. Hall
Chairman of the Board
The Robert Mondavi Corporation
841 Latour Court
Napa, CA 94558

Dear Ted:

We enjoyed speaking with you this morning, and at the request of your advisors, this letter will confirm our conversation, which follows the due diligence review that we performed with the help of your management over the weekend.

As a preliminary matter, we want to reiterate our thanks to Greg Evans and his team for the hospitality extended to us in Napa Valley this weekend. Greg and the management group were extremely helpful to our diligence process, and we believe that they provided us all of the material information that we requested.

As you know, we believe that our offer of $970 million for the fully diluted equity of Mondavi is and would be viewed by your shareholders as preemptive. While we did not learn anything in our due diligence review that would increase the value of the company to us, we recognize that there are tremendous advantages, for both the business and your employees, in bringing this process to a prompt close. In that regard, in the event that we can, in the next few days, reach agreement on a negotiated transaction, that is fully recommended by your board of directors and supported by your significant stockholders as contemplated by the draft agreements that we sent your advisors, we would be prepared to increase our offer to $55 per Class A share and $64.08 per Class B share. This offer would be available only in the context of a prompt negotiated transaction, with customary terms as set forth in the draft merger agreement that we provided. We note that we have proposed that your board would be entitled to rely on a customary fiduciary out, with a 3% termination fee, that would permit you to accept a superior offer for the entire company from a third party.

We understand that you have “not rejected” our earlier proposal, but we note that you also have not accepted it or counter-offered in any way. We would appreciate very much if you would get back to us as soon as possible with your reaction to this proposal.

Sincerely,

Richard Sands
Chairman of the Board and Chief Executive Officer

cc: Members of the Mondavi Board of Directors

      At approximately 9 a.m. Pacific time on November 2, 2004, the company’s board of directors convened a special telephonic meeting, with all directors present, to consider Constellation’s proposal. At that meeting, the board reviewed with the company’s legal advisors the fiduciary duties of the board of directors, and Citigroup made a presentation concerning certain financial aspects of Constellation’s proposal for the company, including Citigroup’s valuation analysis of the company under the value growth plan and under potential sale alternatives, which had previously been shared with the board, and Citigroup’s sensitivity analysis of the value growth plan, and provided an update on the recent developments involving Constellation’s proposal. In addition, Citigroup provided an update on ongoing contacts and discussions with other parties potentially interested in making an acquisition proposal for all or part of the company and with respect to ongoing contacts and discussions with potential strategic parties. Citigroup informed the board of directors that a significant number of the third parties contacted declined to pursue a transaction involving the company as a whole at a price in cash above Constellation’s announced proposal. However, Citigroup did inform the board that preliminary discussions were still ongoing with several qualified third parties with respect to potential transactions involving the company as a whole or certain of the company’s assets. The company’s board of directors instructed the company’s management to continue to explore with these parties their interest in a transaction or transactions that would maximize value to the company’s shareholders.

      The company’s legal advisors then reviewed in detail with the company’s board of directors the terms and conditions of Constellation’s proposed merger agreement, including

•	the definition of “material adverse effect;”

•	the conditions to consummation of the transaction;

•	the provisions relating to the ability of the parties to terminate the merger agreement, including the circumstances related to the payment of a termination fee;

•	the ability of the company to provide information to, and negotiate with, third parties concerning competing proposals; and

•	the restrictions on the operation of the company’s business during the period between execution of a definitive merger agreement and the consummation of the merger.

The company’s legal advisors also reviewed in detail the terms and conditions of Constellation’s proposed support agreement with the company’s board of directors.

      The board of directors instructed the company’s management to explore with Constellation and its financial and legal advisors a number of possible changes to the terms of Constellation’s proposal, including an increase in the purchase price to $1.05 billion of equity value and modifications to the definition of a material adverse effect and the restrictions on soliciting alternative proposals for the sale of the company. In particular, with respect to the restrictions on soliciting alternative proposals for the sale of the company, the board instructed the company’s management to seek to modify those restrictions to permit the company to continue its existing activities, discussions or negotiations with certain of the parties with whom the company had already been in contact.

      The board of directors then determined to recess until 4 p.m. Pacific time to permit the company’s management to explore the foregoing.

      The company’s management, Citigroup and the company’s legal advisors promptly contacted Constellation following the meeting to review the requests of the board of directors with Constellation. At approximately 2 p.m. Pacific time, Constellation reported back that it was willing to increase its proposed cash purchase price to $1.027 billion of equity value, but not to the higher level requested by the company. Subsequently, Constellation agreed to round this amount to $56.50 per share of Class A common stock and $65.82 per share of Class B common stock (representing a 16.5% premium over the offer price with respect to the Class A common stock). In addition, Constellation agreed to the proposed modifications to the definition of material adverse effect and the restrictions on soliciting alternative proposals for the sale of the company requested by the company.

      While the meeting of the board of directors was in recess, Mr. Evans also contacted Evercore regarding its ability to render a fairness opinion with respect to the Class B common stock. Evercore had previously provided a fairness opinion with respect to the Class B common stock in connection with the proposed recapitalization and had been paid a fee in connection with its advisory work on the proposed recapitalization. Evercore agreed to consider whether it would be able to render such an opinion. In addition, the company’s management and its legal advisors discussed with the legal advisors to Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger the request by Constellation that they execute a support agreement.

      At approximately 4 p.m. Pacific time on November 2, 2004, the board of directors reconvened telephonically and received an update from the company’s management and its financial and legal advisors regarding the issues described above. The company’s legal advisors reported to the board that Constellation was willing to increase the price and modify the definition of material adverse effect and the restrictions on soliciting alternative proposals for the sale of the company as described above. The board of directors also received a report on the status of discussions between Constellation and Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger regarding the support agreement. The board instructed the company’s management to determine whether Constellation still intended to announce a tender offer on the morning of November 3, 2004. Also at this meeting, the board of directors approved the terms of engagement of Evercore as its financial advisor to assist it in considering the fairness of the Constellation proposal to the holders of Class B common stock. The board then determined to recess until 7:15 p.m. Pacific time at which time the company’s management would provide a status update to the board.

      While the meeting of the board of directors was in recess, Citigroup confirmed in a telephone conversation with Constellation that Constellation did not intend to announce a tender offer to acquire the company on the morning of November 3, 2004 if the company and Constellation were close to finalizing a definitive merger agreement that morning.

      The board of directors reconvened at approximately 7:15 p.m. Pacific time in order to receive an update on the status of the foregoing. Citigroup confirmed to the board of directors that Constellation had indicated it would not announce a tender offer for the company the following morning if the company and Constellation were close to finalizing a definitive merger agreement. The board then determined to recess until 9 a.m. Pacific time the following day, November 3, to permit the parties’ respective legal counsel to finalize the merger agreement, the related disclosure schedules and the support agreement so that the board could consider the revised Constellation proposal.

      While the meeting of the board of directors was in recess, the parties’ respective legal counsel continued to finalize the terms of a merger agreement and the related disclosure schedules, and the company and its advisors and advisors to Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger continued to negotiate the terms of a support agreement with Constellation.

      On November 3, 2004, the board of directors reconvened by telephone at approximately 9 a.m. Pacific time and considered the proposed Constellation merger agreement and the support agreement in their final forms. All directors were present. At this meeting, representatives of Citigroup rendered to the board of directors its oral opinion, which opinion was subsequently confirmed in writing, that as of November 3, 2004, and based upon and subject to the assumptions, considerations, assurances and limitations described in its opinion, the Class A merger consideration of $56.50 in cash for each share to be received by the holders of the Class A common stock was fair, from a financial point of view, to the holders of Class A common stock (other than holders who also hold shares of the Class B common stock). The full text of Citigroup’s opinion is attached hereto as Annex B and is discussed in detail under “— Citigroup Opinion.” Also at this meeting, representatives of Evercore reviewed with the board of directors its financial analyses of the Constellation proposal and rendered to the board of directors its oral opinion, which opinion was subsequently confirmed in writing, that as of November 3, 2004, and based upon and subject to the assumptions, considerations, assurances and limitations described in its opinion, the Class B merger consideration of $65.82 in cash for each share of Class B common stock being offered by Constellation was fair from a financial point of view to the holders of Class B common stock (other than Constellation, the company or subsidiaries of the company). The full text of Evercore’s opinion is attached as Annex C and is discussed in detail under “— Evercore Opinion.”

      Following confirmation that Marcia Mondavi Borger and Timothy J. Mondavi had executed the support agreement and that Robert G. Mondavi had agreed to execute the support agreement, the board unanimously (with Marcia Mondavi Borger and Timothy J. Mondavi abstaining) (1) determined in accordance with its fiduciary duties to withdraw its recommendation of the recapitalization and Delaware reincorporation and the related merger agreement; (2) consented to the termination by the company of the voting agreement relating to the recapitalization and Delaware reincorporation; (3) authorized the parties to the voting agreement relating to the recapitalization and Delaware reincorporation to enter into the support agreement with Constellation; (4) consented to the transfer by the parties to the voting agreement of their shares pursuant to the Constellation merger agreement; (5) determined that the Constellation merger and merger agreement are just and reasonable to the company’s shareholders and advisable to the company; (6) determined that the Class A merger consideration of $56.50 in cash for each share of Class A common stock and the Class B merger consideration of $65.82 in cash for each share of Class B common stock to be received by the company’s shareholders pursuant to the Constellation merger and merger agreement are fair from a financial point of view to the company’s shareholders; (7) approved and adopted the Constellation merger agreement and approved the transactions contemplated by the Constellation merger agreement, including the Constellation merger; (8) directed that the Constellation merger and merger agreement be submitted to the holders of Class A common stock and to the holders of Class B common stock for their approval and adoption; (9) recommended that the holders of Class A common stock and the holders of Class B common stock approve and adopt the Constellation merger agreement and approve the transactions contemplated by the Constellation merger agreement, including the Constellation merger; and (10) directed the company’s officers to enter into the Constellation merger agreement on behalf of the company.

      Later in the day on November 3, 2004, the parties executed and delivered the merger agreement and the support agreement and made a public announcement to that effect.

      The parties to the voting agreement relating to the proposed recapitalization and Delaware reincorporation subsequently amended that voting agreement to suspend the parties’ obligations thereunder during the period the merger agreement with Constellation has not been terminated (including the company’s obligation to seek a shareholder vote on the recapitalization and reincorporation) and to provide that the voting agreement will terminate upon the consummation of the merger with Constellation.

      Subsequent to execution of the merger agreement, and as permitted by the merger agreement, representatives of the company contacted certain third parties with whom the company had had prior discussions concerning a potential acquisition of all or parts of the company. Each of such entities contacted by the company subsequently informed the company that it did not intend to pursue a transaction to acquire the company.

Reasons for the Merger

      This discussion of the information and factors that the board of directors considered in making its decision is not intended to be exhaustive but includes the material factors considered by the board of directors. Due to the variety of factors and the quality and amount of information considered, the company’s board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the board of directors may have given different weight to different factors.

      In reaching its determinations, the board of directors consulted with the company’s management and with the company’s legal and financial advisors and carefully considered the following material factors:

•	Strategic alternatives for maximizing shareholder value. The board of directors considered alternatives to the merger, including continuing to execute the company’s value growth plan, as well as the risks and uncertainties and the range of possible benefits to shareholders of that alternative and the timing and likelihood of accomplishing the goals of that alternative.

•	The premium offered by Constellation. The merger consideration of $56.50 per share of the Class A common stock and $65.82 per share of the Class B common stock represents a substantial premium to the historic trading prices of the Class A common stock. The Class A merger consideration represents a premium of 41.7% and the Class B merger consideration represents a premium of 65.1%, in each case over the closing price of the Class A common stock on October 18, 2004 (the trading day immediately preceding the announcement that Constellation had made an unsolicited offer to acquire the company). In addition, the Class A merger consideration represents a premium of 54.1% and the Class B merger consideration represents a premium of 79.5%, in each case over the 26-week average closing price of $36.66 for the Class A common stock as of October 18, 2004. Finally the Class A merger consideration represents a premium of 53.0% and the Class B merger consideration represents a premium of 78.2%, in each case over the 52-week average closing price of $36.94 for the Class A common stock as of October 18, 2004.

•	Citigroup analysis and opinion. Citigroup provided an oral opinion, later confirmed in writing, to the effect that, as of November 3, 2004, the Class A merger consideration was fair from a financial point of view to the holders of Class A common stock (other than holders who also hold shares of Class B common stock).

•	Evercore analysis and opinion. Evercore provided an oral opinion, later confirmed in writing, to the effect that, as of November 3, 2004, the Class B merger consideration was fair from a financial point of view to the holders of Class B common stock (other than Constellation, the company or subsidiaries of the company).

•	All cash. The merger consideration consists solely of cash, which provides certainty of value to the company’s shareholders.

•	Terms of the merger agreement. The board of directors together with the company’s legal and financial advisers carefully considered the terms of the merger agreement, including the representations and warranties made by each party, the restrictions on the conduct of the business between execution of the definitive merger agreement and completion of the merger and the conditions to the obligations of each party to complete the merger.

•	Limited ability to continue to negotiate and accept a superior offer. The merger agreement allows the board of directors, in the exercise of its fiduciary duties, (1) to continue certain of its then existing activities with certain named parties with whom the company has had discussions about a possible acquisition, (2) to enter into negotiations and provide information to other third parties in connection with an unsolicited bid that the board determines would constitute a superior proposal for the entire company, (3) to change its recommendation in favor of the merger with Constellation in response to a superior proposal for the entire company and (4) to enter into a transaction with another acquirer who makes a superior proposal for the entire company, in each case, subject to the limitations described under “— The Merger Agreement — Termination, Amendment and Waiver” and in some cases subject to the payment of a termination fee of $31 million. Subsequent to execution of the merger agreement, representatives of the company contacted certain third parties with whom the company had had prior discussions concerning a potential acquisition of all or parts of the company. Each of such entities contacted by the company subsequently informed the company that it did not intend to pursue a transaction to acquire the company.

•	Support Agreement. The holders of a majority of the outstanding shares of Class B common stock have agreed to support the transaction.

      The board of directors also identified and considered a number of other factors, including the following:

•	Lack of benefit from any future increase in stock price. An all-cash transaction prevents shareholders from benefiting from any future increase in the company’s value beyond $56.50 per share of Class A common stock and $65.82 per share of Class B common stock.

•	Taxable gains. Gains from the merger will be taxable to the company’s shareholders for U.S. federal income tax purposes.

•	Restrictions on pursuing competing offers. The merger agreement does not permit the company to actively solicit superior offers (although the company is permitted to continue certain of its then-existing activities with certain specified persons) and obligates the company to pay a termination fee of $31 million, in certain circumstances, if the merger is not completed. It is possible that these provisions, although required by Constellation as a condition to its willingness to enter into the merger agreement, could discourage a third party from making a competing proposal to acquire the company or reduce the price that a third party would pay for the company in an alternative transaction.

•	Interests of certain directors and officers. Certain directors and officers may have interests with respect to the merger that are in addition to their interests as shareholders, as described under “— Interests of Certain Persons in the Merger.”

•	Restrictions on operation of business. The merger agreement imposes certain restrictions on the operation of the company’s business until the merger closes or the merger agreement is terminated.

•	Risk of failure to complete the transaction. In the event that the merger is not consummated, public announcement of the termination of the merger agreement may have a negative effect on the company’s stock price.

•	Transaction costs. If the merger is not completed, the company’s officers and directors will have expended a significant amount of time and expense attempting to complete the transaction and will have experienced signification distraction from their work during the pendency of the transaction. In addition, the company will have incurred substantial transaction costs in connection with the transaction and such costs will negatively affect the company’s operating results.

•	Suspension of value growth plan. The company has suspended the implementation of its value growth plan and certain other contemplated restructuring steps, except for the planned sales of the company’s Byron and Arrowood brand assets, to pursue the merger.

•	Regulatory approvals. The merger is subject to certain regulatory approvals.

Citigroup Opinion

      Citigroup Global Markets Inc. was retained to act as financial advisor to the company in connection with the merger. Pursuant to Citigroup’s engagement letter agreement with the company, Citigroup rendered to the company’s board of directors on November 3, 2004 an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated November 3, 2004, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s experience as investment bankers and its work as described below and in the opinion, and other factors Citigroup deemed relevant, the Class A merger consideration of $56.50 in cash per share to be received by the holders of Class A common stock was fair, from a financial point of view, to the holders of Class A common stock (other than those holders who also hold shares of the Class B common stock).

      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Class A common stock are urged to read Citigroup’s opinion carefully and in its entirety.

      Citigroup’s opinion was provided for the information of the company’s board of directors in its evaluation of the proposed merger. The opinion was limited solely to the fairness of the Class A merger consideration to be received by the holders of Class A common stock in the merger from a financial point of view as of the date of the opinion, and nothing in the opinion or Citigroup’s analyses constituted an opinion concerning the Class B merger consideration. Neither the opinion nor any of the analyses performed by Citigroup related to the opinion or in connection with the merger or its engagement constituted a recommendation of the proposed merger to the company’s board of directors or its shareholders, and Citigroup makes no recommendation to any shareholder regarding how such shareholder should vote or act on any matters relating to the merger.

      In arriving at its opinion, Citigroup reviewed a draft of the merger agreement dated October 31, 2004, received updates on subsequent revisions to the material terms of the draft merger agreement (including, in particular, revisions to the financial terms proposed by Constellation), held discussions with certain senior officers, directors and other representatives and advisors of the company concerning the business, operations and prospects of the company, and participated in discussions and negotiations with certain senior officers and other representatives and advisors of Constellation. Citigroup examined certain publicly available business and financial information relating to the company as well as certain financial forecasts and other information and data relating to the company which were provided or otherwise discussed with Citigroup by the management of the company. Citigroup reviewed the financial terms of the merger as set forth in the draft merger agreement and in subsequent drafts of the merger agreement and revisions to the financial terms of Constellation’s proposal in relation to, among other things:

•	the current and historical market prices of the Class A common stock;

•	the historical and projected earnings and other operating data of the company; and

•	the financial condition and capitalization of the company.

      In connection with its engagement and in consultation with the company, Citigroup approached and held discussions with selected third parties to solicit indications of interest in the possible acquisition of all or a part of the company.

      Citigroup considered, to the extent publicly available, the financial terms of certain other transactions effected which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the company. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or otherwise reviewed by or discussed with it, and upon the assurances of the management and other representatives of the company that no relevant information had been omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to the company provided to or otherwise discussed with it, Citigroup was advised by the management of the company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the company as to the future financial performance of the company.

      Citigroup assumed, with the consent of the company’s board of directors, that the merger will be consummated in accordance with the terms of the draft merger agreement and revisions thereto reviewed by Citigroup, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the company, the merger or the Class A merger consideration. Representatives of the company advised Citigroup, and Citigroup assumed, that the final terms of the definitive merger agreement by and among Constellation, RMD Acquisition Corp. and the company would not vary materially from those set forth in the draft and revisions reviewed by Citigroup.

      Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the company, nor did Citigroup make any physical inspection of the properties or assets of the company.

      Citigroup’s opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the company, nor did its opinion address the decision to proceed with the proposed merger or any aspect or effect of any other transaction or arrangement which the company or any of its shareholders might engage in or undertake. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion.

      In connection with rendering its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Citigroup made numerous assumptions with respect to the company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the company. No company, transaction or business used in Citigroup’s analyses is identical to the company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments, assets and transactions analyzed. The estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of value of companies, business segments and assets do not purport to be appraisals or to necessarily reflect the prices at which companies, business segments and assets may actually be sold. Because these estimates are inherently subject to uncertainty, neither the company nor Citigroup nor any of their directors, officers or employees assumes any responsibility if future results or actual values may or do differ materially from the estimates.

      The following is a summary of the material financial analyses performed by Citigroup in connection with the rendering of its opinion dated November 3, 2004 to the company’s board of directors. The summary below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to November 3, 2004, and is not necessarily indicative of current or future market conditions.

      Comparable Companies Analysis. Citigroup compared financial, operating and stock market data and forecasted financial information for the company with similar publicly available information for selected publicly traded wine and global wine and spirits companies in selected wine producing markets. The selected companies considered by Citigroup were:

Wine Companies

      North America

•	Chalone Wine Group

•	Vincor International Inc.

      Australia

•	Lion Nathan Limited

•	Southcorp Limited

•	Evans & Tate Limited

•	McGuigan Simeon Wines Limited

      Europe

•	Baron de Ley SA

Global Wine & Spirits Companies

•	Brown-Forman Corporation

•	Foster’s Group Limited

•	Constellation Brands, Inc.

•	Pernod Ricard

      The financial information used by Citigroup for all companies in the course of this analysis (other than Chalone) was based on publicly available historical financial information as of October 29, 2004. For Chalone, the financial information used by Citigroup was based on publicly available historical financial information as of May 14, 2004 (the day prior to the announcement of a business combination involving Chalone).

      For each of the comparable companies, Citigroup derived, among other things, each company’s firm value (equity value plus net debt) as a multiple of its latest twelve months’ sales and earnings before interest, taxes, depreciation and amortization (EBITDA). Citigroup also derived the median multiples for the comparable wine companies as a group and for the comparable global wine and spirits companies as a group. Citigroup applied a selected range of these multiples to the company’s adjusted EBITDA for fiscal 2004 to derive a resulting firm value range.

      Based on the information derived from the comparable companies, Citigroup derived a reference range of $36.69 to $47.05 for the implied equity value of the company as a whole, measured per share of the Class A common stock. The reference range reflected firm value multiples of 10 to 12 times adjusted fiscal 2004 EBITDA, and the analysis assumed that all of the company’s shares were valued at the Class A merger consideration. The following table summarizes the reference range derived by Citigroup in its comparable company analysis:

Firm Value/Adjusted
Fiscal 2004	Implied Value Per
EBITDA Multiple	Class A Share

10x	$36.69
12x	$47.05

      Citigroup’s analysis showed the Class A merger consideration of $56.50 per Class A share as being above the foregoing reference range.

      Precedent Transaction Analysis. Citigroup reviewed publicly available information for two groups of merger and acquisition transactions involving wine and spirits companies. The first group consisted of 15 transactions involving U.S. companies in the wine industry since 2000 for which relevant financial information was publicly available and the second group consisted of 16 international transactions in the wine industry since 2000 for which relevant financial information was publicly available. The U.S. transactions group consisted of the following precedent transactions:

Target Company	Acquiror

Chalone Wine Group	Domaines Barons de Rothschild, Constellation Brands, Inc.; A. Huneeus
Golden State Vintners	The Wine Group, LLC
Wild Horse	Fortune Brands
Glen Ellen	Franzia Winery
Blackstone Winery	Pacific Wine Partners
The Hogue Cellars, Ltd.	Vincor International, Inc.
Buena Vista	Allied Domecq PLC
Ravenswood Winery, Inc.	Constellation Brands, Inc.
Corus Brands	Constellation Brands, Inc.
Turner Road	Constellation Brands, Inc.
Newton Vineyard	LVMH
Turner Road	The Wine Group, LLC
Beringer Wine Estates Holdings	Foster’s Brewing Group Ltd.
RH Phillips	Vincor International, Inc.
Arrowood Vineyards & Winery	The Robert Mondavi Corporation

      The international transactions group consisted of the following precedent transactions:

Target Company	Acquiror

Western Wines Limited	Vincor International Inc.
Peter Lehmann Wines	Hess Group
BRL Hardy	Constellation Brands, Inc.
Goundrey Wines	Vincor
Wither Hills	Lion Nathan
Cranswick Premium	Evans & Tate
Simeon Wines Ltd.	Brian McGuigan Wines Ltd.
Mumm Cuvee (Diageo)	Allied Domecq PLC
Petaluma LTD	Lion Nathan
Banksia Wines LTD	Lion Nathan
Bodegas y Bebidas S.A.	Allied Domecq PLC
Montana Group N.Z. Ltd.	Allied Domecq PLC
Rosemount Estates	Southcorp Ltd.
Castello di Gabbiano	Foster’s Brewing Group Ltd.
Corbans Wines	Montana Group
Nobilo Wines	BRL Hardy

      For each precedent transaction, Citigroup derived and compared, among other things, the target company’s firm value (equity value based on transaction consideration plus net debt) as a multiple of its latest twelve months’ revenue and EBITDA (or, in the case of Western Wines, its estimated year-end 2004 EBITDA). Citigroup applied a selected range of these multiples to the company’s adjusted EBITDA for fiscal 2004 to derive the resulting firm value range.

      Based on the information derived from the precedent transactions, Citigroup derived a reference range of $47.05 to $57.42 for the implied equity value of the company as a whole, measured per share of the Class A common stock. The reference range reflected firm value multiples of 12 to 14 times adjusted fiscal 2004 EBITDA, and the analysis assumed that all of the company’s shares were valued at the Class A merger consideration. The following table sets forth the reference ranges derived by Citigroup:

Firm Value/Adjusted
Fiscal 2004	Implied Value Per Class A
EBITDA Multiple	Share

12x	$47.05
14x	$57.42

      Citigroup’s analysis showed the Class A merger consideration of $56.50 per Class A share as being near the top of the foregoing reference range.

      Stock Price Premiums. Citigroup also performed an analysis of the premium represented by the Class A merger consideration over the $39.87 closing price of the Class A common stock on October 18, 2004, the last day before the announcement of an unsolicited offer to acquire the company, and the average closing price of the Class A common stock over certain periods ending on October 18, 2004. Citigroup then analyzed the one-day premiums paid in all-cash U.S. transactions announced since January 1, 2004, involving publicly traded targets and transaction firm values (equity plus debt) between $700 million and $2 billion — criteria which in Citigroup’s judgment would provide a meaningful number of recent data points. The transaction group consisted of the following precedent transactions:

Target Company	Acquiror

TheraSense Inc.	Abbott Laboratories
Gold Banc Corp, Inc.	Silver Acquisition Corp
American Mgmt Systems Inc.	CGI Group Inc.
InVision Technologies Inc.	GE Infrastructure
Quaker City Bancorp, CA	Popular Inc
US Oncology Inc.	Welsh Carson Anderson & Stowe
Keystone Property Trust	Investor Group
New England Bus Service Inc	Deluxe Corp
Kroll Inc.	Marsh & McLennan Companies, Inc.
NeighborCare Inc.	Omnicare Inc.
Wyane Bancorp Inc.	National City Corp
Evertrust Financial Group Inc.	KeyCorp
DRS Technologies Inc.	L-3 Communications Holding Inc.
Prime Hospitality Corp	Blackstone Group LP
Orbitz Inc.	Cendant Corporation
John Q. Hammons Holtels Inc.	Barcelo Crestline Corporation
Boca Resorts Inc.	Blackstone Group LP
Kaneb Services LLC	Valero LP

      Based on its analysis of the premium percentage data from these transactions and the circumstances of these transactions, Citigroup then constructed a reference range of representative acquisition premium percentages ranging from 25% to 40% of the closing price of the Class A common stock on October 18, 2004, which is shown below:

Class A Common Stock Premiums

Based on Class A Closing Price on October 18, 2004

Assumed Stock	Implied Price
Price Premium	Per Class A Share

25%	$49.84
40%	$55.82

      The Class A merger consideration represented a premium of approximately 41.7% over the closing price of the Class A common stock on October 18, 2004; a premium of 48.5% over the average closing price of the Class A common stock during the three months ending October 18, 2004; a premium of 54.1% over the average closing price of the Class A common stock during the six months ending October 18, 2004; a premium of 53.0% over the average closing price of the Class A common stock during the twelve months ending October 18, 2004; and a premium of 75.2% over the average closing price of the Class A common stock during the twenty-four months ending October 18, 2004.

      Citigroup’s analysis showed the Class A merger consideration of $56.50 per Class A share as being above the foregoing reference range.

      Value Growth Plan Valuation Analysis. Citigroup also performed an analysis of the potential valuation of the company under the value growth plan approved by the company’s board of directors and announced by the company in September 2004. The value growth plan valuation was based on:

•	valuation of the company’s “lifestyle” brands as an ongoing concern based on a discounted cash flow analysis, plus

•	the estimated sale value of Robert Mondavi Winery and the company’s interests in joint ventures, plus

•	the estimated sale value of Arrowood, Byron and other brands available for sale, plus

•	the estimated sale value of vineyards of the company designated for sale, plus

•	the estimated liquidation value of the company’s surplus inventory and equipment,

minus net debt, projected taxes on gains from the projected sales of assets and cash expenses relating to the sales. Citigroup’s analysis included high and low forecasts of sales proceeds and a high and low valuation of the lifestyle brands as an ongoing concern. The estimated sale values were based on a number of different valuation methodologies for particular components of the analysis, including discounted cash flow value, potential premiums, precedent transactions, and estimated fair market values.

      Citigroup’s analysis yielded the following range of valuations:

	Low	High

Per Share Value	$50.27	$61.43

      In calculating the per share value in the table above, Citigroup assumed the completion of the previously proposed recapitalization, pursuant to which each outstanding share of the Class B common stock would (if the recapitalization had been approved and completed) have been exchanged for 1.165 shares of the reincorporated company’s common stock and each outstanding share of the company’s Class A common stock would have been exchanged for one share of the reincorporated common stock.

      Citigroup’s analysis showed the Class A merger consideration of $56.50 per share as being in the mid-range of potential valuations resulting from Citigroup’s valuation analysis of the company’s value growth plan.

      Other Factors. In rendering its November 3, 2004 opinion, Citigroup reviewed and considered other factors, including:

•	historical trading prices for the Class A common stock during the period October 18, 2002 through October 18, 2004, one day prior to the company’s receipt of an unsolicited proposal;

•	the trailing 3-, 6-, 12- and 24-month average trading prices of the Class A common stock and the percentage premium represented by the Class A merger consideration over those average trading prices; and

•	the status of contacts and discussions with other potential acquirors for the company or portions of the company.

      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the Class A merger consideration to the holders of the Class A common stock (other than holders who also hold shares of the Class B common stock) and were provided to the company’s board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the company’s board of directors in making its determination to approve the merger agreement and the merger. See “— Reasons for the Merger.”

      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The company selected Citigroup to act as its financial advisor in connection with the merger on the basis of Citigroup’s international reputation and Citigroup’s familiarity with the company from financial advisory services rendered pursuant to an engagement letter dated June 7, 2004. Pursuant to that engagement letter, Citigroup was engaged by the company to advise and assist the company in identifying and/or evaluating various strategic and financial alternatives that may be available to the company to enhance shareholder value, and as part of that engagement advised the company on matters relating to the company’s previously proposed recapitalization and restructuring, as described in greater detail in the proxy statement filed by the company with the Commission on October 8, 2004.

      In addition to the services described above, Citigroup and its affiliates in the past have provided services to the company and Constellation unrelated to the proposed merger, for which services Citigroup and such affiliates have received or may receive compensation. In the ordinary course of their business, Citigroup and its affiliates may actively trade or hold the securities of the company for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the company, Constellation and their respective affiliates.

      Pursuant to its letter agreement with Citigroup, the company has agreed to pay Citigroup customary fees for its services as financial advisor to the company in connection with the proposed merger. A significant portion of these fees is contingent upon the consummation of the merger. Citigroup also received a fee in connection with the delivery of its fairness opinion. The company has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its legal counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

     Evercore Opinion

      On November 3, 2004, Evercore delivered its oral opinion to the company’s board of directors, which opinion was subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Class B merger consideration of $65.82 in cash for each share of Class B common stock was fair from a financial point of view to the holders of Class B common stock (other than Constellation, the company or subsidiaries of the company).

      The company informed Evercore that, pursuant to the merger agreement:

•	The company will merge with RMD Acquisition Corp., a California corporation and wholly-owned subsidiary of Constellation, with the company being the surviving corporation; and

•	upon consummation of the merger:

•	each outstanding share of Class B common stock other than shares held by the company, Constellation and their respective subsidiaries and shares with respect to which holders have properly exercised appraisal rights, shall be converted into and represent the right to receive $65.82 in cash; and

•	each outstanding share of Class A common stock other than shares held by the company, Constellation and their respective subsidiaries and shares with respect to which holders have properly exercised appraisal rights, shall be converted into and represent the right to receive $56.50 in cash.

      The company also informed Evercore that the company proposed to enter into a support agreement, dated as of November 3, 2004, with Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger and other members of the company’s board of directors.

      The full text of the written opinion of Evercore, dated November 3, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex C to this proxy statement. The advisory services and opinion of Evercore were provided for the information and assistance of the board of directors in connection with its consideration of the transactions contemplated by the merger agreement and do not constitute a recommendation to any shareholder of the company as to how such holder should respond to the merger. We urge you to read the opinion in its entirety.

      In connection with rendering its opinion, Evercore has, among other things:

•	analyzed certain historical financial statements for the company;

•	reviewed projected financial statements and other financial and operating data for the company prepared by company management;

•	analyzed certain publicly available financial statements and other information relative to the company;

•	analyzed certain operating data relating to the company;

•	discussed the past and current operations and financial condition and the prospects of the company with company management;

•	reviewed the reported prices and the historical trading activity of the Class A common stock;

•	compared the financial performance and valuation multiples of the company and the implied valuation multiples for the merger with the financial performance and valuation multiples of certain publicly traded companies;

•	reviewed the financial terms to the extent available of certain precedent transactions;

•	reviewed a draft of the merger agreement dated November 3, 2004;

•	reviewed a draft of the support agreement dated November 3, 2004;

•	reviewed with Citigroup and company management the scope and results of the transaction process conducted on behalf of the company; and

•	performed other examinations and analyses and considered other factors that Evercore deemed appropriate.

      For purposes of its analysis and opinion, Evercore has assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information publicly available about the company, and the information supplied or otherwise made available to, discussed with, or reviewed by Evercore. With respect to the transaction process conducted on behalf of the company by Citigroup, Evercore has assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information supplied, summarized or otherwise made available to, discussed with, or reviewed by or for us, including as to the completeness of the process. Evercore’s analyses were based, among other things, on the financial projections of the company, which have been prepared by company management. With respect to these financial projections, which were furnished to Evercore, discussed with Evercore or reviewed for Evercore by the management of the company, Evercore has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating environments and related financial performance of the company. Evercore expresses no view as to such financial projections, or the assumptions on which they are based.

      The following is a summary of the material financial analyses used by Evercore in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to those analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 2, 2004, and is not necessarily indicative of current market conditions.

      The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary.

      Analysis of Trading Prices and Implied Transaction Premiums. Evercore reviewed the historical closing prices of the Class A common stock over the one-year period including and prior to October 18, 2004, the last day before the announcement of an unsolicited offer to acquire the company, and calculated the average daily closing prices of the Class A common stock over the twenty days, one month, two months, three months, six months, and one year prior to October 18, 2004.

      Evercore then calculated and compared the premium that the $65.82 Class B merger consideration represented relative to the average daily closing prices of the Class A common stock for the selected periods and the average daily closing prices of the Class A common stock multiplied by the 1.165 exchange ratio, which we refer to as the Class B exchange ratio, implied by the recapitalization approved by the board of directors on August 20, 2004. The results of these calculations are summarized below:

	Premium Relative to
	Average Historical Prices

			Pro Forma at
			1.165x Class B
	Class A		Exchange Ratio

October 18, 2004	$39.87	65.1%	$46.45	41.7%
Prior to Recap. Announcement (8/19/04)	36.30	81.3%	42.29	55.6%
Twenty Day Average(a)	39.20	67.9%	45.67	44.1%
One Month Average(b)	39.16	68.1%	45.63	44.3%
Two Month Average(c)	39.92	64.9%	46.51	41.5%
Three Month Average(d)	38.11	72.7%	44.39	48.3%
Six Month Average(e)	36.65	79.6%	42.70	54.2%
One Year Average(f)	36.93	78.2%	43.03	53.0%
One Year High(g)	43.54	51.2%	50.72	29.8%
One Year Low(h)	30.32	117.1%	35.32	86.3%

(a)	Twenty Day Average incorporates trading days from September 21, 2004 through October 18, 2004.

(b)	One Month Average incorporates trading days from September 17, 2004 through October 18, 2004.

(c)	Two Month Average incorporates trading days from August 18, 2004 through October 18, 2004.

(d)	Three Month Average incorporates trading days from July 19, 2004 through October 18, 2004.

(e)	Six Month Average incorporates trading days from April 19, 2004 through October 18, 2004.

(f)	One Year Average incorporates trading days from October 17, 2003 through October 18, 2004.

(g)	One Year High on August 23, 2004.

(h)	One Year Low on October 23, 2003.

      Evercore also analyzed the historical trading range for Class A common stock during the one year period prior to and including October 18, 2004 by reviewing the volume of Class A shares traded within specified ranges, allocating the total number of shares traded per day according to the average of high and low prices on the respective day. Evercore then compared these ranges to the $65.82 Class B merger consideration. The results of these calculations are as follows:

Percent of Shares
Average Daily Class A Price	Traded within Range

$30.00-$33.00	7%
$33.00-$36.00	29%
$36.00-$39.00	34%
$39.00-$42.00	27%
$42.00-$45.00	2%

      Analysis of Premiums Paid in Change of Control Transactions. Evercore identified and analyzed a group of 68 all-cash acquisition transactions across all industries with values from $1.0 billion to $1.5 billion that were announced since January 1, 2000. Using the most recent publicly available information, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the Class B merger consideration relative to Class A trading levels prior to and including October 18, 2004 and to these trading levels multiplied by the 1.165 Class B exchange ratio. The results of this analysis are summarized below:

	Premium of Class B Merger		Premiums in All-Cash Transactions
	Consideration Relative to:		between $1.0B and $1.5B

		Class A
	Class A	Share Price
	Share Price	x 1.165	Average	Median	High	Low

Premium Paid, 1 Day Prior(a)	65.1%	41.7%	20.5%	13.3%	92.7%	(22.1)%
Premium Paid, 1 Week Prior(b)	70.1%	46.0%	23.1%	13.3%	132.6%	(19.6)%
Premium Paid, 4 Weeks Prior(c)	66.6%	43.0%	22.8%	14.0%	98.9%	(38.2)%

(a)	Relative to Class A share price on October 18, 2004.

(b)	Relative to Class A share price on October 11, 2004.

(c)	Relative to Class A share price on September 20, 2004.

      Evercore also identified and analyzed a group of nine acquisitions of publicly traded wine companies announced since January 1, 1998.

Target	Acquirer

Chalone Wine Group	Domaines Barons De Rothschild Constellation Brands, Inc., A. Huneeus
Golden State Vintners	The Wine Group LLC
BRL Hardy	Constellation Brands, Inc.
Cranswick Premium	Evans and Tate
Ravenswood Winery	Constellation Brands, Inc.
R.H. Phillips	Vincor International
Beringer Wine Estate Holdings	Foster’s Brewing Group
Nobilo Wines	BRL Hardy
Matthew Clark	Constellation Brands, Inc.

Using the most recent publicly available information, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the Class B merger consideration relative to Class A trading levels prior to and including October 18, 2004 and to these trading levels multiplied by the 1.165 Class B exchange ratio. The results of this analysis are summarized below:

	Premium of Class B Merger
	Consideration Relative to:

		Class A	Wine Industry Premiums
	Class A	Share Price
	Share Price	x 1.165	Average	Median	High	Low

Premium Paid, 1 Day Prior(a)	65.1%	41.7%	26.4%	15.9%	72.5%	7.5%
Premium Paid, 1 Week Prior(b)	70.1%	46.0%	35.0%	38.1%	76.1%	13.2%
Premium Paid, 4 Weeks Prior(c)	66.6%	43.0%	59.0%	51.5%	138.3%	12.0%

(a)	Relative to Class A share price on October 18, 2004.

(b)	Relative to Class A share price on October 11, 2004.

(c)	Relative to Class A share price on September 20, 2004.

      Analysis of Selected Peer Group Trading Levels. Evercore calculated and compared valuation multiples of 2004 and 2005 calendarized estimates for the company and for selected companies in the U.S. wine, international wine, alcoholic beverage and non-alcoholic beverage industries using each of the respective companies’ closing stock prices as of November 2, 2004. Valuation multiples that were evaluated include: enterprise value as a multiple of sales; enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA; enterprise value as a multiple of earnings before interest and taxes, or EBIT; and share price as a multiple of earnings per share. For purposes of this discussion, enterprise value means equity value based on transaction consideration plus net debt. Evercore then calculated these valuation multiples for the company (i) based on the aggregate amount of the Class A merger consideration and the Class B merger consideration implied by the merger, referred to as the total transaction value, and (ii) based on a hypothetical aggregate transaction value that assumes that all company shares receive the Class B merger consideration, referred to as the total transaction value at the Class B merger consideration. Evercore then compared these company multiples to the mean and median multiples derived for the selected companies. Although none of the selected companies is, in Evercore’s opinion, directly comparable to the company, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of the company. The range of implied valuation multiples that Evercore calculated is summarized below:

	Wine and Beverage Public Market Multiples

	Robert Mondavi								International				Alcoholic				Non-Alcoholic
	Corporation				U.S. Wine(a)				Wine(b)				Beverage(c)				Beverage(d)

			Total
			Transaction
	Total		Value at the
	Transaction		Class B Merger
	Value		Consideration		Mean		Median		Mean		Median		Mean		Median		Mean		Median

Enterprise Value/ 2004E Sales	2.9	x	3.1	x	2.5	x	2.1	x	2.7	x	2.8	x	1.9	x	1.4	x	3.7	x	3.7	x
Enterprise Value/ 2005E Sales	2.8		3.0		2.4		2.0		2.6		2.7		1.8		1.4		3.5		3.5
Enterprise Value/ 2004E EBITDA	17.5		19.0		9.8		9.6		10.8		11.1		10.0		11.0		13.3		13.3
Enterprise Value/ 2005E EBITDA	18.7		20.2		9.1		8.8		10.0		10.2		9.3		10.5		12.5		12.5
Enterprise Value/ 2004E EBIT	25.1		27.2		11.2		11.4		13.1		13.2		14.1		14.3		15.8		15.8
Enterprise Value/ 2005E EBIT	26.3		28.6		10.3		10.4		11.9		12.0		13.1		13.7		14.8		14.8
Price/ 2004E Earnings	37.3		41.5		16.2		16.0		16.7		15.7		20.5		18.3		20.9		20.9
Price/ 2005E Earnings	38.3		42.6		14.8		14.5		15.0		14.5		18.1		16.9		19.4		19.4

(a)	U.S. Wine companies include: Fortune Brands, UST, Brown-Forman, and Constellation Brands, Inc.

(b)	International Wine companies include: Diageo, Allied Domecq PLC, Pernod-Ricard, Foster’s Group, Southcorp, Lion Nathan, Vincor International, McGuigan Simeon, Barón de Ley, and Evans & Tate.

(c)	Alcoholic Beverage companies include: Anheuser-Busch, Adolph Coors, and Boston Beer.

(d)	Non-Alcoholic Beverage companies include: Coca-Cola and Pepsi.

      Analysis of Selected Wine Transactions. Evercore identified and analyzed a group of thirty-six acquisition transactions in the wine industry that were announced between 1998 and 2004:

Target	Acquirer

Chalone Wine Group	Domaines Barons De Rothschild Constellation Brands, Inc., A. Huneeus
Western Wines	Vincor International
Golden State Vintners	The Wine Group LLC
Peter Lehmann Wines	Hess Group
Wild Horse Winery	Fortune Brands
BRL Hardy	Constellation Brands, Inc.
Goundrey Wines	Vincor
Wither Hills	Lion Nathan
Cranswick Premium	Evans and Tate
Glen Ellen Wines	Franzia Winery
Mumm Cuvee (Diageo)	Allied Domecq
Simeon Wines	Brian McGuigan Wines
Petaluma	Lion Nathan
Blackstone Winery (certain assets)	Pacific Wine Partners
Banksia Wines	Lion Nathan
Bodegas y Bebidas	Allied Domecq
Hogue Cellars	Vincor International
Montana Group	Allied Domecq
Buena Vista	Allied Domecq
Ravenswood Winery	Constellation Brands, Inc.
Corus Brands (cert. assets)	Constellation Brands, Inc.
Rosemount Estates	Southcorp
Turner Road Vintners	Constellation Brands, Inc.
Newton Vineyard and MountAdam	LVMH
Castello di Gabbiano	Fosters Brewing Group
G.H. Mumm And Perrier-Jouët	Allied Domecq
Corbans Wines	Montana Group
Turner Road	The Wine Group, LLC
R.H. Phillips	Vincor International
Beringer Wine Estate Holdings	Foster’s Brewing Group
Arrowood Vineyards & Winery	The Robert Mondavi Corporation
Nobilo Wines	BRL Hardy
Franciscan Estates	Constellation Brands, Inc.

Target	Acquirer

Sonoma-Cutrer Vineyards	Brown-Forman Corp.
Matthew Clark	Constellation Brands, Inc.
Geyser Peak Winery	Fortune Brands

Evercore calculated valuation multiples implied by these transactions including: enterprise value as a multiple of latest twelve months, or LTM, sales; enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA; enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT; and equity value as a multiple of LTM net income. For purposes of this discussion, enterprise value means equity value based on transaction consideration plus net debt. Evercore then calculated the valuation multiples for the company at the total transaction value implied by the merger and at the total transaction value at the Class B merger consideration. Evercore then compared these company multiples to the multiples derived for the selected acquisition transactions in the wine industry. Although none of the selected transactions is, in Evercore’s opinion, directly comparable to the company, the transactions included were chosen because they involve companies with operations that for purposes of this analysis may be considered similar to certain operations of the company. The range of implied valuation multiples that Evercore calculated are summarized below:

	Robert Mondavi Corporation
					Wine Merger
			Total Transaction		Transaction
			Value at the		Multiples
	Total Transaction		Class B Merger
	Value		Consideration		Mean		Median

Enterprise Value/ LTM Revenue	2.9	x	3.1	x	2.8	x	2.6	x
Enterprise Value / LTM EBITDA	17.4		18.8		11.9		11.6
Enterprise Value/ LTM EBIT	25.7		27.9		15.2		15.2
Equity Value/ LTM Net Income	34.9		38.8		23.1		25.0

      Present Value of Future Stock Price Analyses. Evercore performed a present value of future stock price analysis for the company prior to giving effect to the transactions contemplated by the merger agreement. This analysis was based upon the financial projections provided by and reviewed with company management.

      Evercore calculated a range of implied per share values for the Class B common stock of the company determined by: (1) calculating a terminal value by multiplying the earnings before interest, taxes, depreciation and amortization, or EBITDA, estimated for fiscal year 2006 by a range of multiples of 9.0x to 11.0x, less net debt outstanding in 2006, (2) calculating the implied price per share by dividing the value determined pursuant to clause (1) by the sum of (a) the number of Class A shares outstanding as of the date of the merger agreement and (b) the number of Class B shares outstanding as of the date of the merger agreement multiplied by the 1.165 Class B exchange ratio, (3) calculating the present value of the implied share price by discounting the value determined pursuant to clause (2) over a two-year period using an assumed equity cost of capital of between 9.0% and 11.0%, (4) adding the value determined pursuant to clause (3) to the present value of the per share proceeds of asset sales per share calculated by dividing the company management’s forecasted ranges of proceeds and liabilities related to asset sales by the sum of (a) the number of Class A shares outstanding as of the date of the merger agreement and (b) the number of Class B shares outstanding as of the date of the merger agreement multiplied by the 1.165 Class B exchange ratio, and (5) multiplying the value determined pursuant to clause (4) by the 1.165 Class B exchange ratio. This analysis yielded implied per share present values of the Class B common stock ranging from $52.31 to $67.31. Evercore then compared the results of this analysis to the $65.82 Class B merger consideration.

      Discounted Cash Flow Analysis. Evercore performed a discounted cash flow, or DCF, analysis of the company prior to giving effect to the transactions contemplated by the merger agreement. This analysis was based upon the financial projections provided by and reviewed with the company’s management.

      Evercore calculated a range of implied per share values for the Class B common stock determined by: (1) calculating the implied present value of the unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) projected to be generated by the company over a five year period from 2005 through 2009, using a weighted average cost of capital range of between 8.0% and 10.0%, (2) adding the value determined pursuant to clause (1) to the implied present value of the terminal value of the company’s future cash flows as of June 30, 2009, calculated by multiplying the earnings before interest, taxes, depreciation and amortization, or EBITDA, estimated for fiscal year 2009 by a range of multiples of 9.0x to 11.0x and discounting the result over a five year period using a weighted average cost of capital range of between 8.0% and 10.0%, (3) subtracting net debt as of September 30, 2004 from the value determined pursuant to clause (2), (4) adding the value determined pursuant to clause (3) to the company management’s forecasted ranges of proceeds and liabilities related to asset sales, (5) dividing the value determined pursuant to clause (4) by the sum of (a) the number of Class A shares outstanding as of the date of the merger agreement and (b) the number of Class B shares outstanding as of the date of the merger agreement multiplied by the 1.165 Class B exchange ratio, and (6) multiplying the value determined pursuant to clause (5) by the 1.165 Class B exchange ratio. This analysis yielded implied per share present values of the Class B common stock, ranging from $57.66 to $75.84. Evercore then compared the results of this analysis to the $65.82 Class B merger consideration.

      Historical Premiums Paid in Acquisitions of Companies with Dual — Class Stock. Evercore identified and analyzed a group of twenty acquisition transactions that were announced between 1995 and 2004 involving public companies that, at the time of the transaction, had two or more classes of common stock with different voting rights and did not, by certificates of incorporation or similar constituent documents of the company involved, prohibit an incremental premium to be paid to the high vote shares relative to the premium received by low vote or no vote shares. Evercore calculated the incremental premium indicated by the consideration paid per share to the high vote shareholders divided by the consideration paid per share to the low vote or no vote shareholders. The analysis indicated that an incremental premium was paid to the holders of the high vote stock in six of the twenty transactions. In these six transactions, the incremental premiums ranged from 7.9% to 66.7%, and the mean incremental premium for these six transactions was 23.9%. The mean incremental premium paid for all twenty transactions (i.e., including those transactions in which no incremental premium was paid) was equal to 7.2%. Evercore compared these ranges to the 16.5% incremental premium paid to Class B shareholders in the merger implied by dividing the Class B merger consideration by the Class A merger consideration.

      Evercore also analyzed the incremental value paid to high vote shareholders as a percentage of total transaction value for each of these transactions. In the six transactions that involved an incremental premium, the incremental value paid to high vote shareholders represented a range of between 1.3% and 6.2% of total transaction value, and the mean premium as a percentage of total transaction value was 3.9%. The mean incremental value as a percentage of total transaction value for all twenty transactions (i.e., including those transactions in which no incremental premium was paid) was equal to 1.2%. Evercore compared these ranges to the incremental value paid to Class B shareholders in the merger calculated as follows: (1) subtracting the Class A per share merger consideration from the Class B per share merger consideration and (2) multiplying the value determined pursuant to clause (1) by the number of Class B shares outstanding as of the date of the merger agreement. This analysis yielded an incremental value of $53.8 million received by Class B shareholders, or 5.2% of the total transaction value.

      Relative Trading Levels of Dual — Class Companies. Evercore identified and analyzed a group of seventy-two public companies that had two or more classes of publicly-traded common stock with different voting rights. Evercore calculated the premium or discount implied by the trading levels of these companies’ high vote shares relative to their corresponding low vote or no vote shares one day prior to announcement of the merger. Trading levels of these companies’ two classes of stock ranged from a 45.9% discount to a 82.5% premium implied by the closing price of the high vote shares relative to that of the corresponding low vote or no vote shares, and implied a mean premium of 0.0% and a median premium of 0.2% attributable to the high vote shares. Within these seventy-two companies, thirty-one companies had high vote stock with ten votes per share and low vote stock with one vote per share. Among this group of thirty-one companies, trading levels ranged from a 19.2% discount to a 82.5% premium implied by the closing price of the high vote shares relative to that of the corresponding low vote shares and implied a mean premium of 1.7% and a median premium of 0.2% attributable to high vote shares.

      Historical Premiums Paid in Selected Dual — Class Stock Restructurings. Evercore identified and analyzed a group of twelve transactions announced between March 1993 and July 2003, in which public companies having two or more classes of common stock with different voting rights created one class of stock with the same voting rights for all stockholders, and in so doing, effected a change-in-control for the respective company. The certificates of incorporation or similar constituent documents of the companies involved in each of the twelve transactions examined did not prohibit a premium being paid to the high vote shares. Evercore noted that each of the twelve transactions has unique circumstances that complicate a direct comparison to the transactions contemplated by the merger agreement.

      Evercore examined transactions involving the following companies:

•	Methode Electronics;

•	Commonwealth Telephone;

•	The Reader’s Digest Association, Inc.;

•	SAP AG (SAP Corporation Systems, Applications and Products in Data Processing);

•	Continental Airlines, Inc.;

•	Dairy Mart Convenience Stores;

•	Remington Oil and Gas Corporation;

•	Forcenergy AB;

•	Laidlaw Inc.;

•	Vermont Pure Holdings;

•	Fischer & Porter Company; and

•	Forest Oil.

      Evercore examined the exchange ratio of high vote stock to low vote or no vote stock in the twelve dual-class stock transactions. The exchange ratio of the high vote stock to the low vote or no vote stock ranged from 1.00 to 2.71 in these twelve transactions with a mean of 1.35 and a median of 1.15 for the eleven transactions (excluding Fischer & Porter, which because of the nature of the consideration received was not comparable to the other transactions). Evercore compared these results to the 1.165 exchange ratio implied by dividing the Class B merger consideration by the Class A merger consideration.

      For each of the transactions, Evercore examined the aggregate premium paid to high vote shareholders, taken as a percentage of the total equity market capitalization of the company and as a percentage of market capitalization of the low vote or no vote equity, based on the closing stock prices of the low vote or no vote equity and the high vote equity (if publicly traded) of each precedent company one day prior to the announcement of the transaction. In the twelve transactions reviewed, premiums to high vote shareholders ranged from 0.0% to 8.5% of total equity value and from 0.0% to 11.5% of low vote or no vote equity value. Evercore compared the mean and median premiums of 3.1% and 2.5%, respectively, of total equity value, and 3.8% and 3.0%, respectively, of low vote or no vote equity value for the eleven transactions (excluding Fischer & Porter) to the premium received by Class B shareholders in the merger. Evercore divided the incremental value paid to Class B shareholders in the merger by the total transaction value and by the Class A transaction value equal to the Class A merger consideration multiplied by the number of Class A shares outstanding as of the date of the merger agreement, referred to as the Class A transaction value. This analysis yielded a premium representing 5.2% of the total transaction value and 8.3% of the Class A transaction value.

      For each of the transactions, Evercore additionally examined the fully-diluted premium paid to high vote shareholders as compared to the closing stock price of the low vote or no vote shares of each precedent company one day prior to announcement of the transaction. The fully-diluted premiums ranged from 0.0% to 152.5% in the twelve transactions. Evercore compared the mean of 29.1% and median of 12.5% for the eleven transactions (excluding Fischer & Porter) to the 16.5% incremental premium received by the Class B shareholders in the merger.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the above analyses as a comparison is directly comparable to the company, and no transaction used is directly comparable to the transactions contemplated by the merger agreement.

      Evercore prepared these analyses for the purpose of providing an opinion to the company’s board of directors as to the fairness from a financial point view of the Class B merger consideration to the holders of the Class B common stock (other than Constellation, the company or subsidiaries of the company). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the company and Evercore, neither the company nor Evercore assumes responsibility if future results are materially different from those forecast.

      As described above, the opinion of Evercore was one of many factors taken into consideration by the company’s board of directors in making the determination to approve the merger agreement. The summary above does not purport to be a complete description of the analyses performed by Evercore.

      Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The company’s board of directors retained Evercore based on these qualifications as well as its familiarity with the company.

      The company’s board of directors engaged Evercore to act as its financial advisor as of November 3, 2004 pursuant to a letter agreement in connection with the merger. Pursuant to this letter agreement, the company agreed to pay Evercore a fee, which was paid following delivery of the opinion. The company has also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Evercore against certain liabilities, including certain liabilities under the federal securities laws.

Recommendation of the Board of Directors

      On November 3, 2004, the board of directors unanimously (with Marcia Mondavi Borger and Timothy J. Mondavi abstaining):

•	determined that the merger agreement and the merger are just and reasonable to the company’s shareholders and advisable to the company;

•	determined that the Class A merger consideration and the Class B merger consideration are fair to the company’s shareholders from a financial point of view;

•	approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

•	directed that the merger agreement be submitted to the holders of the Class A common stock and the holders of the Class B common stock for their approval and adoption; and

•	recommended that the holders of Class A common stock and the Class B common stock approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      In reaching its decisions, the board of directors consulted with the company’s management as well as the company’s legal and financial advisors and carefully considered the following material factors:

•	the factors referred to above under “— Reasons for the Merger;” and

•	the risks under “Risk Factors.”

Material United States Federal Income Tax Consequences of the Merger

      The receipt of cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference between the tax basis of his or her shares and the amount of cash received in exchange therefor. This gain or loss will be capital gain or loss if the shares are capital assets in the hands of the shareholder and will be long-term gain or loss if the holding period for the shares is more than one year as of the date of the merger. The foregoing discussion may not apply to shareholders who acquired their shares pursuant to the exercise of any of our stock options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

      The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the effects of applicable state, local or other tax laws.

Government and Regulatory Matters

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the Hart-Scott-Rodino Act, and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. The company and Constellation have each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 13, 2004.

      Under the merger agreement, the company, Constellation and merger sub have agreed to use their reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, the company has agreed not to waive any substantial rights, accept any substantial limitation on its operations or dispose of any significant assets in order to obtain any consent under the Hart-Scott-Rodino Act without Constellation’s prior written consent, unless such waiver, limitation or disposal would not have a material adverse effect on either the company or Constellation.

      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of an agreement of merger with the Secretary of State of the State of California, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Exchange Procedures

      Prior to the effective time of the merger, Constellation will designate a bank or trust company as paying agent. As of the effective time of the merger, Constellation will deposit cash in an amount sufficient to pay the merger consideration to former holders of record of certificates representing the company’s common stock, other than any shares held by the company and its subsidiaries, and shares with respect to which holders have properly exercised their dissenters’ rights.

      As soon as reasonably practicable after the effective time of the merger (but in any event within 5 business days after the effective time), the paying agent will mail to each eligible holder of record of shares of the company’s common stock a letter of transmittal and instructions on how to exchange the company’s common stock certificates for the cash merger consideration. Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card.

      After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, the paying agent will mail to you a check for the merger consideration. The stock certificates you surrender will be cancelled. After completion of the merger, there will be no further transfers of the company’s common stock, and the company’s stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of the company’s common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to Constellation that such tax is not applicable.

      If your common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and the posting of a bond as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

      If you do not return a completed letter of transmittal and your stock certificates to the paying agent within one year after the effective time of the merger, you will be required to seek payment of the cash merger consideration from Constellation.

California Dissenters’ Rights of Appraisal

      The following is a summary of Sections 1300 through 1313 of the California General Corporation Law, which sets forth the procedures for the company’s shareholders to dissent from the merger and to demand statutory appraisal rights under the California General Corporation Law. This summary does not purport to be a complete statement of the provisions of California law relating to the rights of the company’s shareholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Sections 1300 to and including 1313 of the General Corporation Law of California, the full text of which is attached as Annex G. Failure to follow the applicable procedures exactly could result in the loss of dissenters’ rights.

      Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a “reorganization.” Chapter 13 of the California General Corporation Law provides appraisal rights for shareholders dissenting from reorganizations in certain circumstances. The Class B common stock is not publicly traded. The company’s Class B shareholders will be entitled to dissent and seek appraisal for their shares of Class B common stock. The Class A common stock is listed on The Nasdaq National Market. Generally, there are no appraisal rights in connection with securities listed on The Nasdaq National Market. The Class A shareholders will be entitled to dissent and seek appraisal for their shares of Class A common stock only if either of the following criteria are satisfied:

•	the Class A common shares for which appraisal rights are sought are subject to restrictions on transfer imposed by the company or by any law or regulation (for example, the shares are “restricted securities” not registered pursuant to the Securities Act of 1933, as amended and are not eligible for unrestricted resale pursuant to Rule 144(k) of the Securities Act) in which case only the holders of Class A shares that are subject to such restrictions will have the right to dissent and seek appraisal for such shares; or

•	Holders of 5% or more of the outstanding shares of the Class A common stock (i.e., approximately 541,744 shares of the Class A common stock) dissent from the proposed merger and demand appraisal in which case all holders of Class A common stock will have the right to dissent and seek appraisal for such shares.

      Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions before the company’s annual meeting, if the merger agreement is later terminated and the merger is abandoned, no shareholder of the company will have the right to any payment from the company by reason of having taken that action. The following discussion is subject to those qualifications.

      For a Class A shareholder of the company to exercise dissenters’ rights as to any shares of the Class A common stock in connection with the merger, the shareholder must vote against the merger and merger agreement and must make a written demand to have the company purchase the shares at their fair market value. For a Class B shareholder of the company to exercise dissenters’ rights as to any shares of the Class B common stock in connection with the merger, the shareholder must not vote in favor of the merger and merger agreement and must make a written demand to have the company purchase the shares at their fair market value.

      The written demand must:

•	be made by the record holder of the shares; thus, a beneficial owner of the company’s stock registered in the record ownership of another person (such as a broker or nominee) should instruct the record holder to follow the procedures for perfecting dissenters’ rights if the beneficial owner wants to dissent with respect to any or all of those shares;

•	be mailed or otherwise directed to The Robert Mondavi Corporation, 841 Latour Court, Napa, California 94558, Attention: Corporate Secretary;

•	in the case of the Class A common stock, be received not later than the date of the annual meeting;

•	in the case of the Class B common stock, be received within 30 days of the date of mailing of the notice of approval of the merger (described below);

•	specify the shareholder’s name and mailing address and the number and class of the company’s shares held of record which the shareholder demands the company purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•	state the price which the shareholder claims to be the relevant (see below) fair market value of the shares (this statement will constitute an offer by the shareholder to sell the shares to the company at that price).

      In addition, within 30 days after notice of the approval of the merger is mailed to shareholders, the shareholder must also submit to the company or a transfer agent of the company, for endorsement as dissenting shares, the stock certificates representing the company’s shares as to which the shareholder is exercising dissenters’ rights.

      Simply failing to vote for, or voting against, the proposed merger will not be sufficient to constitute the demand described above.

      Shares of the company held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the California General Corporation Law and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares.”

      Within ten days after approval of the merger by the company’s shareholders, the company must mail a notice of the approval to each Class A shareholder who voted against the merger, and each Class B shareholder who has not voted in favor of the merger. This notice must state the price determined by the company to represent the relevant fair market value of the dissenting shares. Chapter 13 of the California General Corporation Law states that the fair market value, for this purpose, is determined “as of the day before the first announcement” of the terms of the proposed merger. The statute does not explain whether, in the case of shares such as the Class A common stock that are publicly traded, “day” means trading day or calendar day. The terms of the merger were first announced when the merger agreement was signed, which was shortly after the close of the trading day for the Class A common stock on The Nasdaq National Market on November 3, 2004. The company believes (and in any litigation would assert) that, given the clear rationale for the statutory rule, the better interpretation of the statute should be that the fair market value of the Class A common stock and Class B common stock for purposes of Chapter 13 of the California General Corporation Law should be determined as of November 2, 2004.

      The company’s notice must also include a brief description of the procedures to be followed by those holders if the holders desire to exercise their dissenters’ rights and a copy of Sections 1300 through 1304 of Chapter 13 of the California General Corporation Law. The statement of price determined by the company to represent the fair market value of dissenting shares, as set forth in the notice of approval of the merger, will constitute an offer by the company to purchase the dissenting shares at the stated amount if the merger closes.

      Irrespective of the percentage of the company’s shares with respect to which demands for appraisal have been properly filed, the company must mail the notice referred to above to any shareholder who has filed a demand with respect to the company’s shares that are subject to transfer restrictions imposed by the company or by any law or regulation. The company is not aware of any transfer restrictions on its shares, except for those restrictions which apply to some of the Class A common shares held by shareholders who are deemed to be affiliates of the company as that term is defined in Rule 144 adopted by the SEC under the Securities Act. Any shareholder who believes there is another type of restriction on its shares should consult with its advisor as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger.

      If the company and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed-upon price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender to the company of the certificates representing the dissenting shares.

      If the company denies that shares are dissenting shares or the shareholder fails to agree with the company as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of Chapter 13 of the California General Corporation Law, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county requesting a determination as to whether the shares are dissenting shares or as to the fair market value of the holder’s shares, or both, or may intervene in any action pending on such a complaint.

      On the trial of the action, the court determines the issues. If the status of the shares as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

      If the court appoints an appraiser or appraisers, they proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report is submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      If the single appraiser or a majority of the appraisers fails to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the dissenting shares. Subject to Section 1306 of Chapter 13 of the California General Corporation Law, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered.

      The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the price determined by the court is more than 125 percent of the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement).

      Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

      A holder of dissenting shares may not withdraw a demand for payment unless the company consents to the withdrawal. Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require the company to purchase their shares, if:

•	the merger is abandoned;

•	the shares are transferred before their submission to the company for the required endorsement or surrendered for conversion into shares of another class in accordance with the company’s articles of incorporation;

•	the dissenting shareholder and the company do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither the company nor the shareholder files a complaint or intervenes in a pending action within six months after the company mails a notice that its shareholders have approved the merger; or

•	with the company’s consent, the holder delivers to the company a written withdrawal of such holder’s demand for purchase of the shares.

      To the extent that the provisions of Chapter 5 of the General Corporation Law of California (which places conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of the company for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of the company in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the California General Corporation Law.

      For federal income tax purposes, the company’s shareholders who receive cash for their shares of the company’s stock after exercising dissenters’ rights will recognize taxable gain or loss. See “— Material United States Federal Income Tax Consequences of the Merger.”

Interests of Certain Persons in the Merger

      When considering the recommendation of the board of directors, you should be aware of the information set forth below.

      Some of the members of the company’s management and the board of directors have interests in the merger that are in addition to, or different from, their interests as shareholders generally. These interests exist because of certain rights the directors and executive officers have pursuant to the terms of certain benefit and compensation plans maintained by the company and also, in the case of the officers, pursuant to the terms of employment agreements with the company. These employment agreements provide the covered executive officers with severance pay and benefits if their employment is terminated under specified circumstances in connection with the merger. In addition, the executive officers and directors of the company hold vested and unvested stock options and/or other equity-based rights in respect of the Class A common stock that will be cancelled for a cash payment or will be converted into a right to receive a cash payment, upon completion of the merger, with such payment to be made subject to and in accordance with the terms of the underlying plan or agreement. Following the merger, Constellation will indemnify the officers and directors of the company for certain events occurring before the merger.

      Existing Employment Agreements with Executive Officers. Each of Gregory M. Evans, Henry J. Salvo, Dennis P. Joyce, Peter Mattei, Michael K. Beyer, Steven R. Soderberg, Gregory J. Brady, Valerie Deitrick, Rodney K. Williams, Patrick Delong, and Eric G. Morham has an employment agreement with the company which may entitle the executive to severance and other benefits in connection with a change of control of the company, which would include the proposed merger.

      Each of these employment agreements provides that the executive will be entitled to certain benefits if, during the period beginning 30 days before the completion of the merger and ending on the second anniversary of the completion of the merger, the executive is terminated without cause or resigns for good reason. These benefits will include the following:

•	accrued benefits due to the executive through the date of termination;

•	a severance payment equal to two times (or two and one-half times for Mr. Evans) the sum of the executive’s base salary and the highest annual bonus paid to the executive in the previous three years;

•	two additional years (two and one-half additional years in the case of Mr. Evans) of company contributions under the company qualified and supplemental retirement plans;

•	extension of health benefits to the executive for 18 months at the same cost to the executive as before termination of employment;

•	full acceleration of vesting of all unvested options to acquire Class A common stock and other stock-based compensation; and

•	reimbursement for the cost of any outplacement and career counseling services for two years, up to a maximum reimbursement of $15,000.

      For purposes of the employment agreements, cause is generally defined as:

•	willful misconduct, dishonesty, or fraud by the executive in the performance of his or her duties under the employment agreement which is injurious to the business interests of the company or which results in gain to or personal enrichment of the executive or the members of the executive’s family at the company’s expense;

•	the continuing refusal of the executive to perform his or her material duties or to render material services assigned to him or her from time to time, if not cured within 30 days of notice from the company to the executive; or

•	the conviction of the executive of a felony or any misdemeanor involving dishonesty or moral turpitude.

      For purposes of the employment agreements, good reason is generally defined as the occurrence of any of the following without the executive’s consent:

•	the company’s or its successor’s failure to perform any material obligation of the executive’s employment, or a successor’s failure to assume the company’s obligations under the employment agreement, in either case if not cured within 30 days after receipt of written notice from the executive; or

•	the assignment to the executive of duties that are materially less than those in force when the employment agreement was entered into or as subsequently modified with the executive’s acquiescence or that are materially inconsistent with the terms of his or her employment agreement or with duties typically performed by senior managers with equivalent positions in the wine industry.

      Assuming all eleven executive officers were terminated without cause immediately after completion of the merger, the aggregate amount of the cash severance that would become payable to them as a group is currently estimated to be approximately $8.6 million, of which approximately $1.9 million and $900,000 would be payable to each of Messrs. Evans and Salvo, respectively.

      Company Stock Options. The merger agreement provides that, upon completion of the merger, each option to purchase shares of Class A common stock (whether or not vested), including those options that our executive officers and directors hold, will be cancelled in exchange for a cash payment to the option holder equal to the excess of $56.50 over the exercise price per share of the stock option multiplied by the number of shares of Class A common stock subject to the option, less applicable tax withholding. The following table summarizes the vested and unvested options held by each of our executive officers and directors as of November 2, 2004 and the consideration that each of them would receive pursuant to the merger agreement in connection with the cancellation of these options, before tax withholding. Of the aggregate cash payment of approximately $22.4 million that would be received by the executive officers and directors as a group for their options to acquire Class A common stock, approximately $5.1 million represents options that are unvested currently.

	Number of Shares	Weighted
	Underlying Vested and	Average Exercise
Name	Unvested Options	Price	Cash Payment

Gregory Evans	234,162	$32.56	$5,605,888
Henry J. Salvo	78,700	$32.30	$1,904,756
Michael K. Beyer	66,198	$32.41	$1,594,597
Gregory J. Brady	45,300	$33.75	$1,030,750
Valerie Deitrick	16,450	$33.39	$380,188
Patrick DeLong	11,350	$33.32	$263,075
Dennis P. Joyce	54,200	$32.42	$1,304,950
Peter Mattei	96,078	$32.69	$2,287,808
Eric G. Morham	10,000	$35.18	$213,250
Steven R. Soderberg	56,278	$35.45	$1,184,921
Rodney K. Williams	3,000	$27.50	$87,000
Adrian Bellamy	8,430	$35.06	$180,780
Marcia Mondavi Borger	18,500	$37.31	$355,058
Frank E. Farella	18,500	$37.31	$355,058
Anthony Greener	21,884	$40.65	$346,930
Philip Greer	31,500	$35.95	$647,358
Ted W. Hall	5,795	$39.50	$98,515
Timothy J. Mondavi	177,005	$31.85	$4,362,890
John M. Thompson	8,150	$36.65	$161,780

      Other Stock-Based Awards. Other restricted stock-based awards will be converted into the right to receive $56.50 per share in cash, less applicable tax withholding. As of November 2, 2004, the aggregate number of Class A shares subject to restricted stock-based awards held by the executive officers as a group is approximately 57,689 shares with an aggregate value of approximately $3.26 million. In addition, if Proposal No. 5 is approved by stockholders, non-employee members of the board of directors will receive automatic grants of restricted stock units on the date of the annual stockholder meeting. Each non-employee director would receive 1,000 restricted stock units (or, if the director had served less than one year, a pro rata amount). Each of the restricted stock units would be converted into a right to receive $56.50 in cash on the closing of the proposed merger, which payment would be made on the terms set forth in the award agreement. Therefore each director’s restricted stock unit award would have a value of $56,500 and all of the directors’ restricted stock unit awards would have an aggregate value of $452,000.

      Deferred Compensation Plan for Directors. Pursuant to the terms of the company’s deferred compensation plan for directors, upon a change of control of the company, which would include the proposed merger, the interest crediting rate on the deferral accounts of the participating directors upon a director’s cessation of service as a director will generally be the annual interest crediting rate for the current plan year, as opposed to a pro-rated annual rate.

      Non-Employee Directors Who Hold Class B Common Stock or Provide Other Services. Timothy J. Mondavi and Marcia Mondavi Borger each abstained from voting on the merger agreement and the merger because they own shares of Class B common stock.

      Frank E. Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the company and to Robert G. Mondavi. Mr. Farella also serves as the personal attorney for Robert G. Mondavi, including with respect to the proposed merger.

      Constellation has agreed, for 6 years from and after the effective time of the merger, to cause the surviving corporation to indemnify and hold harmless the company’s present and former officers and directors to the extent required under the company’s articles of incorporation and by-laws.

      Director and Officer Indemnification. The merger agreement requires Constellation, for a period of 6 years after the effective time of the merger, to maintain in effect or cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance on behalf of the company’s former officers and directors who are currently covered by the company’s directors and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially the same coverage as is provided by those policies currently in effect, so long as the annual premium for this coverage is no more than 150% of the last annual premium the company paid.

      Termination of Employment Agreements. Timothy J. Mondavi, a director of the company, departed as an officer, Vice Chairman, Winegrower and employee of the company on October 6, 2004, effective as of September 30, 2004. Timothy J. Mondavi will remain a director subject to normal nominating and election procedures of the board of directors and will be eligible as a non-employee director for compensation for his board service in keeping with the existing plan approved by the board of directors. The company has paid Timothy J. Mondavi his fiscal year 2004 salary to his departure date in accordance with the company’s established compensation arrangements, including the payment of his fiscal year 2004 salary of $477,360, a $41,478 fiscal year 2004 life insurance payment on Timothy J. Mondavi’s behalf (grossed up by 35% for taxes, resulting in a total payment of $55,995) and a $50,000 fiscal year 2004 cash bonus, and the vesting of 1,035 restricted stock units (valued at approximately $36,300 in the aggregate) as a participant in the company’s fiscal year 2004 management incentive compensation plan.

      On October 15, 2004, the company entered into a termination of employment agreement with Timothy J. Mondavi which provides certain severance benefits to him in connection with his separation as an officer and employee. Pursuant to this agreement, the company has agreed to make a departure payment of $1,193,400 to Timothy J. Mondavi or his estate over 30 months commencing on October 28, 2004, subject to his adherence to the termination of employment agreement, and to pay the employer premium, assuming Timothy J. Mondavi pays the employee premium, to continue his group health insurance coverage for the maximum 18 months allowable under the company’s health insurance plan and to pay an amount equal to this employer premium directly to him for an additional 12 months. Timothy J. Mondavi’s options to purchase shares of Class A common stock granted during his employment ceased vesting on September 30, 2004. No additional employee options to purchase shares of Class A common stock will vest during the term of his personal services agreement described below. Timothy J. Mondavi may exercise any vested options to purchase shares of Class A common stock for a period of 18 months after his September 30, 2004 departure (subject to cancellation of all options in return for cash, pursuant to the proposed merger as described above). In addition, Timothy J. Mondavi will be permitted to select up to 50 cases of wine, limited to 10 cases per vintage, from the company’s library of wines made by the

Robert Mondavi Winery and the company’s joint venture partners for his private collection, subject to his adherence to his termination of employment agreement.

      In consideration of these payments, Timothy J. Mondavi provided the company a general release of all claims he may have against it relating to employment termination, employment discrimination or any other employment or employee benefit rights. In addition, Timothy J. Mondavi agreed during the term of his personal services agreement not to solicit for employment any employee of the company without the prior notice and approval, not to be unreasonably withheld, of the company’s chief executive officer.

      The company also entered into a personal services agreement with Timothy J. Mondavi pursuant to which he will provide personal services to the company as a consulting winegrower for the Robert Mondavi Winery, effective October 1, 2004 for a term of one year. Under this agreement, Timothy J. Mondavi will be compensated at the rate of $2,400 per day for a minimum of 50 days and a maximum of 75 days. The minimum payment under the agreement will be $120,000 and the maximum payment under this agreement will be $180,000. Payments will be made at the rate of at least $30,000 per fiscal quarter. The personal services can be terminated at will by either party upon 30 days notice.

Litigation Relating to the Merger

      Five purported shareholder class action lawsuits have been filed against the company and various of its directors arising from the company’s previously stated recapitalization and restructuring plans, and the Constellation proposal. Four of those lawsuits have been filed in Napa County, California Superior Court, and are styled Bamboo Partners LLC v. Robert Mondavi Corp., et al., No. 26-27170 (Cal. Super. Ct. compl. filed October 19, 2004); Robert Lewis v. Robert Mondavi Corp., et al., No. 26-27204 (Cal. Super. Ct. compl. filed October 21, 2004); Nancy Bolozky v. Robert Mondavi Corp. et al., No. 26-27249 (Cal. Super. Ct. compl. filed October 26, 2004) and Alaska Electrical Pension Fund v. The Robert Mondavi Corporation et al., No. 26-27334 (Cal. Super. Ct. compl. filed November 2, 2004). The fifth lawsuit has been filed in Nassau County, New York Supreme Court, and is styled The Ezra Birnbaum Charitable Trust v. Philip Greer et al., No. 04-014913 (N.Y. Sup. Ct. compl. filed October 28, 2004). Four of the lawsuits allege that the defendants breached their fiduciary duties to the company’s shareholders by, among other things, pursuing the company’s previously stated recapitalization and restructuring plans, and allegedly refusing to accept the Constellation offer. One of the lawsuits alleges that the defendants breached their fiduciary duties to the company’s shareholders by, among other things, accepting the Constellation proposal and allegedly failing to hold an auction and/or to obtain the highest price available for the company. The complaints seek certain declaratory and injunctive relief, compensatory damages in an unspecified amount, attorneys’ fees and costs of suit. On November 8, 2004, the Napa County Superior Court consolidated the four lawsuits filed in that county, and appointed lead counsel for the plaintiffs. The time for the defendants to respond to the complaints has not yet expired. The company believes the lawsuits are without merit and intends to defend against them vigorously.

The Support Agreement

      In connection with the execution of the merger agreement, at Constellation’s request, each of Adrian Bellamy, Gregory M. Evans, Frank E. Farella, Anthony Greener, Philip Greer, Ted W. Hall, Marcia Mondavi Borger, Robert G. Mondavi, Timothy J. Mondavi, and John M. Thompson, each of whom is a director of the company, except for Robert G. Mondavi, who is the company’s Chairman Emeritus and founder, entered into a support agreement with Constellation. Under the support agreement, attached as Annex H, each of these individuals has agreed to vote all of his or her shares of our capital stock:

•	for approval of the merger agreement and the merger, and any actions required in furtherance thereof;

•	against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty, or any other obligation of the company under the merger agreement or the support agreement;

•	against any action or agreement that could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or the other transactions contemplated by the merger agreement; and

•	against any alternative acquisition proposal with respect to the company.

      In addition, under the support agreement each of these people has:

•	granted to Constellation an irrevocable proxy to vote the shares of our common stock subject to the support agreement with respect to the matters specified above;

•	agreed not to, directly or indirectly, take any action that could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the merger agreement or the merger;

•	agreed not to, directly or indirectly, initiate, solicit, encourage, or facilitate any discussions or any inquiries with respect to, or the making of, an alternative acquisition proposal with respect to the company or engage in any negotiations concerning or provide any confidential information or data to or have any discussions with any person relating to such a proposal, or otherwise encourage or facilitate any effort or attempt to make or implement such a proposal;

•	agreed to notify Constellation as promptly as practicable of any inquiry, discussion or proposal that constitutes or may reasonably be expected to lead to an alternative acquisition proposal after he or she becomes aware of such inquiry, discussion, or proposal;

•	agreed not to sell, pledge, assign, encumber, or otherwise transfer or dispose of any of the shares subject to the support agreement, or securities convertible into, or any voting rights with respect to any of the shares subject to the support agreement;

•	agreed not to grant any proxies or powers of attorney or enter into a voting agreement or other arrangement or deposit any shares subject to the support agreement in a voting trust;

•	agreed not to convert any shares of Class B common stock into Class A common stock; and

•	agreed to waive any and all appraisal, dissenters’ or similar rights that he or she may have with respect to the merger and the other transactions contemplated by the merger agreement pursuant to California corporate law or other applicable law.

      Notwithstanding the above, each of the above individuals may, with certain exceptions:

•	transfer any of his or her shares of Class A common stock to a party that executes, and agrees to be bound by the terms of, a counterpart of the support agreement, in form and substance reasonably satisfactory to Constellation;

•	transfer any of his or her shares of Class B common stock to any person or entity that was a shareholder of the company as of February 26, 1993, certain direct lineal descendants of Robert G. Mondavi or a trust under which any of the foregoing persons is a beneficiary, provided that such transferee executes, and agrees to be bound by the terms of, a counterpart of the support agreement, in form and substance reasonably satisfactory to Constellation;

•	pledge or otherwise encumber any of his or her shares of Class A or Class B common stock to a party that agrees in writing pursuant to an assumption agreement reasonably satisfactory to Constellation to comply with the provisions of the support agreement restricting sale, assignment, encumbrance, transfer, or disposal of shares as fully as if the transferee has been an original party to the support agreement and that provides an opinion of counsel reasonably satisfactory to Constellation that any such assumption agreement is legal, valid and binding on the transferee; or

•	transfer any of his or her shares of Class A or Class B common stock by operation of law upon death or through intestacy, with the transferee, to the extent practicable, executing a legally binding assumption agreement reasonably satisfactory to Constellation to comply with the provisions of the support agreement.

      The support agreement does not limit or affect any actions taken by any individual in such person’s capacity (if any) as an officer or director of the company or any of its subsidiaries. The support agreement will terminate upon the first to occur of termination of the merger agreement and consummation of the merger.

The Merger Agreement

      The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

      Form of the Merger. If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, a wholly-owned subsidiary of Constellation created solely for the purpose of giving effect to the merger, which we refer to in this proxy statement as the merger sub, will merge with and into the company. The company will be the surviving corporation in the merger and will continue its corporate existence in accordance with California law.

      Structure and Effective Time. The merger agreement provides that the company will complete the merger as soon as practicable following the first day on which all conditions in the merger agreement have been fulfilled or waived or at such date as the company and Constellation may agree. The company intends to complete the merger as promptly as practicable, subject to receipt of shareholder approval and all requisite regulatory approvals.

      Shareholder Meeting. The company agreed to call and convene a shareholder meeting as promptly as reasonably practicable to consider and vote upon the merger agreement and the merger.

      Articles of Incorporation and By-Laws. The merger sub’s by-laws as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation. The company’s articles of incorporation will be amended as of the effective time of the merger as set forth in an agreement of merger to be filed with the Secretary of State of the State of California, and will become the articles of incorporation of the surviving corporation.

      Board of Directors and Officers of the Surviving Corporation. The company’s officers will continue to be the officers of the surviving corporation following the merger. The directors of the merger sub immediately prior to the merger will become the directors of the surviving corporation following the merger.

      Consideration to be Received in the Merger. In general, upon completion of the merger, each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive cash in the amount of $56.50, without interest, and each share of Class B common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive cash in the amount of $65.82, without interest. All shares of the company’s common stock that Constellation, the merger sub, the company or their respective subsidiaries own generally will be canceled and retired upon completion of the merger and no payment will be made for such shares; provided, however, that each share of Class B common stock owned by any wholly owned subsidiary of the company will be either (a) converted into that number of shares of the surviving corporation’s stock such that such wholly owned subsidiary owns the same percentage in terms of economic value of the surviving corporation’s common stock immediately after the merger as such wholly owned subsidiary owned of the company immediately prior to the merger, assuming all Class B shareholders agree, (b) cancelled without payment or (c) converted into the merger consideration. Holders of shares of the company’s common stock may be entitled to assert dissenters’ appraisal rights instead of receiving the merger consideration. For a description of these dissenters’ rights, see “— California Dissenters’ Rights of Appraisal.”

      Payment Procedures. Prior to the effective time of the merger, Constellation will designate a paying agent. As of the effective time of the merger, Constellation will deposit cash in an amount sufficient to pay the merger consideration to former holders of record of certificates representing the company common stock other than shares held by the company and its subsidiaries and shares with respect to which holders have properly exercised dissenters’ rights. As soon as reasonably practicable after the effective time of the merger, but in any event within 5 business days after the effective time, the paying agent will mail to each eligible holder a letter of transmittal and instructions on how to exchange the company’s common stock certificates for the cash merger consideration. After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, the paying agent will mail to you a check for the merger consideration. The stock certificates you surrender will be cancelled. After completion of the merger, there will be no further transfers of the company’s common stock, and the company’s stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of the company’s common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to Constellation that such tax is not applicable.

      If your common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and the posting of a bond as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

      If you do not return a completed letter of transmittal and your stock certificates to the paying agent within one year after the effective time of the merger, you will be required to seek payment of the cash merger consideration from Constellation.

      You should not send your stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your stock certificates with the enclosed proxy.

      If any of your stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and post a bond in such reasonable amount that Constellation or the surviving corporation may reasonably direct as indemnity against claims related to your lost, stolen or destroyed stock certificates.

      Each of the surviving corporation and Constellation may deduct and withhold or cause the paying agent to deduct and withhold from the merger consideration otherwise payable amounts it may be required to deduct and withhold for payment of taxes.

      Stock Options, Stock Units and the Employee Stock Purchase Plan. The merger agreement provides that upon the completion of the merger, each option to purchase shares of Class A common stock (whether or not vested), including those options that our executive officers and directors hold, will be canceled in exchange for a cash payment to the option holder equal to the excess of $56.50 over the exercise price of the stock option for each share of Class A common stock subject to the option multiplied by the number of shares of Class A common stock subject to the option. Prior to the effective time of the merger, option holders will be given the opportunity to exercise their options, including options that would otherwise not be exercisable, and any options that are not exercised will be cancelled for the cash payment described in the foregoing sentence. The merger agreement also provides that upon completion of the merger each stock unit in respect of the Class A common stock (whether or not vested) or other equity-based awards (whether or not vested) the value of which is measured by reference to the Class A common stock, will be converted into an obligation to pay cash (less applicable tax withholding) to the holder in the amount of $56.50 per stock unit or award multiplied by the number of shares of stock subject to such unit or award, with such cash payment to be made subject to and in accordance with the terms of the underlying plan or agreement.

      With respect to the company’s Employee Stock Purchase Plan, the merger agreement provides that during the period between the signing of the merger agreement and the closing of the merger, the company will not:

•	commence a new “purchase period” under the plan after the current “purchase period” ends;

•	permit new participants to begin participating in the current “offering period;” or

•	permit participants in the current “offering period” to increase the percentage of their payroll deductions.

      At the effective time of the merger, our Employee Stock Purchase Plan will be terminated.

      Representations and Warranties. The merger agreement contains customary representations and warranties with respect to the company and its subsidiaries regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	articles of incorporation and by-laws;

•	ownership of subsidiaries;

•	requisite corporate power and authorization, execution, delivery, and enforceability of the merger agreement;

•	capitalization;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	absence of undisclosed brokers’ fees;

•	accuracy of information contained in reports and financial statements that the company files with the SEC and the compliance of the company’s filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which is sometimes referred to as GAAP;

•	undisclosed liabilities;

•	accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	absence of changes or events that would have a material adverse effect on the company;

•	tax matters;

•	intellectual property;

•	employee benefits matters;

•	environmental matters;

•	compliance with applicable laws and regulatory matters;

•	litigation matters;

•	real property matters;

•	inventory and equipment matters;

•	receipt of fairness opinions from the company’s financial advisors;

•	the board’s recommendation of the merger agreement and withdrawal of the board’s recommendation of the company’s previous recapitalization and reincorporation merger agreement; and

•	inapplicability of state takeover statutes.

      In addition, Constellation and the merger sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	requisite corporate power and authorization, execution, delivery and enforceability of the merger agreement;

•	required governmental filings and consents;

•	conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	accuracy of information supplied for inclusion in this proxy statement;

•	availability of funds necessary for the merger, including payment of the merger consideration; and

•	ownership and business conduct of the merger sub.

      Covenants Relating to the Conduct of the Company’s Business. From the date of the merger agreement through the effective time of the merger, the company has agreed (and has agreed to cause each of the company’s subsidiaries) to conduct its business and operate its properties in the ordinary course of business consistent with past practices, to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.

      During the same period, the company has also agreed that the company will not, among other things, do any of the following without the prior written consent of Constellation or as disclosed to Constellation prior to executing the merger agreement:

•	adjust, split, combine or reclassify its capital stock;

•	declare, make or pay any dividend on or redeem or purchase any shares of the company’s capital stock or securities convertible or exchangeable into the company’s capital stock;

•	grant any right or option to acquire or receive any shares of the company’s capital stock or the capital stock of the company’s subsidiaries;

•	issue, deliver, sell, pledge or encumber shares of the company’s capital stock or securities convertible or exchangeable into the company’s capital stock other than in connection with outstanding obligations, such as employee stock option plans;

•	enter any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the company subsidiaries’ capital stock;

•	transfer, sell, lease, pledge, mortgage or encumber the company’s property, other than in the ordinary course of business or as required prior to the effective time of the merger under the company’s existing joint venture agreements; provided, however, that Constellation has the right to participate in any negotiations concerning a required transaction under the company’s joint venture agreements if and to the extent that such negotiations involve discretionary terms;

•	make or propose any changes to the company’s (or the company subsidiaries’) articles of incorporation or by-laws or comparable organizational documents;

•	merge or consolidate with any other person or adopt a plan of liquidation, dissolution or reorganization;

•	acquire a material amount of assets or capital stock of any other person;

•	become liable for any indebtedness, other than the refinancing of existing debt pursuant to financial commitments currently in place or other arrangements reasonably acceptable to Constellation;

•	create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or otherwise the corporate structure or ownership of any of the company’s existing subsidiaries;

•	take specified employee benefits related actions;

•	except as may be required under GAAP as advised by the company’s regular independent accountants, change in any material respect any method or principle of tax or financial accounting;

•	enter into or renew any non-compete, exclusivity or similar agreement that would materially limit the operations of the company or its subsidiaries, or Constellation or its subsidiaries after the effective time;

•	settle or compromise any material litigation or waive any material right or claim;

•	enter into any material contracts or modify, amend, terminate, waive, release or assign any material rights or claims with respect to any material contract;

•	renew, enter into, amend or waive any material right under any contract with, or loan to, any of the company’s directors or officers or associates or immediate family members of the company’s directors or officers;

•	make any material payment to any of the company’s directors or officers or associates or immediate family members of the company’s directors or officers, except in the ordinary course of business consistent with past practice pursuant to existing written agreements;

•	incur or commit to any capital expenditures in excess of $2 million individually or $15 million in the aggregate;

•	initiate any new product promotions other than in the ordinary course of business consistent with past practice as currently budgeted;

•	take any action that would reasonably be expected to result in any representation in the merger agreement becoming not true or not accurate in any respect;

•	make, revoke or amend any material tax election, enter into any material closing agreement, settle or compromise any material claim or assessment with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, execute or consent to any waivers extending the statute of limitations with respect to the collection or assessment of any taxes if the action would have the effect of increasing our tax liability or reducing any of the company subsidiaries’ tax assets; or

•	agree in writing to take, or permit or cause any of the company’s subsidiaries to take, any of the foregoing actions.

      Mutual Covenants of Constellation and the Company. The company and Constellation have agreed to:

•	use their reasonable best efforts to take all actions necessary, proper or advisable under applicable law and the merger agreement to consummate the merger as soon as reasonably practicable;

•	make any required filings under the Hart-Scott-Rodino Act and any applicable foreign regulatory filings;

•	consult with each other before issuing any press releases or making any public announcements with respect to the merger agreement and the merger;

•	cooperate in the preparation of all tax returns and any other documents related to any conveyance taxes that become payable in connection with the merger and cooperate with regard to tax planning in connection with any shares of the company’s common stock held by a wholly-owned subsidiary of the company; and

•	promptly notify each other of any notice from a third party alleging that such person’s consent is required in connection with the merger, any material notice from a governmental authority in connection with the merger or any actions or suits that relate to the merger.

      Constellation is not required to agree and the company will not agree without Constellation’s prior written consent to waive any substantial rights, or substantial limitations on its operations or to dispose of any significant assets in connection with obtaining any consents or authorizations under the Hart-Scott-Rodino Act or foreign antitrust laws, unless the waiver, limitation, or disposal would not have a material adverse affect on the company or Constellation.

      No Solicitation. The merger agreement provides that the company will not and will not permit any subsidiary, or any director or officer of the company or any of the company’s subsidiaries, and will cause any employees, agents and representatives including any attorney, accountant or investment banker, retained by the company or any of the company’s subsidiaries not to, directly or indirectly:

•	initiate, solicit, encourage, or facilitate any inquiries with respect to, or the making of, any acquisition proposal;

•	engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal (as described below), or otherwise encourage or facilitate any effort to make an acquisition proposal; or

•	approve or recommend any acquisition proposal or approve, recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal or propose publicly or agree to do any of the foregoing.

      However, until such time as the company’s shareholders approve the merger agreement, the company may provide information to and negotiate with a third party if:

•	the company receives a bona fide unsolicited written acquisition proposal not made in violation of the merger agreement;

•	the bidder has executed a confidentiality agreement containing customary terms;

•	the company’s board determines in good faith after consultation with outside legal counsel that the action is necessary in order for the company’s directors to comply with their fiduciary duties under applicable law; and

•	the company’s board determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that it is reasonably likely that the acquisition proposal will result in a superior proposal (as described below).

      The company’s board is permitted to recommend an acquisition proposal if:

•	the company satisfies the first three bullet points in the above paragraph;

•	the company’s board determines in good faith that the acquisition proposal constitutes a superior proposal; and

•	the company has provided at least 4 business days advance written notice to Constellation that the company intends to recommend the acquisition proposal and the company’s board continues to believe, after taking into account any modifications to the terms of the Constellation merger agreement proposed by Constellation (which modifications the company will endeavor to negotiate in good faith), that the acquisition proposal remains a superior proposal.

      The company has agreed to immediately cease any existing activities, discussions or negotiations with any parties (other than Constellation or the merger sub) conducted prior to the date of the merger agreement with respect to any acquisition proposal, except that the company may continue the company’s existing activities, discussions or negotiations with certain persons with respect to an acquisition proposal. The company has also agreed to promptly request the return or destruction of all information and materials provided prior to the date of the merger agreement to any person (other than Constellation or the merger sub) with respect to the consideration or making of an acquisition proposal.

      The company has also agreed to promptly notify Constellation of any request for information or any inquiry, proposal or offer relating to an acquisition proposal, indicating the name of the person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers. The company will also keep Constellation informed on a current basis of the status of any acquisition proposal, including any amendments or revisions to the terms of any acquisition proposal and will make available to Constellation the same information being furnished to any other bidder at substantially the same time as the company provides such information to the other bidder.

      An “acquisition proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the company, (2) any purchase of an equity interest representing 15% or more of the voting or economic interest in the company or (3) any purchase of assets, securities or ownership interests representing 15% or more of the assets of the company and its subsidiaries, taken as a whole. A “superior proposal” means a bona fide written “acquisition proposal” that would result in a person (other than Constellation or any of its subsidiaries) owning 100% of the company or all or substantially all of our assets and that is on terms that the company’s board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal (including timing of consummation, the likelihood of obtaining financing, and the person making the proposal) would, if consummated, result in a transaction more favorable to the company’s shareholders from a financial point of view than the transaction contemplated by the merger agreement, taking into account any change in the transaction proposed by Constellation.

      Indemnification and Insurance. Constellation has agreed, for 6 years from and after the effective time of the merger, to cause the surviving corporation to indemnify and hold harmless the company’s present and former officers and directors to the extent required under the company’s articles of incorporation and by-laws.

      The merger agreement requires Constellation, for a period of 6 years after the effective time of the merger, to maintain in effect or cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance on behalf of the company’s former officers and directors who are currently covered by the company’s directors’ and officers’ liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially the same coverage as is provided by those policies currently in effect; so long as the annual premium for this coverage is no more than 150% of the last annual premium the company paid.

      Employee Matters. Constellation expects to provide the company’s employees with health and welfare benefits that are no less favorable in the aggregate than the health and welfare benefits currently provided by Constellation to its similarly situated employees. Until the company’s employees are transferred to such Constellation-based program, Constellation will provide employees with health and welfare benefits that are no less favorable in the aggregate to the health and welfare benefits currently provided to the company’s employees. Constellation will also cause the surviving corporation to honor the accrued and vested obligations of the company and any of its subsidiaries under the provisions of all employee benefit plans and employment agreements to which the company is currently a party, subject to Constellation’s right to amend or terminate any plan or agreement if permitted under the applicable terms of the plan or agreement.

      Conditions to the Merger. The company and Constellation’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the company’s shareholders’ approval of the merger agreement;

•	expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act and receipt of any required approvals or consents under any applicable foreign antitrust laws; and

•	the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger.

      In addition, the company’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Constellation and the merger sub in the merger agreement being true and correct (without giving effect to any qualifications or exceptions relating to materiality or material adverse effect or words of similar import), except where the failure to be true and correct would not individually or in the aggregate have or reasonably be expected to have a material adverse effect on Constellation; and

•	Constellation and the merger sub having performed all of their respective obligations under the merger agreement through the effective time of the merger in all material respects, except for obligations that are qualified by references to materiality or material adverse effect, which shall be complied with in all respects.

      In addition, the obligation of Constellation and the merger sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the company in the merger agreement (other than the representations with respect to the capitalization of the company and the occurrence of a material adverse effect) being true and correct (without giving effect to any qualifications or exceptions relating to materiality or material adverse effect), except where the failure to be true and correct would not have or reasonably be expected to have a material adverse effect on the company;

•	the representations and warranties in the merger agreement regarding the capitalization of the company being true and correct in all material respects;

•	the absence of any material adverse effect on the company or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the company since June 30, 2004; and

•	the company having performed its obligations under the merger agreement through the effective time of the merger in all material respects, except for obligations that are qualified by references to materiality or material adverse effect, which shall be complied with in all respects.

      Termination, Amendment and Waiver. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our shareholders):

•	by the mutual written consent of Constellation and the company;

•	by Constellation or the company, if:

•	the merger has not occurred on or prior to April 30, 2005, provided that this right to terminate will not be available to any party whose breach of the merger agreement resulted in the failure of the merger to occur by April 30, 2005;

•	the company’s shareholder approval was not obtained at a duly held meeting or at any adjournment or postponement of the meeting; or

•	any governmental authority with jurisdiction issues a final, nonappealable order or takes any other final, nonappealable action permanently prohibiting the consummation of the merger, whether before or after the adoption and approval of the merger agreement by the company’s shareholders;

•	by the company:

•	if there has been a breach of any representation, warranty, covenant or agreement by Constellation or the merger sub that would result in the failure of a condition to the merger agreement to be satisfied which breach is not cured within 30 calendar days after written notice of the breach is given to Constellation; or

•	prior to, but not after, the adoption and approval of the merger agreement by the company’s shareholders, in order to enter into an agreement with respect to a superior proposal if we have complied with our obligations described under “— No Solicitation,” as they pertain to such superior proposal and if we have paid the termination fees described under “— Termination Fees”;

•	by Constellation, if:

•	there has been a breach of any representation, warranty, covenant or agreement by the company that would result in the failure of a condition to the merger agreement being satisfied and which is not cured within 30 calendar days after written notice of the breach is given to the company;

•	the company’s board withdraws, qualifies or modifies, in a manner adverse to Constellation, its recommendation that the company’s shareholders vote to approve the merger; or

•	the company’s board approves or recommends or resolves to approve or recommend any other acquisition proposal.

      Termination Fees. The merger agreement obligates the company to pay a fee in cash to Constellation equal to $31 million if:

•	The merger agreement is terminated by:

•	the company or Constellation because the company’s shareholder approval is not obtained at a duly held meeting or at any adjournment or postponement of the meeting;

•	the company or Constellation because the merger has not been consummated prior to April 30, 2005; or

•	Constellation if there is a breach of a representation, warranty or covenant of the company that results in a failure to satisfy a condition to Constellation’s obligation to complete the merger;

and, in each case, on or prior to the applicable trigger event any third party has made or publicly announced an intention to make (and has not withdrawn) an acquisition proposal (provided that, for these purposes, all references to 15% in the definition of acquisition proposal will be deemed to be 40%, which we refer to as a covered proposal), and, within 12 months following the termination of the merger agreement, the company enters into an agreement with respect to a covered proposal;

•	The company terminates the merger agreement to enter into a superior proposal; or

•	Constellation terminates the merger agreement after the company’s board withdraws, qualifies or modifies, in a manner adverse to Constellation, its recommendation that the company’s shareholders vote to approve the merger, or the company’s board approves or recommends or resolves to approve or recommend any other acquisition proposal.

      Other Fees and Expenses. Whether or not the proposed merger is consummated, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring those costs and expenses, except that fees incurred in connection with filings with the SEC related to the merger and related printing and mailing costs will all be shared equally by Constellation and the company.

      Amendment. The parties may amend the merger agreement at any time before or after any approval of the merger agreement by the company’s shareholders, but after the shareholder approval, the parties may not amend the merger agreement in a manner that by law requires further approval by the company’s shareholders without the company’s shareholders’ approval.

Delisting and Deregistration of the Class A Common Stock after the Merger

      If the merger is completed, the Class A common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Required Vote

      Approval by shareholders of the merger agreement and the merger will require the affirmative vote of at least a majority of the outstanding shares of Class A common stock entitled to vote (other than shares of Class A common stock held by record holders of Class B common stock), and at least a majority of the outstanding shares of Class B common stock entitled to vote. Holders of the requisite number of Class B shares have agreed to vote to adopt and approve the merger agreement and the merger (which Class B approval has been obtained pursuant to a support agreement and irrevocable proxy). Abstentions and broker non-votes will have the effect of votes against the merger agreement and the merger.

ELECTION OF DIRECTORS

(Proposal 2 on Proxy)

      The company’s bylaws provide that the board of directors shall consist of not less than seven nor more than eleven directors. The board of directors, pursuant to the authority conferred on it by the bylaws, has set the number of directors at nine, three of whom are to be elected by holders of the Class A common stock and six of whom are to be elected by holders of the Class B common stock. Three Class A directors and six Class B directors, named below, have been nominated for election at the annual meeting. Proxies cannot be voted for more directors than are nominated. Each nominee is an incumbent director.

      Unless you request on your proxy card that voting of your proxy be withheld from any one or more of the following nominees for director, proxies of Class A common stock will be voted for the election of the three nominees for Class A directors named below and proxies of Class B common stock will be voted for the election of the six nominees for Class B directors named below. In the event any nominee named below becomes unavailable for election, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present board of directors. Directors serve until the next annual meeting of shareholders and until their successors are elected or chosen.

Nominees for Class A Directors

      Philip Greer, age 68, became a director of the company in 1992. He is chairman of the audit committee and a member of the nominating and governance committee. Mr. Greer is a Managing Director of Greer Family Consulting and Investments LLC, an investment company. He was a general partner of Weiss, Peck & Greer, an investment company, for over twenty-five years, and subsequently a Managing Director of Weiss, Peck & Greer, LLC. Mr. Greer is also a director of Federal Express Corporation. He graduated from Princeton University and the Harvard Graduate School of Business.

      Anthony Greener, age 64, joined the board of directors in September 2000, and is the chairman of the nominating and governance committee and a member of the compensation committee. Mr. Greener is Deputy Chairman of British Telecom, PLC, and Chairman of the Qualifications and Curriculum Authority (UK). He is the retired Chairman of Diageo, a leading global consumer goods company formed in 1997 following the merger of Grand Metropolitan and Guinness. From 1987 until 1997 he was a member of the Board of Directors, and subsequently Chairman and CEO, of Guinness.

      John M. Thompson, age 62, joined the board of directors in May 2002. He is chairman of the compensation committee and a member of the audit committee and nominating and governance committee. Mr. Thompson began his career with IBM Corporation in 1966 as a systems engineer in Canada, was elected Vice Chairman of the Board of IBM Corporation in August 2000, and retired from IBM Corporation in September 2002. He is the Chairman of the Board of the Toronto Dominion Bank Ltd., a director of The Thomson Corporation and a member of the Supervisory Board of Royal Philips Electronics N.V. Mr. Thompson is a graduate of the University of Western Ontario with a degree in Engineering Science.

Nominees for Class B Directors

      Ted W. Hall, age 56, is the company’s Chairman of the Board. He is General Partner of Long Meadow Ranch and is President of Long Meadow Ranch Winery. He also serves as Chairman of Tambourine, Inc., a specialty music production and distribution company and as Managing Director of Mayacamas Associates. Mr. Hall is a former Director of McKinsey & Company. He graduated from Princeton University and holds an M.B.A. degree from Stanford University Graduate School of Business.

      Marcia Mondavi Borger, age 57, has been a director of the company since 1978. She has worked for the company in various capacities since 1967. From 1982 to 1992, she was the company’s Vice President, Eastern Sales. She is a graduate of Santa Clara University and the sister of Timothy J. Mondavi.

      Timothy J. Mondavi, age 53, has been a director of the company since 1978. He began working at the Robert Mondavi Winery in 1974 and has been an employee of the company from that time until his departure as an officer, Vice Chairman, Winegrower and employee of the company effective September 30, 2004. Timothy Mondavi is a member of the Napa Valley Wine Technical Group and has served as a director of the Wine Institute. He graduated from the University of California at Davis, where he studied viticulture and enology. He is the brother of Marcia Mondavi Borger.

      Frank E. Farella, age 75, has been a partner in the law firm of Farella, Braun & Martel since 1962. He has been a director of the company since 1992. He is a graduate of San Francisco State University and Stanford University Law School.

      Gregory M. Evans, age 56, was appointed to the board of directors and became the company’s President and Chief Executive Officer, in May 2001. He was the Chief Operating Officer from 1998 to 2001 and the Chief Financial Officer from 1983 to 1998. Mr. Evans graduated from the University of California at Berkeley and holds an M.B.A. degree from the Harvard Graduate School of Business.

      Adrian Bellamy, age 62, joined the board of directors in September 2002. He is a member of the audit committee and the nominating and governance committee. Mr. Bellamy is the former Chairman and CEO of DFS Group Limited, a specialty luxury goods retailer and former Chairman of Gucci Group N.V. He is also a director of The Body Shop International PLC (Executive Chairman), The Gap, Inc., Reckitt Benckiser PLC (Chairman), and Williams-Sonoma, Inc.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE FOR RE-ELECTION OF THE ABOVE-NAMED CLASS A DIRECTORS AND THAT CLASS B SHAREHOLDERS VOTE FOR RE-ELECTION OF THE ABOVE-NAMED CLASS B DIRECTORS.

Vote Required

      The three nominees for Class A directors and the six nominees for Class B directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A directors and Class B directors, respectively. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes in the election of directors, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the annual meeting, but have no other legal effect under California law. In the absence of precedent to the contrary, we intend so to treat them.

Effect of Proposal No. 1 on Board of Directors

      Following the merger the directors of the merger sub immediately prior to the merger will become the directors of the surviving corporation following the merger.

Information Regarding the Board of Directors

      Four board members, Philip Greer, Anthony Greener, John Thompson and Adrian Bellamy, qualify as “independent” directors as defined under the listing standards of The Nasdaq National Market. The company is exempt from NASD Rule 4350(c)(1) requiring a majority of directors to be independent because more than 50% of the company’s voting power is held by four members of the Mondavi family who have signed and filed with the SEC a notice on Schedule 13D that they are acting as a group. As a result, we are considered a “controlled company” pursuant to Rule 4350(c)(5) and exempt from compliance with this rule for one year following the time we cease to be a “controlled company.”

      Shareholders who wish to communicate directly with the board of directors or any individual director may send correspondence addressed to the board of directors or to any individual director to the attention of the secretary of the company at the company’s principal executive offices at 841 Latour Court, Napa, California 94558. All such correspondence will be promptly forwarded to the board of directors or to the individual director.

Board Compensation

      Non-employee directors (other than the company’s chairman, Mr. Hall) are paid a $35,000 annual retainer. The chairman of the compensation committee and nominating and governance committee each receive an additional annual payment of $6,000 while the chairman of the audit committee receives an additional annual payment of $9,000. Non-employee directors are also reimbursed for expenses incurred in attending meetings. Upon election for the first time to our board of directors, each non-employee director is granted 2,000 restricted stock units, or RSUs, subject to a five-year vesting schedule. RSUs are contractual rights to have issued to a non-employee director shares of Class A common stock on the date of termination of the recipient’s services as a director provided that any vesting and other conditions attached to the award are satisfied. Each non-employee director is also granted 1,000 RSUs annually, subject to a one-year vesting schedule. Additionally, non-employee directors may, at the discretion of the board of directors or the compensation committee, be granted restricted shares of Class A common stock, RSUs or options to purchase shares of the Class A common stock in addition to the non-discretionary awards that may be made under the directors’ plan.

      The company’s chairman, Ted W. Hall, is compensated in accordance with the terms of a written agreement dated January 8, 2004, a copy of which has previously been filed as Exhibit 10.58 to our Form 10-K filing. The agreement provides for a monthly retainer fee in the amount of $50,000 plus a minimum annual cash bonus of $400,000. The agreement also provides for such other cash or stock incentives as the board of directors, acting upon recommendation of the compensation committee, may deem appropriate, and provided for a one-time payment of $750,000 upon Mr. Hall’s signing of the agreement. The agreement was expected to run through January 7, 2007 on the current terms and subject to extension by the parties. After December 31, 2004, either party would have the right to terminate the agreement upon at least 60 days’ notice.

Other Executive Officers

      The following are additional executive officers of the company. All executive officers serve at the discretion of the board of directors, subject to the terms of any employment agreement.

      Dennis P. Joyce, age 43, was appointed chief operating officer of the company’s newly formed lifestyle wines operating unit on August 20, 2004. He was appointed the company’s Executive Vice President, Marketing and Sales in March 2003. He joined the company in 2001 as Vice President, Marketing and became Senior Vice President, Woodbridge Brand in July 2001. From 1999 to 2000 he was Vice President, Marketing for PlanetRX.com, a leading Internet healthcare site. He also spent six years in brand management with Johnson & Johnson. Mr. Joyce is a graduate of Georgetown University, received his M.B.A. from the University of Michigan, and also studied at Oxford University.

      Henry J. Salvo, Jr., age 56, was appointed Executive Vice President and Chief Financial Officer in July 2001. Mr. Salvo joined the company in July 2000 as Senior Vice President and Chief Financial Officer. Prior to joining the company he was Vice President and Treasurer for The Clorox Company. Mr. Salvo graduated from the University of California at Berkeley and holds an M.B.A. degree from California State University Hayward.

      Peter Mattei, age 52, was appointed Senior Vice President, Group Production in July 2001. Prior to that he had been the company’s Senior Vice President, Production and Vineyards since 1991. Mr. Mattei holds a B.S. degree from the University of California at Davis and an M.B.A. degree from Stanford University.

      Michael K. Beyer, age 55, became the company’s Senior Vice President, General Counsel and Secretary in 1992. From 1976 to 1992, he was in private law practice in Silicon Valley and San Francisco. Mr. Beyer graduated from Harvard College and Boalt Hall School of Law of the University of California.

      Eric G. Morham, age 55, joined the company as Senior Vice President, Global Sales in June 2004. Prior to joining the company, Mr. Morham was President and CEO of Delicato Family Vineyards from March 1999 through May 2004. Prior to joining Delicato, Mr. Morham was Executive Vice President of

Heineken USA where he enjoyed a fifteen year career. Mr. Morham is a graduate of Ryerson Polytechnical University in Toronto, Canada.

      Steven R. Soderberg, age 44, was appointed Senior Vice President, IT and Logistics in July 2001. Mr. Soderberg joined the company in January 1998 as Senior Vice President, Information Systems. Prior to joining the company he was Director of Information Systems, responsible for both International Information Systems and Application Development, at Symantec Corporation. Mr. Soderberg is a graduate of Stanford University.

      Gregory J. Brady, age 43, was appointed Senior Vice President, Joint Ventures and Arrowood in July 2001. He joined the company in 1992 as Tax Manager and was appointed Vice President-Tax Manager in 1997. Prior to coming to the company he was Senior Manager at Price Waterhouse. Mr. Brady is a graduate of University of San Francisco.

      Valerie Deitrick, age 41, was appointed Senior Vice President, Human Resources in December 2002. She joined the company in 1998 as the Director of Compensation, Benefits & Systems. Prior to joining the company she was a Human Resources Director at Sony Electronics. Ms. Deitrick is a graduate of California State University Long Beach with a BA in Human Resources Management.

      Rodney K. Williams, age 43, was appointed Senior Vice President, Marketing in September 2004. Mr. Williams joined the company in May 2003 as the Vice President of the Woodbridge and New Brands marketing teams. Prior to joining the company, he was the Vice President of Marketing and Business Development at Efficas, a biotech enterprise. Mr. Williams’s previous experience includes over 10 years in brand management at Procter & Gamble, Johnson & Johnson and General Motors. He received a B.A. from Amherst College and an M.B.A. from Northwestern University.

      Patrick M. DeLong, age 39, was appointed Senior Vice President, Finance & Planning in November, 2004, after serving as the company’s Vice President of Financial Planning for three years and Director, Corporate & Vineyard Finance for two years. Prior to joining the company, Mr. DeLong spent seven years in consulting and public accounting, with a focus on the wine industry. Mr. DeLong began his career with Deloitte & Touche in San Francisco, California. Mr. DeLong is a graduate of California Polytechnic University in San Luis Obispo with a B.S. in Business & Accounting.

Meetings and Committees of the Board of Directors

      The board of directors held ten meetings during fiscal 2004. Each incumbent director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served. Although we do not have a formal policy regarding attendance by board members at the company’s annual meeting of shareholders, we do encourage directors to attend. All of the directors attended last year’s annual shareholder meeting.

      The board has appointed a compensation committee, an audit committee, and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Each committee has a written charter that was previously adopted by the board of directors and is posted on the company’s website (www.robertmondavi.com). All committee members are independent directors under applicable SEC and NASD standards. In particular the board of directors has determined that each member of the audit committee is independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers.

      The primary responsibilities and functions of the compensation committee, audit committee, and nominating and corporate governance committee are as follows:

      Compensation Committee. The members of the compensation committee are Messrs. Thompson (Chairman) and Greener. The compensation committee carries out the board of directors’ overall responsibility in developing and evaluating executive candidates and in the development of executive succession plans; reviews and approves the evaluation process and compensation structure of the company’s officers and other senior management; evaluates the performance and approves the compensation of the company’s senior executive officers; reviews and recommends to the full board of directors the compensation and other terms of employment of the company’s CEO; maintains regular contact with the board of directors and executive officers; and prepares and reviews the compensation committee report included in the proxy statement. The compensation committee also has full power and authority to administer the incentive compensation and other stock-based plans, bonus plans, pension and other compensation-related plans. The compensation committee held five meetings in fiscal 2004.

      Audit Committee. The members of the audit committee are Messrs. Greer (Chairman), Bellamy and Thompson. The company’s board of directors has determined that at least one member of the audit committee, Mr. Greer, is an audit committee financial expert within the meaning of SEC Rule 229.401(h)(2).

      The audit committee selects the company’s independent auditors (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, and the effectiveness and adequacy of the system of financial reporting and internal accounting controls. The audit committee discusses with management and the independent auditor the periodic financial statements, earnings guidance and press releases, the company’s risk assessment and management policies, any audit problems or difficulties and management’s response thereto; resolves financial reporting conflicts and disagreements between management and the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the engagement team as required by law; reviews the company’s financial reporting and accounting standards and principles and significant changes thereto; reviews the auditors’ report on the company’s financial statements and annually reviews all relationships between the independent auditor and the company; prepares and reviews the audit committee report included in the company’s proxy statement filed with the SEC; reviews and investigates any matters pertaining to the integrity of management including conflicts of interest, related-party transactions or adherence to standards of business conduct as required by the company’s internal policies and the law; and establishes procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters.

      The audit committee held nine meetings during fiscal 2004.

      Nominating and Corporate Governance Committee. The members of the nominating and governance committee are Messrs. Greener (Chairman), Greer, Thompson and Bellamy. The nominating and governance committee recommends to the board of directors, for shareholder approval, candidates for the board of directors. The committee will consider nominees recommended by shareholders who follow the procedures under “Deadline for Shareholder Proposals” below.

      The nominating and corporate governance committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. The committee will also consider any other factor which it deems relevant, including but not limited to applicable business experience and geographical diversity, in selecting individuals as director nominees. The committee reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed.

      The nominating and governance committee reviews committee structure and recommends directors to serve as committee members; makes recommendations to the board of directors regarding corporate governance issues; develops, recommends and oversees a periodic self-evaluation process for the board of directors and its committees; and makes other recommendations to the board regarding affairs relating to the members of the board, including director compensation and benefits. The committee also oversees all aspects of the company’s governance matters including the qualifications and effectiveness of the directors, the functions and membership of the board’s committees, and compliance with the company’s Code of Conduct.

      The nominating and governance committee held five meetings during fiscal 2004.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3 on Proxy)

      The firm of PricewaterhouseCoopers LLP has served as the company’s independent auditors since fiscal year 1978 and has been appointed by the audit committee of the board of directors as the company’s independent registered public accounting firm for the fiscal year 2005, subject to ratification by the shareholders at the annual meeting. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if they wish.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Required Vote

      Approval requires the affirmative vote of a majority of the votes present and entitled to vote.

PROPOSED AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN

(Proposal 4 on Proxy)

      Shareholders are asked to approve an amendment to the company’s 1993 Employee Stock Purchase Program, or ESPP, to extend the term of the ESPP through February 25, 2013. The ESPP was adopted on February 26, 1993 with an initial term of ten years, expiring in February 2003. The board of directors has ratified an amendment to extend the plan and the shareholders are asked to approve such amendment with retroactive effect to February 25, 2003. A copy of the Amended and Restated ESPP is attached to this proxy statement as Annex D and incorporated herein. The summary below is qualified by reference to the plan document.

General

      The ESPP is a payroll deduction plan that enables employees to withhold a portion of compensation to purchase shares of the company’s Class A common stock at a discount. A total of 300,000 shares of Class A common stock have been reserved for issuance under the ESPP, of which 181,641 have been issued as of June 30, 2004, leaving 118,359 shares available for future issuance.

      The ESPP is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, and the purchase rights granted to participants are considered options issued under such a plan. See “Tax Information” below. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

      The purpose of the ESPP is to provide the company’s employees with an opportunity to purchase Class A common stock through accumulated payroll deductions, thereby providing additional incentives to participating employees and aligning the economic interests of the company’s employees with those of its shareholders.

Offering Dates

      The board of directors has discretion to determine the offering dates under the ESPP. Currently, employees may purchase shares of Class A common stock through the ESPP during annual offering periods beginning January 1 and ending December 31. Purchase rights are exercisable on June 30 and December 31 of each offering period.

Administration

      The ESPP may be administered by the board of directors or by a committee appointed by the board, and is currently being administered by the board of directors. All questions of interpretation of the ESPP are resolved by the board of directors or its committee, and its decisions are final and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the board of directors and the committee receive no additional compensation for their services in connection with administration of the ESPP.

Eligibility

      Any of the company’s current employees (including employees of one of the company’s wholly-owned subsidiaries designated to participate by the board of directors) is eligible to enroll in the ESPP if (i) he or she has been compensated for 1,000 hours of service during the twelve months ending one month before commencement of an offering period, or (ii) the employee is customarily employed at least 20 hours per week and more than five months per calendar year as of the beginning of an offering period. No employee is permitted to purchase shares under the ESPP if, immediately after acquisition of the shares, the employee would own shares representing 5% or more of the total combined voting power or value of all classes of the company’s stock, nor may any employee be granted an option which would permit the employee’s rights to purchase stock under all employee stock purchase plans to exceed $25,000 worth of stock in any calendar year. No employee may purchase more than 1,000 shares during an offering period. The maximum aggregate number of shares which may be purchased in any offering period by all participants as a group is 150,000.

Purchase Price

      Shares are automatically purchased on behalf of participants every six months on the exercise dates, unless a participant withdraws from the offering period prior to such date. The purchase price per share at which shares are sold on a given exercise date is either (i) 85% of the fair market value of a share of Class A common stock on the offering date or (ii) 85% of the fair market value of a share of Class A common stock on the exercise date, whichever is lower. For purposes of the ESPP, the “fair market value” of the Class A common stock on a given date is the closing sale price on that date as reported on The Nasdaq National Market.

Payment of Purchase Price; Payroll Deductions

      The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions may not be more than 15% of a participant’s eligible compensation on each payroll date.

Transferability

      Neither payroll deductions credited to a participant’s account nor any rights to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of other than by will or by the laws of descent and distribution.

Termination of Employment

      Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the written designation filed with the company.

Amendment and Termination of the ESPP

      The board of directors may at any time amend or terminate the ESPP, except that no amendment or termination may impair purchase rights granted previously. No amendment may be made to the ESPP without prior approval of the company’s shareholders if such approval is required in order to comply with applicable tax or other regulatory requirements.

Tax Information

      The ESPP and the right of participants to make purchases thereunder is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

      Qualifying Disposition. If the shares are sold or disposed of at least two years after the first day of the offering period during which shares were purchased, and more than one year after the date on which shares were purchased on behalf of the employee, the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the purchase price paid by the participant, there is no ordinary income and the participant has a capital loss for the difference.

      Disqualifying Disposition. If the shares are sold or disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income in the year of sale or disposition equal to the excess of the fair market value of the shares on the date the shares were purchased over the purchase price, regardless of whether any gain is realized on the disposition. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the shares are sold for less than their fair market value on the exercise date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such exercise date.

      The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

      The company is entitled to a deduction for amounts taxed as ordinary income to a participant upon disposition of shares by the participant before the expiration of the holding periods described above. The deduction is allowed in the company’s tax year within which the disposition occurs.

      The foregoing summary of the effect of federal income taxation upon the participant and the company with respect to the shares purchased under the ESPP does not purport to be complete. In addition, the summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. It is advisable that a participant in the ESPP consult his or her own tax advisor concerning application of these tax laws.

New Plan Benefits

      Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination of the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. For fiscal 2004, executive officers as a group purchased 330 shares under the ESPP, and non-executive employees as a group purchased 15,902 shares under the ESPP. Non-employee directors are not eligible to participate in the ESPP.

Recent Stock Price

      The closing price of the Class A common stock on November 18, 2004, as reported on The Nasdaq National Market, was $56.60 per share.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE ESPP.

Required Vote

      Approval requires the affirmative vote a majority of the votes present and entitled to vote.

Effect of Proposal No. 1 on the ESPP

      The ESPP will be terminated upon consummation of the merger, and no additional ESPP purchase rights may be exercised after the merger is complete or, if earlier, the end of the current purchase period. If the closing occurs prior to December 31, 2004, in accordance with the terms of the ESPP the company will cause the current purchase period to end, and stock to be purchased on the terms provided in the ESPP, prior to the closing date of the merger. A disposition of shares under the ESPP will be a disqualifying disposition to the extent that the statutorily required holding periods are not satisfied.

PROPOSED AMENDMENT TO THE 1993 NON-EMPLOYEE DIRECTORS’

STOCK PLAN
(Proposal 5 on Proxy)

      Shareholders are asked to approve the Amended and Restated 1993 Non-Employee Directors’ Stock Plan, which will increase the number of shares available under the plan, authorize restricted stock units, or RSUs, in addition to stock options, prescribe automatic awards to non-employee directors of a fixed number of RSUs upon commencement of service as a director and a fixed annual award of RSUs thereafter, ratify options granted to directors as of December 2003, and limit the rights of optionees to transfer options to transfers by will or by the laws of descent and distribution.

      The directors’ plan provides for the grant of equity awards to members of the board of directors who are not the company’s employees. The summary below sets forth the principal terms of the directors’ plan and is qualified by reference to the directors’ plan itself, a copy of which is attached hereto as Annex E and incorporated herein.

      The directors’ plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Purpose

      The purpose of the directors’ plan is to provide a means by which each of the company’s directors whom neither the company nor any of its affiliates otherwise employs is given an opportunity to acquire an equity interest in the company to provide them with incentives in line with the interests of shareholders.

Administration

      The plan will be administered by the board of directors. The board of directors may delegate administration of the directors’ plan to a committee composed of not fewer than two board members.

Shares Subject to the Plan

      To date 150,000 shares have been reserved for issuance under the directors’ plan. The routine annual options granted to outside directors at last year’s annual meeting and the options granted to our new chairman when he joined our board, coupled with all prior awards under the plan, will exceed the 150,000 share authorization by 13,480 shares. Shareholders are asked to ratify retroactively the reservation of those shares (none of which have been issued) and to approve an additional 86,520 shares for issuance under the directors’ plan.

      The shares reserved under the directors’ plan may be unissued shares or reacquired shares, bought on the market or otherwise.

      Stock awards that may be issued under the directors’ plan are options, restricted shares, or RSUs. An award of “restricted shares” means shares of the Class A common stock that are issued to a non-employee director with all rights of stock ownership, including the right to vote the shares and the right to receive dividends, if any, declared, but that are subject to forfeiture in the event any vesting conditions attached to the shares at time of issuance are not satisfied. RSUs are contractual rights to have issued to a non-employee director shares of Class A common stock on the date of termination of the recipient’s services as a director provided that any vesting and other conditions attached to the award are satisfied.

Eligibility

      Stock awards under the directors’ plan may only be granted to non-employee directors and in accordance with policies established from time to time by the board of directors that are consistent with the directors’ plan, specifying the number of shares to be subject to the award, the consideration (if any) payable by the award recipient, and the vesting and other terms and conditions applicable to the award.

Upon adoption of the directors’ plan, the initial policy, as further described below, is to award to each non-employee director (i) a fixed number of RSUs at commencement of his or her service as a director and (ii) a fixed number of RSUs at the time of each annual meeting of shareholders during the non-employee director’s term of service on the board of directors.

Ratification of Shares for Prior Option Grants

      Pursuant to the company’s annual option grant policy, options were granted to non-employee directors in December 2003 at the time of the annual meeting of shareholders. Each non-employee director was granted an option to purchase 2000 shares, each at an exercise price of $39.50 per share, representing the fair market value of the company’s stock on the date of the annual meeting of shareholders. Pursuant to our company’s policy regarding newly elected directors, our chairman was granted an additional option to purchase 3,795 shares at an exercise price of $39.50 per share. Shareholders are being asked to ratify approval of the shares underlying these awards as part of the approval of the increase in shares available under the directors’ plan. None of these options has been exercised or will be exercised until shareholder approval is obtained. Commencing with the 2004 annual meeting of shareholders, the company’s policy will be to award non-employee directors RSUs rather than stock options as more specifically described below.

Non-discretionary Grants of RSUs

•	On the date that any non-employee director is first appointed or elected to the board, he or she will be granted RSUs representing the right to receive an aggregate of 2000 shares of Class A common stock on the date of termination of the recipient’s services as a director to the extent the RSUs have vested. RSUs are contractual rights to have issued to a non-employee director shares of Class A common stock on the date of termination of the recipient’s services as a director, provided that any vesting and other conditions attached to the award are satisfied. These initial RSUs will vest at a monthly rate of 1.667% over a period of five years after the grant date.

•	Subject to continuous service as a director, each non-employee director will be granted (1) for a non-employee director whose appointment or election to the board occurs other than on an annual meeting date, on the date of the first annual meeting of shareholders following his or her appointment or election to the board of directors, 2.74 RSUs for each day of continuous service provided since his or her initial election; and (2) for all non-employee directors, on the date of each annual meeting of shareholders, an additional 1,000 RSUs. Each such RSU will represent the right to receive one share of Class A common stock on the date of termination of the recipient’s services as a director to the extent the RSUs have vested. These annual RSUs will vest in equal monthly installments over a period of 12 months after the grant date. The annual RSU grants to be granted at this annual meeting will be subject to accelerated vesting in connection with the completion of the merger.

Discretionary Grants

      Non-employee directors may, at the discretion of the board of directors or a committee to which the board of directors has delegated administration of the directors’ plan, be granted restricted shares, RSUs or options to purchase shares of Class A common stock in addition to the non-discretionary awards that may be made as described above. The board of directors or the committee will have full authority to determine, subject to the terms of the directors’ plan, which non-employee directors will receive discretionary awards, the time or times when such awards will be made and the number of shares subject to each award.

Restricted Shares and Restricted Share Units

      Restricted shares and RSUs will be subject to such restrictions as the board of directors or a committee delegated administration of the plan may impose (including, without limitation, any restriction on the right to vote a restricted share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the board of directors or the committee may deem appropriate.

      Any restricted share granted under the plan may be evidenced in such manner as the company’s board of directors or a committee delegated administration of the plan may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of restricted shares granted under the plan, such certificate will be registered in the name of the non-employee director and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such restricted shares.

      Except as otherwise determined by the board of directors or a committee delegated administration of the plan, whether in an award agreement or otherwise, upon termination of a non-employee director’s service (as determined under criteria established by the board of directors) for any reason during the applicable vesting period, all restricted shares and all RSUs still, in either case, subject to a vesting restriction will be forfeited and reacquired by the company.

Option Provisions

      Each stock award granted as an option will contain the following terms and conditions in addition to any other pertinent restrictions as may be imposed by the board of directors or a committee delegated administration of the plan:

      Term of Options. Generally no option may have a term longer than 10 years from the grant date. If the optionee’s service as a non-employee director terminates, the option will terminate 180 days after the date of termination of such services. However, if termination of service is due to the optionee’s death or permanent disability, the option will terminate on the date that occurs 180 days after the optionee’s “period of service” as a director would have ended under the company’s written policy (in effect as of the date the option is granted) regarding tenure of the members of the board of directors had the director been able to complete the full period of service. An option may be exercised following termination of the optionee’s service as a non-employee director only as to that number of shares as to which it was exercisable on the date of termination of such services.

      Exercise Price. The exercise price of each option will be determined by the board of directors, but will not be less than 100% of the fair market value of a share of Class A common stock on the date the option is granted. Once fixed, the exercise price of an option may not be lowered during the term of the option.

      Payment of Exercise Price. Payment of the exercise price of each option is due in full in cash when exercised, except that if the number of shares being purchased upon an exercise is 100 or more shares, the optionee may elect to make payment of the exercise price under one (or a combination) of the following alternatives:

•	cash;

•	if the Class A common stock is publicly traded at the time of exercise, payment by delivery of shares of Class A common stock already owned by the optionee, held for the period required to avoid a charge to the company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which Class A common stock shall be valued at fair market value (as determined in good faith by the board of directors) on the date preceding the date of exercise; or

•	if the Class A common stock is publicly traded at the time of exercise, payment by cashless exercise methods which are permitted by law, such as methods whereby a broker delivers the aggregate exercise price to the company and sells the shares to which the exercise relates or holds them as collateral for a margin loan to the optionee. The company will not loan an optionee the exercise price or otherwise finance the exercise price.

Tax Consequences

      Stock Options. Options granted under the directors’ plan are taxed as non-statutory options under federal income tax laws. Although the grant of a non-statutory stock option is generally not taxable to the optionee, upon exercise of the option the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price. The amount included in an individual’s income as a result of the exercise of a non-statutory option will be treated as the individual’s basis in the shares acquired, and any further gain or loss upon subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

      Restricted Stock and Restricted Stock Units. With respect to grants of restricted stock units, a participant will generally include as ordinary income the excess of the fair market value of the Class A common stock received over the applicable exercise price, if any, at the time the shares are delivered. With respect to grants of restricted stock, a participant will generally include as ordinary income the excess of the fair market value of the Class A common stock received over the applicable purchase price, if any, at the time that the stock becomes substantially vested. In either case, the company will be entitled to a corresponding tax deduction at the time the participant recognizes the ordinary income.

Transferability

      Except as may be allowed by the compensation committee in an award agreement, awards may not be transferred, except by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by such optionee.

Adjustments upon Changes in Stock

      If any change is made in the company’s capital stock, such as through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, change in corporate structure or otherwise, the plan and outstanding stock awards will be appropriately adjusted in the class(es) and maximum number of shares subject to the plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards.

Amendment or Termination of the Plan

      The board of directors at any time, and from time to time, may amend, terminate or suspend the plan. To the extent necessary to comply with applicable laws (such as securities laws, the Internal Revenue Code, or rules of any applicable stock exchange or national market system), we will obtain shareholder approval of any plan amendment in such a manner and to such a degree as required.

      Rights and obligations under any stock award granted before any amendment or termination of the plan will not be impaired by the amendment or termination unless the holder of the award consents.

      Unless sooner terminated, the directors’ plan will terminate on February 25, 2013.

New Plan Benefits

      Currently, awards granted under the directors’ plan are granted automatically as described above. In addition, the equity plan allows for discretionary grants of awards to non-employee directors. Accordingly, future benefits under the directors’ plan are not determinable.

Recent Stock Price

      The closing price of the Class A common stock on November 18, 2004, as reported on The Nasdaq National Market, was $56.60 per share.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDED AND RESTATED DIRECTORS’ PLAN. IF THIS PROPOSAL IS NOT APPROVED, THEN THE PLAN WILL REMAIN IN EFFECT AS PREVIOUSLY ADOPTED AND AMENDED.

Required Vote

      Approval requires the affirmative vote of a majority of the votes present and entitled to vote.

Effect of Proposal No. 1 on the Directors’ Plan

      The merger agreement provides that upon the completion of the merger, each option to purchase shares of Class A common stock (whether or not vested) will be cancelled in exchange for a cash payment (less applicable withholding) to the option holder equal to the excess of $56.50 over the exercise price of the stock option for each share of Class A common stock subject to the option multiplied by the number of shares of Class A common stock subject to the option. The merger agreement also provides that, upon completion of the merger, each stock unit in respect of the Class A common stock (whether or not vested) or other equity-based awards (whether or not vested) the value of which is measured by reference to the Class A common stock, will be converted into an obligation to pay cash to the holder in the amount of $56.50 per stock unit or award multiplied by the number of shares of stock subject to such unit or award, with such cash payment to be made subject to and in accordance with the terms of the underlying plan or agreement.

PROPOSED AMENDMENT TO THE 1993 EQUITY INCENTIVE PLAN

(Proposal 6 on Proxy)

      Shareholders are asked to approve an amendment to the 1993 Equity Incentive Plan, referred to as the equity plan, which has been adopted by the board of directors, to prohibit pricing of options below fair market value on the date of grant, to prohibit repricing of outstanding options and to prohibit extending loans to employees to assist them in exercising options under the equity plan. This amendment is responsive to concerns informally brought to the company’s attention by various shareholders prior to last year’s shareholder meeting. In response to such concerns, the board committed at last year’s shareholder meeting to voluntarily institute these restrictions immediately and to submit the revised plan for shareholder approval at this year’s shareholder meeting. A copy of the equity plan with the proposed amendment is attached to this proxy statement as Annex F. The summary below is qualified by reference to the plan.

Purpose

      The purpose of the equity plan is to attract and retain highly qualified individuals for positions of substantial responsibility by giving them the opportunity to acquire an equity interest in the company, to provide them with additional incentives aligned with the interests of shareholders and thereby to promote the success of the company.

Shares Available under Equity Plan

      As of June 30, 2004, 4,085,294 shares of Class A common stock have been reserved for issuance under the equity plan, of which 945,284 remain available for future awards. As of June 30, 2004, there were outstanding options to purchase an aggregate of 1,619,236 shares under the equity plan. The equity plan will expire February 25, 2013, unless it is terminated earlier by action of the board of directors.

Administration of and Eligibility for Equity Plan

      The equity plan is administered by the compensation committee of the board of directors. It provides that options, restricted stock units, or RSUs, stock appreciation rights, performance grants and other forms of stock-based awards may be granted to key employees (including officers and directors who are also employees) and consultants to the company or any parent or subsidiary. Incentive stock options may only be granted to employees. The compensation committee selects qualified participants and determines the amount of the award and pertinent terms and restrictions applicable to each participant. In making such determination, the committee takes into account the duties and responsibilities of the employee or consultant, the value of his or her services, his or her present and potential contribution to the success of the company and other relevant factors.

Terms of Options Under Equity Plan

      Options granted under the equity plan are evidenced by a written option agreement between the company and the optionee. The compensation committee may determine the specific terms of each option agreement within the limits set forth in the equity plan. Options are designated at the time of grant as incentive stock options or non-statutory options. Options granted by the company are typically subject to the following terms and conditions:

      Vesting and Term of the Options. In the past, options granted under the plan typically vested monthly over five years. The company’s current practice is to grant options that vest monthly over four years. Options generally terminate ten years after the date of the grant.

      Payment of Exercise Price. Payment for shares issued upon exercise of an option may be by cash, or, in the discretion of the compensation committee, by (i) delivery to the company of other Class A common stock, (ii) a deferred payment plan with interest payable at least annually, (iii) various cashless exercise methods, or (iv) any other form of legal consideration that is acceptable to the compensation committee. Options expire ten years after the date of grant. The equity plan no longer allows for loans from the company for optionees to pay the exercise price.

      Exercise Price. The equity plan has been amended to provide that the exercise price of any stock option granted under the equity plan must be at least 100% of the fair market value per share at the time of grant. The equity plan has also been amended to prohibit repricing of options, including through substitution of lower-priced options.

      Termination of Employment. If an optionee’s employment or consulting relationship with the company is terminated, options which have vested must generally be exercised within six months after termination. In case of an optionee’s death, disability or retirement, the compensation committee, in its discretion, may extend the option exercise period.

      Transferability. Except as may be allowed by the compensation committee in an option agreement, options may not be transferred except by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by that optionee.

Stock Appreciation Rights

      A stock appreciation right or SAR is a right to receive a payment, in cash, shares of stock or a combination of cash and stock, equal to the excess of the market price at time of exercise of a specified number of shares over the exercise price of the SAR. The equity plan authorizes the compensation committee to grant SARs either separately or in tandem with options.

Performance Grants

      A performance grant is a grant of shares of stock or of the right to receive shares of stock (or their cash equivalent or a combination of both) in the future subject to the attainment of specified performance goals. The equity plan authorizes the compensation committee to set the terms of each performance grant, including the performance goals on whose attainment the value of the grant is conditioned. Performance goals may include, among other things, return on assets, operating ratios, cash flow, shareholder return, revenue growth, net income, earnings per share, debt reduction, return on investment, revenue and attainment of budgets. The earned portion of a performance grant may be paid out in restricted or non-restricted shares, cash or a combination of shares and cash in the discretion of the compensation committee.

Stock Bonuses and Restricted Stock

      The equity plan authorizes the compensation committee to award shares as a stock bonus, as restricted stock or as restricted stock units, or RSUs, as well as to make shares available to a participant for purchase, subject to vesting requirements or other restrictions as the compensation committee may impose. Stock may be awarded or sold in consideration of past services rendered to the company. Awards may provide that shares will be issued at the time of award, subject to forfeiture if the restrictions are not satisfied, or that shares will be issued only upon fulfillment or expiration of the restrictions. The company uses RSUs as a long-term incentive and retention device for management and a limited number of key employees and RSUs are generally granted subject to vesting conditions based on continued employment and attainment of predetermined financial goals.

Amendment and Termination of the Plan

      The board of directors may amend or terminate the equity plan, except that such termination may not affect options previously granted nor may any amendment make any change in an option previously granted, which adversely affects the rights of any participant. No amendment may be made to the equity plan without prior approval of the shareholders to the extent necessary to comply with tax and regulatory requirements.

Tax Consequences of Awards

      Incentive Stock Options. If an option granted under the equity plan is treated as an incentive stock options, which we refer to as an ISO, under the Internal Revenue Code, the optionee will recognize no income upon grant of the option, and will recognize no income upon exercise of the option unless the alternative minimum tax rules apply. See “Alternative Minimum Tax” below. The company will not be entitled to a deduction either at the time of the option grant or upon exercise of the option. Upon the sale of the shares at least two years after the grant of an ISO and one year after exercise of an ISO, any gain will be taxed to the optionee as either mid-term or long-term capital gain. If these holding periods are not satisfied (i.e., the optionee makes a “disqualifying disposition”), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

      Non-statutory Options. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory option. Upon exercise of the option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The company will be entitled to a tax deduction in the amount and generally at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option. Upon a resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-statutory option will be treated as capital gain or loss.

      Alternative Minimum Tax. The exercise of an ISO may subject the optionee to the alternative minimum tax under Section 55 of the Internal Revenue Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to a non-statutory option.

      Other Stock-Based Awards. A participant granted a stock appreciation right or SAR will have no taxable income upon the grant, but will recognize taxable income upon the exercise of the SAR measured by the difference between the market value of the underlying Class A common stock at exercise and the exercise price. The company will be entitled to a corresponding tax deduction at that time. With respect to performance grants, stock bonuses and restricted stock, a participant will generally include as ordinary income the excess of the fair market value of the Class A common stock received over any applicable exercise price at the time that the stock becomes substantially vested. The company will be entitled to a corresponding tax deduction at that time.

      Provisions Relating to Section 162(m) of the Internal Revenue Code. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. It is possible that compensation attributable to awards under the equity plan, when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year. Certain types of compensation, however, including so-called “performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and SARs having an exercise price not less than the fair market value of the company’s Class A common stock on the grant date should qualify as performance-based compensation under the equity plan. RSUs may or may not qualify, depending on the vesting criteria for specific awards.

New Plan Benefits

      Participation in the equity plan is determined on an individual basis by the compensation committee from time to time. Accordingly, future benefits under the equity plan are not determinable. Option grants to each of our named executive officers for fiscal year 2004 are set forth below under “Executive Compensation — Option Grants.” For fiscal year 2004, executive officers as a group acquired options to purchase 117,500 shares, and non-executive employees as a group acquired options to purchase 66,831 shares. Non-employee directors are not eligible to receive awards under the equity plan.

Recent Stock Price

      The closing price of the Class A common stock on November 18, 2004, as reported on The Nasdaq National Market, was $56.60 per share.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE EQUITY PLAN. IF THIS PROPOSAL IS NOT APPROVED, THEN THE EQUITY PLAN WILL REMAIN IN EFFECT AS PREVIOUSLY ADOPTED AND AMENDED.

Required Vote

      Approval requires the affirmative vote of a majority of the votes present and entitled to vote.

Effect of Proposal No. 1 on the Equity Plan

      The merger agreement provides that upon the completion of the merger, each option to purchase shares of Class A common stock (whether or not vested) will be cancelled in exchange for a cash payment (less applicable tax withholding) to the option holder equal to the excess of $56.50 over the exercise price of the stock option for each share of Class A common stock subject to the option multiplied by the number of shares of Class A common stock subject to the option. The merger agreement also provides that, upon completion of the merger, each stock unit in respect of the Class A common stock (whether or not vested) or other equity-based awards (whether or not vested) the value of which is measured by reference to the Class A common stock, will be converted into an obligation to pay cash (less applicable tax withholding) to the holder in the amount of $56.50 per stock unit or award multiplied by the number of shares of stock subject to such unit or award, with such cash payment to be made subject to and in accordance with the terms of the underlying plan or agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      All members of the compensation committee during fiscal year 2004 were independent directors, and none of them were employees or former employees. During fiscal year 2004, none of the company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the company’s compensation committee or board of directors.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation received for services rendered to the company in all capacities during the fiscal years ended June 30, 2004, 2003 and 2002, respectively, by (i) the company’s chief executive officer and (ii) the company’s four other most highly compensated executive officers:

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation
						# Securities	Payouts Long-
Name and Principal	Fiscal			Other Annual		Underlying	Term Incentive	All Other
Position(1)	Year	Salary	Bonus	Compensation(2)		Options	Plan(3)	Compensation(4)

Robert G. Mondavi	2004	$450,000	$—	$—	(5)	—	$—	$—
Chairman Emeritus	2003	450,000	—	—	(5)	—	—	—
	2002	450,000	—	—	(5)	—	—	—
R. Michael Mondavi	2004	604,656	50,000	—	(5)	25,000	—	42,326
Chairman of the	2003	602,376	—	109,224	(6)	25,000	—	42,166
Board(7)	2002	588,415	—	108,741	(6)	15,000	—	41,189
Timothy J. Mondavi	2004	477,360	50,000	69,396	(9)	12,000	—	33,415
Vice Chairman(8)	2003	475,560	—	69,396	(9)	15,000	—	33,289
	2002	464,539	—	69,396	(9)	15,000	—	32,518
Gregory M. Evans	2004	562,384	156,000	—	(5)	28,800	—	39,367
President and Chief	2003	528,400	—	—	(5)	30,000	—	36,988
Executive Officer	2002	520,154	—	—	(5)	25,000	—	36,411
Henry J. Salvo, Jr.	2004	368,323	71,000	42,586	(10)	11,200	—	25,783
Exec VP/CFO	2003	355,735	—	42,166	(10)	14,000	—	24,901
	2002	344,295	—	41,746	(10)	18,000	—	24,101

(1)	Does not include Ted W. Hall, the company’s Chairman of the Board, who is not an employee or executive officer of the company. Information relating to Mr. Hall’s compensation is provided under “2004 Annual Meeting of Shareholders — Matters to be Voted On — Election of Directors — Board Compensation.”

(2)	Includes perquisites, none of which individually exceeded 25% of total perquisites for the named executive officer, except as noted.

(3)	The company has a deferred executive incentive compensation plan in which certain key officers participate. In February 1993, the board of directors determined that no future units would be awarded under the plan. However, the plan remains in place with regard to existing units. No distributions from the plan were made to the named executive officers in fiscal years 2004, 2003 or 2002.

(4)	Includes the company’s contribution on behalf of the executive officers named above to the company’s defined contribution retirement plan and supplemental executive retirement plan. Retirement plan contributions in fiscal year 2004 were $42,326 for R. Michael Mondavi; $33,415 for Timothy J. Mondavi; $39,367 for Gregory M. Evans; and $25,783 for Henry J. Salvo, Jr.

(5)	Individual perquisites do not exceed the lesser of $50,000 or 10% of salary and bonus.

(6)	Includes $94,500 in cash payments to purchase life insurance benefits.

(7)	R. Michael Mondavi was the company’s Chairman of the Board until January 9, 2004, and a Vice Chairman until he resigned as Vice Chairman effective as of September 14, 2004. R. Michael Mondavi also resigned as an officer and employee of the company on September 14, 2004, effective as of September 30, 2004, and as a director effective as of October 4, 2004.

(8)	Timothy J. Mondavi departed as an officer, Vice Chairman, Winegrower and employee of the company on October 6, 2004, effective as of September 30, 2004.

(9)	Includes $55,995 in life insurance benefits.

(10)	Includes $28,080 in life insurance benefits and $12,700 in automobile allowance.

Option Grants

      The following table sets forth information with respect to options granted to the named executive officers during the 2004 fiscal year. The options were granted at an exercise price equal to 100% of the fair market value of the Class A common stock at the date of grant and they vest at the rate of  1/48 per month over 48 months. The options expire ten years after the date of grant, or, if earlier, 180 days after termination of employment:

Option Grants in Last Fiscal Year(1)

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
		Percent of Total			of Stock Price
	Number of	Options			Appreciation for Option
	Securities	Granted to	Exercise or		Term(2)
	Underlying	Employees in	Base Price	Expiration
Name	Options Granted	Fiscal Year	($/sh)	Date	5%	10%

Robert G. Mondavi	—	—	—	—	$—	$—
R. Michael Mondavi	21,000	9.6	$27.50	8/29/13	363,187	920,386
R. Michael Mondavi	4,000	1.8	$36.84	2/12/14	92,674	234,854
Timothy J. Mondavi	12,000	5.4	$36.84	2/12/14	278,022	704,562
Gregory M. Evans	28,800	13.1	$27.50	8/29/13	498,085	1,262,244
Henry J. Salvo, Jr.	11,200	5.1	$27.50	8/29/13	193,700	490,873

(1)	All options in this table relate to shares of Class A common stock.

(2)	Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term (ten years). These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the company’s future financial performance, overall market conditions and the optionee’s continued employment during the prescribed vesting period.

Option Exercises and Year-end Value of Unexercised Options

      The following table sets forth information regarding each exercise of stock options during the 2004 fiscal year by a named executive officer and the number and value of unexercised stock options held by the named executive officers at June 30, 2004:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(2)
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert G. Mondavi	—	$—	—	—	$—	$—
R. Michael Mondavi	—	—	315,691	56,114	2,023,600	281,320
Timothy J. Mondavi	—	—	173,304	34,090	1,233,301	86,850
Gregory M. Evans	25,000	678,125	170,065	64,097	1,097,529	375,583
Henry J. Salvo, Jr.	—	—	43,783	34,917	186,705	199,839

(1)	All options in this table relate to shares of Class A common stock.

(2)	Represents the fair value of the underlying securities at fiscal year-end ($37.02 per share based on the Nasdaq closing price) minus the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information with respect to the company’s compensation plans under which stock options may be granted as of June 30, 2004. The equity compensation plans approved by shareholders include the equity plan and the directors’ plan.

	Number of Securities to be	Weighted Average	Number of Securities Remaining
	Issued upon Exercise of	Exercise Price of	Available for Future Issuance
Plan Category	Outstanding Options	Outstanding Options	Under Equity Compensation Plan

Equity compensation plans approved by shareholders	1,719,495	$33.32	931,804
Equity compensation plans not approved by shareholders	—	—	—
Total	1,719,495	$33.32	931,804

REPORT OF THE COMPENSATION COMMITTEE

General

      The compensation committee of the board of directors administers the company’s executive compensation program. The compensation committee is composed entirely of directors who are not employees of the company, and who are independent under applicable NASD rules.

      The objective of the company’s executive compensation program is to develop and maintain executive reward programs which (1) contribute to the enhancement of shareholder value, (2) are competitive with the pay practices of other industry-leading companies and (3) attract, motivate and retain key executives who are critical to the company’s long-term success. As discussed in detail below, the company’s executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants and restricted stock. These elements are designed to operate on an integrated basis and together comprise total compensation value.

      The compensation committee reviews executive compensation in light of the company’s performance during the fiscal year and compensation data at companies that are considered comparable. In reviewing the company’s performance during fiscal 2004, the compensation committee considered a variety of factors. The company and the premium wine industry continued to feel the effects of the recession and a worldwide oversupply of wine. To improve the company’s position in this fiercely competitive market, during 2004 the company began implementing a number of significant changes to its business. Management realized meaningful operating efficiencies, sold non-strategic assets and improved returns and the company’s cash flow. Net revenue increased by 3.4% in fiscal 2004 over fiscal 2003 to $468.0 million. Net income grew to $25.6 million in fiscal 2004 from $16.7 million in fiscal 2003. In reviewing the company’s performance, the compensation committee considered these factors as a whole without assigning specific weights to particular factors.

Base Salary

      Base salary levels for the company’s executives are determined by the compensation committee based on factors such as individual performance (e.g. leadership, level of responsibility, management skills and industry activities), the company’s performance (as discussed above) and competitive pay practices. The base salary level for Mr. Robert Mondavi is established by his employment agreement described below.

      Base compensation for Mr. Evans, the President and Chief Executive Officer, was reviewed by the compensation committee in the context of compensation packages awarded to senior executive officers at comparable companies selected by an outside compensation consultant. The companies included in the comparison are selected beverage companies and other producers of luxury brand consumer goods. The companies are not identical to the companies included in the peer group index in the performance graph included elsewhere herein. The compensation committee believes that the company’s most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which we would be compared for stock performance purposes. The company’s chief executive officer’s base salary was reviewed against the 50th percentile of the comparative data. In addition, the company’s chief executive officer has a target level of stock ownership equal to two times annual salary.

Annual Cash Incentives

      The annual cash incentive is designed to provide a short-term (one-year) incentive to executives, is based on the company’s meeting certain predetermined financial and operating goals, and is allocated among the executives based on the committee’s assessment of the performance of each executive, following consultation with the company’s chief executive officer. In addition, cash incentive compensation may be granted by the committee to certain executives based on their performance of individual goals established in advance by the committee. These individual goals emphasize objective, quantifiable measurements, but also may include subjective factors, such as leadership and management skills. Cash bonuses in the amounts indicated were paid to the executive officers named under “Executive Compensation Summary Compensation Table” for fiscal 2004.

Stock Options

      Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Class A common stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The compensation committee believes that stock options, which provide value to participants only when the company’s shareholders benefit from stock price appreciation, are an important component of the company’s executive compensation program. Options typically vest over four years.

Restricted Stock

      Beginning with fiscal 2004, the compensation committee began to use relatively fewer stock option awards and relatively more restricted shares as a stock-based incentive for management. The compensation committee uses restricted shares as a stock-based incentive and retention tool for management. Restricted shares either “cliff vest” based on length of service or are awarded subject to vesting conditions requiring the attainment of defined improvements in EBIT (earnings before interest and taxes) and EP (economic profit), or EBIAT (earnings before interest after taxes) divided by capital employed, less cost of capital times capital employed). Restricted shares are seen as a way to align the longer term interests of management and shareholders, with less regard for short term stock price movements than may be associated with stock options. In general, restricted shares result in less dilution to other shareholders than the equivalent dollar value of stock options.

      The compensation committee has established a target level of ownership of the Class A common stock by the company’s executives equal to at least 25% of any restricted shares which vest (other than with respect to the company’s chief executive officer whose target level of stock ownership is described above).

IRC Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. Certain types of compensation, however, including “performance-based compensation,” are disregarded for purposes of the deduction limitation. Awards of options under the equity plan are intended by the compensation committee to qualify for the exclusion for performance-based compensation. Some RSUs may not qualify for the exclusion, but in the view of the committee any non-deductible amounts as may be associated with awards of RSUs to employees covered by Section 162(m) should not be material.

      The foregoing report is given by the members of the compensation committee, namely:

Anthony Greener
John M. Thompson

STOCK PRICE PERFORMANCE GRAPH

      The line graph below compares the cumulative total return to holders of Class A common stock in the period from June 30, 1999 to June 30, 2004, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of beverage alcohol companies whose returns have been weighted based on market capitalization as of June 30, 2004. The peer group index includes Chalone Wine Group, Ltd., Constellation Brands, Inc., Brown-Forman Corporation, Diageo PLC, Allied Domecq PLC, Pernod-Ricard SA, Viña Concha y Toro SA and Foster’s Group Ltd. The graph assumes an investment of $100.00 on June 30, 1999 in Class A common stock and in the comparison indices. “Total return,” for purposes of the graph, assumes reinvestment of all dividends.

	The Robert Mondavi Corp.	NASDAQ US	Peer Group

1999	100.00	100.00	100.00
2000	84.36	147.96	87.10
2001	111.45	80.83	102.91
2002	94.11	54.92	117.77
2003	68.80	61.21	107.35
2004	101.79	77.60	141.31

      The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filing.

PRINCIPAL AUDITOR FEES AND SERVICES

Audit Fees

      PricewaterhouseCoopers LLP billed the company an aggregate of $305,000 and $281,000 in the fiscal years ended June 30, 2004 and 2003, respectively, for the audit of the company’s annual financial statements and its reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for those fiscal years.

Audit-Related Fees

      PricewaterhouseCoopers LLP billed the company an aggregate of $34,000 and $43,000 in the fiscal years ended June 30, 2004 and 2003, respectively, for assurance and related services by PricewaterhouseCoopers LLP related to its performance of the audit or review of the company’s financial statements, which are not included in the audit fees reported immediately above. Those related services include review of the company’s responses to a comment letter from the SEC and review of a financing transaction. In addition, fees of $439,000 were billed to the company for services other than the preceding for the fiscal year ended June 30, 2004 related to costs associated with complying with the Sarbanes Oxley Act of 2002 during fiscal year 2004.

Tax Fees

      PricewaterhouseCoopers LLP billed the company an aggregate of $56,000 and $125,000 in the fiscal years ended June 30, 2004 and 2003, respectively, for its professional services for tax compliance, tax advice, and tax planning.

All Other Fees

      No other fees were billed to the company for services other than the preceding for the fiscal year ended June 30, 2004.

Auditor Independence

      The audit committee has determined that PricewaterhouseCoopers LLP’s provision of the services described above is compatible with maintaining its independence. Under its charter, the audit committee must pre-approve all audit and non-audit services to be performed by the company’s principal auditor.

REPORT OF THE AUDIT COMMITTEE

      The audit committee has reviewed and discussed with management the company’s audited financial statements for its fiscal year ended June 30, 2004. The committee has discussed with the independent auditors the matters required to be discussed by SAS 90 (Codification of Statements on Auditing Standards, AU 380). The committee has reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed their independence with the independent auditors.

      Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the SEC.

      The foregoing report is given by members of the audit committee, namely: Philip Greer, Adrian Bellamy and John M. Thompson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

      In February 1993, Robert Mondavi entered into an agreement with the company which replaced his personal services agreement executed in 1979. The current agreement provides for a fixed annual salary of up to $500,000. For fiscal year 2004, Mr. Mondavi received a salary of $450,000.

      Gregory M. Evans and Henry J. Salvo have entered into employment agreements dated as of July 1, 2001 which provide for base salary, incentive compensation and other benefits and perquisites. These agreements also provide for severance payments and benefits upon a qualifying termination that is not in connection with a change of control, including base salary for 30 months for Mr. Evans and 18 months for Mr. Salvo. These severance payments and benefits would be increased for a termination in connection with a change of control, including the proposed merger as described under Proposal 1. See “2004 Annual Meeting of Shareholders  — Proposals to be Voted on  — Approval and Adoption of the Merger Agreement and the Merger  — Interests of Certain Persons in the Merger.”

      The company’s Chairman, Ted W. Hall, is compensated in accordance with the terms of a written agreement dated January 8, 2004. The agreement provides for a monthly retainer fee in the amount of $50,000 plus a minimum annual cash bonus of $400,000. The agreement also provides for such other cash or stock incentives as the board of directors, acting upon recommendation of the compensation committee, may deem appropriate, and provided for a one-time payment of $750,000 upon Mr. Hall’s signing of the agreement. The agreement was expected to run through January 7, 2007 on the current terms and subject to extension by the parties. After December 31, 2004, either party would have the right to terminate the agreement upon at least 60 days’ notice.

      R. Michael Mondavi resigned as Vice Chairman effective as of September 14, 2004, resigned as an officer and employee of the company on September 14, 2004, effective as of September 30, 2004, and resigned as a director effective as of October 4, 2004. The company paid R. Michael Mondavi his compensation through his departure date in accordance with the company’s established compensation arrangements, including the payment of up to a $70,000 fiscal year 2004 life insurance payment on his behalf (grossed up by 35% for taxes, which leads to a total payment of $94,500) and a $50,000 fiscal year 2004 cash bonus, and the vesting of 3,450 restricted stock units as a participant in the company’s fiscal year 2004 management incentive compensation plan.

      On September 14, 2004, the company entered into a termination of employment agreement with R. Michael Mondavi which provides certain severance benefits to him in connection with his separation as an officer and employee. Pursuant to this agreement, the company has agreed to make a severance payment of $1.5 million to R. Michael Mondavi over 30 months commencing on October 28, 2004 and to continue his participation in the company’s health insurance plan for 30 months subsequent to termination at the same cost to him as he paid before termination, taking into account his responsibility for the employee premium. Under the terms of the agreement, R. Michael Mondavi was given two years to exercise any vested options or other stock-based awards. In addition, R. Michael Mondavi was permitted to select up to 50 cases of wine, limited to 10 cases per vintage, from the company’s library of wines made by Robert Mondavi Winery for his private collection.

      Timothy J. Mondavi, a director of the company, departed as an officer, Vice Chairman, Winegrower and employee of the company on October 6, 2004, effective as of September 30, 2004. Timothy J. Mondavi will remain a director subject to normal nominating and election procedures of the board of directors and will be eligible as a non-employee director for compensation for his board service in keeping with the existing plan approved by the board of directors. The company has paid Timothy J. Mondavi his fiscal year 2004 salary to his departure date in accordance with the company’s established compensation arrangements, including the payment of his fiscal year 2004 salary of $477,360, a $41,478 fiscal year 2004 life insurance payment on Timothy J. Mondavi’s behalf (grossed up by 35% for taxes, resulting in a total payment of $55,995) and a $50,000 fiscal year 2004 cash bonus, and the vesting of 1,035 restricted stock units (valued at approximately $36,300 in the aggregate) as a participant in the company’s fiscal year 2004 management incentive compensation plan.

      On October 15, 2004, the company entered into a termination of employment agreement with Timothy J. Mondavi which provides certain severance benefits to him in connection with his separation as an officer and employee. Pursuant to this agreement, the company has agreed to make a departure payment of $1,193,400 to Timothy J. Mondavi or his estate over 30 months commencing on October 28, 2004, subject to his adherence to the termination of employment agreement, and to pay the employer premium, assuming Timothy J. Mondavi pays the employee premium, to continue his group health insurance coverage for the maximum 18 months allowable under the company’s health insurance plan and to pay an amount equal to this employer premium directly to him for an additional 12 months. Timothy J. Mondavi’s options to purchase shares of Class A common stock granted during his employment ceased vesting on September 30, 2004. No additional employee options will vest during the term of his personal services agreement described below. Timothy J. Mondavi may exercise any vested options to purchase shares of Class A common stock for a period of 18 months after his September 30, 2004 departure (subject to cancellation of all options in return for cash, pursuant to the proposed merger as elsewhere described in this proxy statement). In addition, Timothy J. Mondavi will be permitted to select up to 50 cases of wine, limited to 10 cases per vintage, from the company’s library of wines made by the Robert Mondavi Winery and the company’s joint venture partners for his private collection, subject to his adherence to his termination of employment agreement.

      In consideration of these payments, Timothy J. Mondavi provided the company a general release of all claims he may have against it relating to employment termination, employment discrimination or any other employment or employee benefit rights. In addition, Timothy J. Mondavi agreed during the term of his personal services agreement not to solicit for employment any employee of the company without the prior notice and approval, not to be unreasonably withheld, of the company’s chief executive officer.

      The company also entered into a personal services agreement with Timothy J. Mondavi pursuant to which he will provide personal services to the company as a consulting winegrower for the Robert Mondavi Winery, effective October 1, 2004 for a term of one year. Under this agreement, Timothy J. Mondavi will be compensated at the rate of $2,400 per day for a minimum of 50 days and a maximum of 75 days. The minimum payment under the agreement will be $120,000 and the maximum payment under this agreement will be $180,000. Payments will be made at the rate of at least $30,000 per fiscal quarter. The personal services can be terminated at will by either party upon 30 days notice.

Certain Transactions

      Frank E. Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the company and to Robert G. Mondavi. Mr. Farella also serves as the personal attorney for Robert G. Mondavi, including with respect to the proposed recapitalization. Pursuant to a written agreement, we also buy wine grapes at fair market value from Farella-Park Vineyards, a Napa Valley vineyard owner, in which Mr. Farella holds an interest. The company paid Farella-Park Vineyards $85,000 for grapes during the fiscal year ended June 30, 2004.

      In September 2003, the company, in an effort to reduce its assets held for business meetings and entertainment, sold to R. Michael Mondavi a guest house on approximately 2.70 acres of land. The guest house is located near other Mondavi residences and has limited access from public roadways. Three independent MAI appraisals of the property were obtained. They averaged $2.0 million. The sale price was $2.1 million, less adjustments for needed repairs in the agreed amount of $100,000, for the net sum of $2.0 million paid in cash to the company at closing.

      In November 1998, R. Michael Mondavi bought approximately 18 plantable acres of land in Napa Valley from an unaffiliated third party. He has hired Robert Mondavi Winery to develop and farm the land as vineyards, for which he pays the winery a market-rate fee equal to $1,150 per plantable acre plus its costs of farm labor, materials and equipment. From time to time, R. Michael Mondavi may sell grapes from the vineyard to the company at prevailing market prices.

      It is the company’s current policy that all transactions we enter into with the company’s officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are on terms no less favorable to the company than could be obtained from unaffiliated parties and are reasonably expected to benefit the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table and the footnotes thereto set forth certain information as of November 11, 2004 with respect to the beneficial ownership of the outstanding shares of Class A common stock and Class B common stock by (1) all persons (including any group) known by the company to own more than five percent of either class of the company’s common stock, (2) each director and director nominee and the executive officers named above under “Executive Compensation — Summary Compensation Table,” and (3) all directors and executive officers as a group. Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. In addition to persons known by the company to own more than five percent of either class of the company’s common stock listed below, Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580-1434, disclosed in a Schedule 13D filed on November 12, 2004 that it beneficially owns 844,775 shares of Class A common stock, which represents 7.8% of the outstanding Class A shares as of November 11, 2004.

	Class A Common Stock					Class B Common Stock(1)

	Outstanding		Shares that May be Acquired
	Shares		within 60 days by Exercise of		Percent	Shares		Percent
	Beneficially		Options or Conversion of		of	Beneficially		of
Beneficial Owner	Owned		Class B Shares		Class(2)	Owned		Class

Robert G. Mondavi	45,099		1,074,524	(3)	9.4	1,074,524	(4)	18.6
R. Michael Mondavi	82,300	(5)	1,301,054	(6)	11.4	978,787	(10)	17.0
Timothy J. Mondavi	1,500	(7)	892,988	(8)	7.6	715,983	(4)(11)	12.4
Marcia Mondavi Borger	—		1,624,017	(9)	13.0	1,605,517	(4)(12)	27.8
Dorothy R. Mondavi	40,620		181,145	(3)	2.0	181,145		3.1
PPM America, Inc.
225 W. Wacker Dr #1200 Chicago, IL 60606	937,004	(13)	—		8.6	—		—
M&G Investment Management, LTD	907,004	(13)	—		8.4	—		—
Laurence Poutney Hill Great Tower St., London, EC4R OHH UK
Dimensional Fund Advisors	758,324	(13)	—		7.0	—		—
1299 Ocean Ave. 11th Fl., Santa Monica, CA 90401
Shapiro Capital Management Co., Inc.	735,476	(13)	—		6.8	—		—
3060 Peachtree Road, NW Suite 1555, Atlanta, GA 30305-2240
UBS Financial Services	685,689	(13)	—		6.3	—		—
677 Washington Blvd., Stamford, CT 06901
Waddell & Reed Investment	604,088		—		5.6	—		—
6300 Lamar Ave., Overland Park, KS 66202
Capital Guardian Trust Company	596,320		—		5.5	—		—
333 S. Hope St., 53rd Floor Los Angeles, CA 90071
Gregory M. Evans	34,663		184,046	(14)	2.0	—	(4)	—
Henry J. Salvo, Jr.	3,400		57,173	(14)	*	—		—
Ted W. Hall	1,400		2,759	(14)	*	—	(4)	—
Frank E. Farella	2,500		18,500	(14)	*	—	(4)	—
Philip Greer	15,300	(15)	31,500	(14)	*	—	(4)	—
Anthony Greener	1,000		21,343	(14)	*	—	(4)	—
John M. Thompson	5,000		6,144	(14)	*	—	(4)	—

	Class A Common Stock				Class B Common Stock(1)

	Outstanding	Shares that May be Acquired
	Shares	within 60 days by Exercise of		Percent	Shares		Percent
	Beneficially	Options or Conversion of		of	Beneficially		of
Beneficial Owner	Owned	Class B Shares		Class(2)	Owned		Class

Adrian Bellamy	—	5,994	(14)	*	—	(4)	—
All executive officers and directors as a group (19 persons)(16)	243,052	5,645,893	(17)	35.3	4,555,956	(18)	78.9

*	Less than 1%

(1)	214,209 shares of Class B common stock held by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of the company, are not considered outstanding for purposes of these calculations.

(2)	Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a holder of Class B common stock is deemed to own beneficially the same number of shares of Class A common stock since the holder has the right, subject to the terms of the stock buy-sell agreement among the company and the holders of the outstanding shares of Class B common stock, to convert his or her Class B common stock to Class A common stock. Pursuant to the same rule, for purposes of calculating the percentage of the outstanding shares of Class A common stock owned by each named shareholder, the shares of Class A common stock which a holder of Class B common stock may acquire by conversion are considered outstanding only with respect to that holder. As a result, the stated percentages of ownership of the Class A common stock do not reflect the beneficial ownership of the Class A common stock which is actually outstanding as of November 11, 2004.

(3)	Represents 1,074,524 shares of Class A common stock which the holder has the right to acquire upon conversion of Class B common stock. In addition, solely as a result of the support agreement and pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger, Ted W. Hall, Gregory M. Evans, Adrian Bellamy, Frank E. Farella, Anthony Greener, Philip Greer and John M. Thompson are members of a “group,” as disclosed on Schedule 13D/ A filed November 16, 2004 to amend the Schedule 13D filed August 30, 2004 and amended by the Schedule 13D/ A filed September 17, 2004 and the Schedule 13D/ A filed October 4, 2004. According to the Schedule 13D/A, by reason of the support agreement each member of the group may be deemed (a) to be the beneficial owner of 3,968,277 shares of Class A common stock, representing approximately 27.0% of the class, based on the number of shares of Class A common stock currently held, the number of shares of Class B common stock that may be converted to shares of Class A common stock and the number of shares of Class A common stock that may be issued pursuant to other securities exercisable for shares of Class A common stock held by members of the group and (b) to have shared voting power with respect to such shares. Also by reason of the support agreement, each member of the group is deemed to be the beneficial owner of 3,396,024 shares of Class B common stock representing approximately 58.8% of the class.

(4)	As a result of the support agreement and pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger, Ted W. Hall, Gregory M. Evans, Adrian Bellamy, Frank E. Farella, Anthony Greener, Philip Greer and John M. Thompson are members of a “group,” as disclosed in Schedule 13D/A filed November 16, 2004 to amend the Schedule 13D filed August 30, 2004 and amended by the Schedule 13D/A filed September 17, 2004 and the Schedule 13D/ A filed October 4, 2004. According to the 13D, by reason of the support agreement each member of the group may be deemed to be the beneficial owner of 3,968,277 shares of Class B common stock representing approximately 58.8% of the class.

(5)	Includes 5,000 shares of restricted stock, of which 3,450 have vested or will vest within the next 60 days.

(6)	Includes 978,787 shares of Class A common stock which the holder has the right to acquire upon conversion of Class B common stock and 322,267 shares of Class A common stock issuable pursuant to options exercisable within 60 days of November 11, 2004. Excludes 60,000 shares of Class B common stock held by irrevocable trusts for the benefit of R. Michael Mondavi’s children and

514,742 shares of Class B common stock owned by or in trust for Isabel Mondavi, R. Michael Mondavi’s wife. R. Michael Mondavi disclaims beneficial ownership of such shares. Also excludes options that did not vest prior to September 30, 2004, the effective date of R. Michael Mondavi’s resignation as an officer and employee of the company. Includes 428,045 shares of Class B common stock held in a trust of which R. Michael Mondavi and his wife are co-trustees and over which each has voting and investment power and 25,000 shares of Class B common stock held in an irrevocable trust for the benefit of his children of which he is trustee.

(7)	Represents 1,500 shares of restricted stock, of which 1,035 have vested or will vest within the next 60 days of November 11, 2004.

(8)	Includes 715,983 shares of Class A common stock which the holder has the right to acquire upon conversion of Class B common stock and 177,005 shares of Class A common stock issuable pursuant to options exercisable within 60 days of November 11, 2004. Excludes 338,058 shares of Class B common stock held by irrevocable trusts for the benefit of Timothy J. Mondavi’s children and of which Timothy J. Mondavi disclaims beneficial ownership. Also excludes options that did not vest prior to September 30, 2004, the effective date of Timothy J. Mondavi’s resignation as an officer and employee of the company. In addition, solely as a result of the support agreement and pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger, Ted W. Hall, Gregory M. Evans, Adrian Bellamy, Frank E. Farella, Anthony Greener, Philip Greer and John M. Thompson are members of a “group,” as disclosed on Schedule 13D/ A filed November 16, 2004 to amend the Schedule 13D filed August 30, 2004 and amended by the Schedule 13D/ A filed September 17, 2004 and the Schedule 13D/ A filed October 4, 2004. According to the Schedule 13D/A, by reason of the support agreement each member of the group may be deemed (a) to be the beneficial owner of 3,968,277 shares of Class A common stock, representing approximately 27.0% of the class, based on the number of shares of Class A common stock currently held, the number of shares of Class B common stock that may be converted to shares of Class A common stock and the number of shares of Class A common stock that may be issued pursuant to other securities exercisable for shares of Class A common stock held by members of the group and (b) to have shared voting power with respect to such shares. Also by reason of the support agreement, each member of the group is deemed to be the beneficial owner of 3,396,024 shares of Class B common stock representing approximately 58.8% of the class.

(9)	Represents 1,605,517 shares of Class A common stock which the holder has the right to acquire upon conversion of Class B common stock and 18,500 shares of Class A common stock issuable pursuant to options exercisable within 60 days of November 11, 2004. Excludes 180,314 shares of Class B common stock held by irrevocable trusts for the benefit of Ms. Borger’s children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Also excludes 117,135 shares of Class B common stock held in trusts for the benefit of Timothy Mondavi’s children. In addition, solely as a result of the support agreement and pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger, Ted W. Hall, Gregory M. Evans, Adrian Bellamy, Frank E. Farella, Anthony Greener, Philip Greer and John M. Thompson are members of a “group,” as disclosed on Schedule 13D/ A filed November 16, 2004 to amend the Schedule 13D filed August 30, 2004 and amended by the Schedule 13D/ A filed September 17, 2004 and the Schedule 13D/ A filed October 4, 2004. According to the Schedule 13D/A, by reason of the support agreement each member of the group may be deemed (a) to be the beneficial owner of 3,968,277 shares of Class A common stock, representing approximately 27.0% of the class, based on the number of shares of Class A common stock currently held, the number of shares of Class B common stock that may be converted to shares of Class A common stock and the number of shares of Class A common stock that may be issued pursuant to other securities exercisable for shares of Class A common stock held by members of the group and (b) to have shared voting power with respect to such shares. Also by reason of the support agreement, each member of the group is deemed to be the beneficial owner of 3,396,024 shares of Class B common stock representing approximately 58.8% of the class.

(10)	Excludes 60,000 shares of Class B common stock held by irrevocable trusts for the benefit of R. Michael Mondavi’s children and 514,742 shares of Class B common stock owned by or in trust for Isabel Mondavi, R. Michael Mondavi’s wife. R. Michael Mondavi disclaims beneficial ownership in such shares. Includes 42,045 shares of Class B common stock held in a trust of which R. Michael Mondavi and his wife are co-trustees and over which each has voting and investment power and 25,000 shares of Class B common stock held in irrevocable trust for the benefit of his children of which he is trustee.

(11)	Excludes 338,058 shares of Class B common stock held by irrevocable trusts for the benefit of Timothy J. Mondavi’s children and of which Timothy J. Mondavi disclaims beneficial ownership.

(12)	Excludes 180,314 shares of Class B common stock held by irrevocable trusts for the benefit of Ms. Borger’s children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Also excludes 117,135 shares of Class B common stock held in trusts for the benefit of Timothy J. Mondavi’s children, for which Ms. Borger serves as trustee and with respect to which she disclaims beneficial ownership.

(13)	Based on most recent available filings on Form 13F.

(14)	Represents shares of Class A common stock issuable pursuant to outstanding options exercisable within 60 days of November 11, 2004. In addition, solely as a result of the support agreement and pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, Robert G. Mondavi, Timothy J. Mondavi, Marcia Mondavi Borger, Ted W. Hall, Gregory M. Evans, Adrian Bellamy, Frank E. Farella, Anthony Greener, Philip Greer and John M. Thompson are members of a “group,” as disclosed on Schedule 13D/ A filed November 16, 2004 to amend the Schedule 13D filed August 30, 2004 and amended by the Schedule 13D/ A filed September 17, 2004 and the Schedule 13D/ A filed October 4, 2004. According to the Schedule 13D/A, by reason of the support agreement each member of the group may be deemed (a) to be the beneficial owner of 3,968,277 shares of Class A common stock, representing approximately 27.0% of the class, based on the number of shares of Class A common stock currently held, the number of shares of Class B common stock that may be converted to shares of Class A common stock and the number of shares of Class A common stock that may be issued pursuant to other securities exercisable for shares of Class A common stock held by members of the group and (b) to have shared voting power with respect to such shares.

(15)	Excludes 6,150 shares of Class A common stock held in trusts for the benefit of Mr. Greer’s adult children and of which Mr. Greer disclaims beneficial ownership.

(16)	Includes R. Michael Mondavi.

(17)	Includes an aggregate of 1,080,752 shares of Class A common stock issuable pursuant to outstanding options exercisable within 60 days of November 11, 2004.

(18)	Excludes an aggregate of 1,064,762 shares of Class B common stock owned outright by or in trusts for members of the Robert G. Mondavi family not otherwise listed above.

Agreement Among Holders of Class B Common Stock

      The company and the holders of the outstanding shares of Class B common stock are parties to a stock buy-sell agreement. Pursuant to the buy-sell agreement, no holder of shares of Class B common stock may, with limited exceptions, transfer Class B common stock or convert Class B common stock into Class A common stock without first offering such stock to the company and then to the other parties to the buy-sell agreement. The buy-sell agreement applies to a broad range of transfers and dispositions other than (1) certain lifetime or testamentary transfers to issue of Robert and Marjorie Mondavi, (2) transfers to or in trust for charitable institutions or (3) certain other permitted transfers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to us.

      Based solely on the review of the copies of such forms the company has received, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2004 all filing requirements applicable to the company’s officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner, with the following exceptions: Adrian Bellamy, Marcia Mondavi Borger, Timothy J. Mondavi, Frank E. Farella, Anthony Greener, Philip Greer, John M. Thompson and Russ Weis each made one late filing covering one transaction. Ted W. Hall made one late filing covering two transactions. Gregory M. Evans made three late filings covering three transactions. R. Michael Mondavi, Michael K. Beyer, Gregory J. Brady, Valerie Deitrick, Dennis P. Joyce, Henry J. Salvo, Jr. and Steven R. Soderberg each made two late filings, each of which covered one transaction. Peter Mattei made three late filings, each of which covered one transaction.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

      If the merger agreement and merger, as described in Proposal No. 1, are not approved and adopted and the merger is not effected, any shareholder proposal intended for presentation at the 2005 annual meeting would be required to be received by the secretary of the company at the company’s principal executive offices located at 841 Latour Court, Napa, California 94558 by                     2005 for inclusion in the company’s proxy materials related to that meeting.

      If the merger agreement and merger, as described in Proposal No. 1, are not approved and the merger is not effected, the company’s bylaws provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the secretary of the company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting date was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

OTHER MATTERS

      The board of directors does not know of any business to be presented at the annual meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the board of directors. Discretionary authority for them to do so is contained in the proxy cards.

WHERE YOU CAN FIND MORE INFORMATION

      Constellation and the company file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

      No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the company or any other person.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
CONSTELLATION BRANDS, INC.,
RMD ACQUISITION CORP.,
a wholly-owned direct subsidiary of CONSTELLATION BRANDS, INC.,
and
THE ROBERT MONDAVI CORPORATION
November 3, 2004

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquiror	5.3(b)(viii)(B)
Acquisition Proposal	5.3(b)(viii)(A)
Action	4.14
Agreement	Preamble
Applicable Laws	2.2(d)
Appraisal Shares	2.1(d)
Approvals	5.1(a)
Board	Recitals
California Secretary of State	1.2
CGCL	1.1
Certificates	2.1(b)(ii)
Class A Certificate	2.1(b)(i)
Class B Certificate	2.1(b)(ii)
Class A Merger Consideration	2.1(b)(i)
Class B Merger Consideration	2.1(b)(ii)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Commission	1.6(b)
Confidentiality Agreement	5.3(d)
Constellation	Preamble
Covered Proposal	7.6(a)(i)
Effective Time	1.2
Environmental Laws	4.14
Environmental Permit	4.14
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
ESPP	2.3(c)
Exchange Act	4.7(a)
Exchange Fund	2.2(a)
Foreign Antitrust Laws	3.3(d)
GAAP	4.7(a)
Governmental Authority	3.3(d)
Hazardous Materials	4.14
HSR Act	3.3(d)
Intellectual Property Right	4.12(a)(i)
Material Adverse Effect	8.3
Merger	Recitals
Merger Agreement	1.2
Merger Consideration	2.1(b)(ii)
Merger Sub	Preamble
Mondavi	Preamble

A-iv

Defined Term	Section

Mondavi 10-K	4.2
Mondavi Articles	1.6(a)
Mondavi Benefit Plans	4.13(a)
Mondavi Board Recommendation	4.20
Mondavi Bylaws	1.6(a)
Mondavi Class A Common Stock	Recitals
Mondavi Class B Common Stock	Recitals
Mondavi Common Stock	Recitals
Mondavi Disclosure Schedule	4.4(c)
Mondavi Employees	5.2(b)(ii)x
Mondavi Intellectual Property Right	4.12(a)(ii)
Mondavi Option	2.3(a)
Mondavi Permits	4.15
Mondavi SEC Documents	4.7(a)
Mondavi Shareholders	1.6(a)
Mondavi Shareholders’ Meeting	1.6(a)
Mondavi Stock Unit Award	2.3(b)
Non-Transferred Employees	5.2(b)(ii)
Paying Agent	2.2(a)
Permitted Liens	4.17
Person	5.3(b)(i)
Proxy Statement	1.6(b)
Related Party	5.3(a)(13)
Representatives	5.3(b)(i)
Section 1300	2.1(b)(i)
Securities Act	4.4(c)
Stock Plan Termination Date	2.3(c)
subsidiary	8.3
Superior Proposal	5.3(b)(viii)(B)
Superior Proposal Notice	5.3(b)(iii)
Support Agreement	Recitals
Surviving Corporation	1.1
Surviving Corporation Common Stock	2.1(a)
Tax Returns	4.11(b)
Taxes	4.11(c)
Termination Date	7.2
Termination Fee	7.6(a)
Waiting Period	5.3(b)(iii)

A-v

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 3rd day of November, 2004, by and among Constellation Brands, Inc., a Delaware corporation (“Constellation”), RMD Acquisition Corp., a California corporation and a wholly-owned subsidiary of Constellation (“Merger Sub”), and The Robert Mondavi Corporation, a California corporation (“Mondavi”).

RECITALS

      WHEREAS, Constellation and Mondavi desire that Constellation combine its businesses with the businesses operated by Mondavi through the merger of Merger Sub with and into Mondavi, with Mondavi as the surviving corporation (the “Merger”), pursuant to which (1) each share of Class A Common Stock of Mondavi, without par value (the “Mondavi Class A Common Stock”) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Mondavi Class A Common Stock owned by Constellation, Merger Sub or Mondavi (or any of their respective direct or indirect wholly-owned subsidiaries (as defined in Section 8.3)) and other than the Appraisal Shares (as defined in Section 2.1(d)), will be converted into the right to receive the Class A Merger Consideration (as defined in Section 2.1(b)), and (2) each share of Class B Common Stock of Mondavi, without par value (the “Mondavi Class B Common Stock,” and together with the Mondavi Class A Common Stock, the “Mondavi Common Stock”) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Mondavi Class B Common Stock owned by Constellation, Merger Sub or Mondavi (or any of their respective direct or indirect wholly-owned subsidiaries (as defined in Section 8.3)) and other than the Appraisal Shares (as defined in Section 2.1(d)), will be converted into the right to receive the Class B Merger Consideration (as defined in Section 2.1(b)), all as more fully provided in this Agreement; and

      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Constellation’s willingness to enter into this Agreement, Constellation and certain Mondavi Shareholders (as defined in Section 1.6(a)) are entering into a Support Agreement, of even date herewith, in respect of shares of Mondavi Common Stock beneficially owned by such shareholders (the “Support Agreement”); and

      WHEREAS, the Board of each of Merger Sub and Mondavi has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is just and reasonable to their respective shareholders; and

      WHEREAS, Constellation, Merger Sub and Mondavi desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, Constellation, Merger Sub and Mondavi agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the California General Corporation Law (the “CGCL”), Merger Sub shall be merged with and into Mondavi at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Mondavi shall continue its existence as a wholly-owned subsidiary of Constellation under the laws of the State of California and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL. Mondavi, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2.     Closing; Effective Time. A closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, N.Y. 10019, or such other place as the parties hereto may agree, as soon as practicable following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the date of the Closing have been satisfied or waived, or at such other date as Constellation and Mondavi may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the “California Secretary of State”) an agreement of merger in the form attached hereto as Exhibit A (the “Merger Agreement”) and officer’s certificates in such form as is required by and executed in accordance with Section 1103 of the CGCL. The Merger shall become effective when the Merger Agreement is properly filed with the California Secretary of State in accordance with the CGCL or at such later time as may be specified in the Merger Agreement (the “Effective Time”).

      1.3.     Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL.

      1.4.     Articles of Incorporation and Bylaws.

      (a) The Articles of Incorporation of Mondavi, as amended as set forth in the Merger Agreement, shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with their terms and the CGCL.

      (b) Merger Sub’s Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws, until amended in accordance with their terms, the Articles of Incorporation and the CGCL.

      1.5.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Mondavi shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

      1.6.     Mondavi Shareholders’ Meeting.

      (a) As promptly as reasonably practicable following the date of this Agreement, Mondavi shall, in accordance with Applicable Laws (as defined in Section 2.2(d)) and Mondavi’s Restated Articles of Incorporation as in effect on the date of this Agreement (the “Mondavi Articles”) and Mondavi’s Restated Bylaws as in effect on the date of this Agreement (the “Mondavi Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Mondavi Common Stock (the “Mondavi Shareholders”) to consider and vote upon approval of this Agreement and the Merger (the “Mondavi Shareholders’ Meeting”). Mondavi shall ensure that the Mondavi Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Mondavi in connection with the Mondavi Shareholders’ Meeting are solicited by Mondavi in compliance with Applicable Laws.

      (b) Mondavi shall promptly prepare and file with the Securities and Exchange Commission (the “Commission”) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) that meets the requirements of Applicable Laws to seek the approval of this Agreement and the Merger. Mondavi shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the Mondavi Shareholders as promptly as reasonably practicable. Mondavi shall promptly notify Constellation of the receipt of any comments of the Commission with respect to the Proxy Statement and shall provide to Constellation copies of any comments received from the Commission in connection with the Proxy Statement. All filings with the Commission in connection with the Merger, including the Proxy Statement, and all mailings to the Mondavi Shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by Constellation and its counsel, and shall be reasonably acceptable to Constellation.

      (c) The Mondavi Board shall make the Mondavi Board Recommendation (as defined in Section 4.20). The Mondavi Board Recommendation shall be included in the Proxy Statement and the Mondavi Board shall take all commercially reasonable action to solicit the approval of this Agreement and the Merger by the Mondavi Shareholders. In the event that subsequent to the date of this Agreement, the Mondavi Board determines after consultation with outside counsel that its fiduciary duties under Applicable Law require it to withdraw, modify or qualify the Mondavi Board Recommendation in a manner adverse to Constellation, the Mondavi Board may so withdraw, modify or qualify the Mondavi Board Recommendation; provided, however, that the Mondavi Board may not recommend any Acquisition Proposal (as defined in Section 5.3(b)(viii)(A)) (other than this Agreement and the transactions contemplated hereby, including the Merger), except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); provided, further, however, that unless this Agreement is theretofore terminated, Mondavi shall nevertheless submit this Agreement to the Mondavi Shareholders for adoption at the Mondavi Shareholders’ Meeting.

      1.7.     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Mondavi or (b) otherwise carry out the provisions of this Agreement, Mondavi and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Mondavi or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

      2.1.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Constellation, Merger Sub or Mondavi or their respective shareholders:

(a) Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation (“Surviving Corporation Common Stock”). Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock, except insofar as Section 2.1(c)(i) applies.

(b) Subject to the other provisions of this Article II:

(i) Each share of Mondavi Class A Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Mondavi Class A Common Stock owned by Constellation, Merger Sub or Mondavi or any of their respective wholly-owned subsidiaries (which shares shall be treated as otherwise provided in this Agreement) and any shares of Mondavi Class A Common Stock owned by shareholders properly exercising appraisal rights pursuant to Section 1300 of the CGCL (“Section 1300”), as provided in Section 2.1(d), shall be converted into and represent the right to receive $56.50 in cash, without interest (the “Class A Merger Consideration”). At the Effective Time, all shares of Mondavi Class A Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Mondavi Class A Common Stock (a “Class A Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration or in the case of holders of Appraisal Shares (as defined in Section 2.1(d)) the right to receive the applicable payments set forth in Section 2.1(d).

(ii) Each share of Mondavi Class B Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Mondavi Class B Common Stock owned by Constellation, Merger Sub or Mondavi or any of their respective wholly-owned subsidiaries (which shares shall be treated as otherwise provided in this Agreement) and any shares of

Mondavi Class B Common Stock owned by shareholders properly exercising appraisal rights pursuant to Section 1300, as provided in Section 2.1(d), shall be converted into and represent the right to receive $65.82 in cash, without interest (the “Class B Merger Consideration,” and together with the Class A Merger Consideration, the “Merger Consideration”). At the Effective Time, all shares of Mondavi Class B Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Mondavi Class B Common Stock (a “Class B Certificate,” and, together with the Class A Certificates, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration or in the case of holders of Appraisal Shares (as defined in Section 2.1(d)) the right to receive the applicable payments set forth in Section 2.1(d).

(c) Each share of Mondavi capital stock held by Constellation or any wholly-owned subsidiary of Constellation, automatically shall be cancelled and retired and no payment shall be made in respect thereof. Each share of Mondavi Class B Common Stock held by any wholly-owned subsidiary of Mondavi shall, at Constellation’s election, either (i) be converted into such number of shares of Surviving Corporation Common Stock such that each such wholly-owned subsidiary owns the same percentage (in terms of economic value) of Surviving Corporation Common Stock immediately following the Effective Time as the percentage (in terms of economic value) of Mondavi Common Stock that such wholly-owned subsidiary owned immediately prior to the Effective Time; provided, however, that this clause (i) shall not apply unless the Mondavi Class B Shareholders unanimously consent to such treatment of the shares of Mondavi Class B Common Stock held by all wholly-owned subsidiaries of Mondavi, (ii) automatically be cancelled and retired and no payment shall be made in respect thereof, or (iii) be converted into the right to receive the Class B Merger Consideration.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of Mondavi Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Mondavi Shareholder that is entitled to demand and properly demands appraisal of shares of Mondavi Common Stock pursuant to, and that complies in all respects with, the provisions of Section 1300 (the “Appraisal Shares”) shall not be converted into the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, as provided in Section 2.1(b), but, instead, such Mondavi Shareholder shall be entitled to such rights (but only such rights) as are granted by Section 1300. Notwithstanding the foregoing, if any such Mondavi Shareholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 1300 or if a court of competent jurisdiction shall determine that such Mondavi Shareholder is not entitled to the relief provided by Section 1300, then the rights of such Mondavi Shareholder under Section 1300 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, as provided in Section 2.1(b) without interest. Mondavi shall give prompt notice to Constellation of any demands for appraisal of any shares of Mondavi Common Stock, and Constellation shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Mondavi shall not, without the prior written consent of Constellation, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

      2.2.     Surrender and Payment.

      (a) Prior to the Effective Time, for the benefit of the Mondavi Shareholders, Constellation shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Constellation), a bank or trust company to act as agent for the payment of the Class A Merger Consideration and the Class B Merger Consideration in respect of the Class A Certificates and the Class B Certificates upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time (the “Paying Agent”). At the Effective Time, Constellation shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the Class A Merger Consideration and the Class B Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Constellation, on a daily basis. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the Mondavi Shareholders twelve months after the date of the mailing required by Section 2.2(b) shall be delivered to Constellation, upon demand by Constellation, and holders of Certificates that have not theretofore complied with this Section 2.2 shall thereafter look only to Constellation for payment of any claim to the Class A Merger Consideration or the Class B Merger Consideration, as applicable.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event within five business days after the Effective Time), the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Mondavi Shareholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Constellation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Class A Merger Consideration or the Class B Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Constellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Mondavi Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 2.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Mondavi Common Stock that is not registered in the stock transfer books of Mondavi, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 4.11(c)) required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Constellation that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

      (c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Mondavi shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Mondavi Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

      (d) No Liability. None of Constellation, Merger Sub, Mondavi or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed twelve months after the Effective Time shall be returned to Constellation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Constellation for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, “Applicable Laws”), become the property of Constellation, free and clear of all claims or interest of any person previously entitled thereto.

      (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if required by Constellation or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Constellation or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Class A Merger Consideration or the Class B Merger Consideration, as applicable.

      (f) No Further Ownership Rights in Mondavi Common Stock. The Class A Merger Consideration or the Class B Merger Consideration, as applicable, paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Mondavi Common Stock represented thereby.

      (g) Withholding Rights. Each of the Surviving Corporation and Constellation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Mondavi Shareholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Constellation, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Mondavi Shareholders in respect of which the deduction and withholding was made by the Surviving Corporation or Constellation, as the case may be.

      2.3.     Treatment of Stock Options; Employee Stock Purchase Plan.

      (a) At the Effective Time, each option to purchase a share of Mondavi Class A Common Stock (a “Mondavi Option”) granted under the Mondavi 1993 Non-Employee Director Stock Option Plan and the Mondavi 1993 Equity Incentive Plan that is outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and converted into the right to receive (whether or not such Mondavi Option is then vested or exercisable), promptly after the Effective Time, an amount in cash (less any applicable withholding taxes and without interest) equal to the product of (i) the excess, if any, of (A) the Class A Merger Consideration over (B) the per share exercise price of Mondavi Class A Common Stock subject to such Mondavi Option and (ii) the number of shares of Mondavi Class A Common Stock subject to such Mondavi Option immediately prior to the Effective Time. In connection therewith, at least five business days prior to the Effective Time, Mondavi shall provide written notice to each holder of a then outstanding Mondavi Option (whether or not such Mondavi Option is then vested or exercisable), that (x) such Mondavi Option shall be, as at the date of such notice, exercisable in full, (y) such Mondavi Option shall terminate at the Effective Time and (z) if such Mondavi Option is not exercised on or before the third business day prior to the Effective Time, such Mondavi Option (to the extent outstanding as of the Effective Time) shall be treated as set forth in the immediately preceding sentence.

      (b) Effective as of the Effective Time, all stock units in respect of Mondavi Class A Common Stock or other equity-based awards settled in or the value of which is measured by reference to Mondavi Class A Common Stock (other than the Mondavi Options) (each a “Mondavi Stock Unit Award”) shall be converted into an obligation to pay cash, with a value equal to the product of (i) the Class A Merger Consideration and (ii) the number of shares of Mondavi Class A Common Stock subject to such Mondavi Stock Unit Award (whether vested or unvested). The obligations in respect of the converted Mondavi Stock Unit Awards shall be payable in accordance with the terms of the agreement, plan or arrangement relating to such Mondavi Stock Unit Awards.

      (c) Prior to the Effective Time, Mondavi shall take any and all actions with respect to Mondavi’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) with respect to the Purchase Period (as defined in the ESPP) in effect as of the date of this Agreement, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Purchase Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Effective Time; and (iii) if the Purchase Period (as defined in the ESPP) in effect as of the date of this Agreement terminates prior to the Stock Plan Termination Date (as defined in the following sentence), the ESPP shall be suspended and no new Purchase Period will be commenced under the ESPP prior to the termination of this Agreement. Subject to consummation of the Merger, if such Purchase Period is expected to still be in effect at the Effective Time, then no later than the last day of the payroll period immediately preceding the Effective Time (the “Stock Plan Termination Date”), each purchase right under the ESPP as of the Stock Plan Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Purchase Period to the purchase of a number of whole shares of Mondavi Class A Common Stock (subject to the provisions of Mondavi’s ESPP regarding the number of shares purchasable) at a “purchase price” (as such term is used in the ESPP) per share equal to 85% of the Fair Market Value (as defined in the ESPP) of a share of Mondavi Class A Common Stock on the Offering Date (as defined in the ESPP) or on the Stock Plan Termination Date, whichever is lower.

      (d) Prior to the Effective Time, Mondavi shall ensure that following the Effective Time no holder of a Mondavi Option or any participant in any Plan or other employee benefit arrangement of Mondavi shall have any right thereunder to acquire or receive any capital stock (including payment of cash in settlement of any unit award, “phantom” stock or stock appreciation rights) of Mondavi or the Surviving Corporation, except as expressly provided in Section 2.3(b) of this Agreement. Prior to the Effective Time, Mondavi shall deliver to the holders of Mondavi Options, holders of Mondavi Stock Unit Awards and participants in the ESPP appropriate notices, in form and substance reasonably acceptable to Constellation, setting forth such holders’ rights pursuant to this Agreement. Prior to the Effective Time, Mondavi shall take any and all actions necessary to effectuate the provisions of Section 2.3, including the adoption of any plan amendments.

      2.4.     Adjustments to Prevent Dilution. In the event that Mondavi changes the number of shares of Mondavi Common Stock, or securities convertible or exchangeable into or exercisable for shares of Mondavi Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Class A Merger Consideration and the Class B Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONSTELLATION AND MERGER SUB

      In order to induce Mondavi to enter into this Agreement, Constellation and Merger Sub represent and warrant to Mondavi that the statements contained in this Article III are true and correct.

      3.1.     Organization and Standing.

      (a) Constellation is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

      (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

      3.2.     Corporate Power and Authority. Each of Constellation and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Constellation and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Constellation and Merger Sub. No other corporate proceedings on the part of Constellation or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Constellation and Merger Sub, and, assuming the due authorization, execution and delivery by

Mondavi, constitutes the legal, valid and binding obligation of each of Merger Sub and Constellation enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

      3.3.     Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Constellation or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of Constellation’s Restated Certificate of Incorporation, or Constellation’s Bylaws, or Merger Sub’s Articles of Incorporation or Merger Sub’s Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Constellation or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Constellation or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Constellation or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Constellation or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”) and applicable laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws and (iii) the filing with the California Secretary of State of the Merger Agreement; except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Constellation.

      3.4.     Information Supplied. None of the information supplied or to be supplied by Constellation or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Mondavi Shareholders or at the time of the Mondavi Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

      3.5.     Available Funds. Constellation and Merger Sub have available to them, or, as of the Effective Time will have available to them, all funds necessary for the payment of the Merger Consideration and all of their obligations under this Agreement which are required to be complied with prior to the Closing.

      3.6.     Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Constellation or a direct or indirect wholly-owned Subsidiary of Constellation. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MONDAVI

      In order to induce Merger Sub and Constellation to enter into this Agreement, except as set forth in the Mondavi Disclosure Schedule as set forth below, Mondavi hereby represents and warrants to Constellation and Merger Sub that the statements contained in this Article IV are true and correct. The section numbers in the Mondavi Disclosure Schedule correspond to the section numbers in this Agreement. Information disclosed in one section of the Mondavi Disclosure Schedule shall not be deemed to be integrated into another section of the Mondavi Disclosure Schedule unless its applicability is readily apparent.

      4.1.     Organization and Standing. Mondavi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Mondavi’s subsidiaries has been duly incorporated or organized as the case may be, and is validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with full corporate power (if applicable) and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Mondavi and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi. Mondavi is not in default in the performance, observance or fulfillment of any provision of the Mondavi Articles or the Mondavi Bylaws. Mondavi has heretofore made available to Constellation complete and correct copies of the Mondavi Articles and the Mondavi Bylaws and the certificates of incorporation and bylaws or similar organizational documents for each of Mondavi’s subsidiaries.

      4.2.     Subsidiaries. Mondavi does not own, directly or indirectly, any equity or other material ownership interest in any material corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth on Schedule 4.2 of the Mondavi Disclosure Schedule. Except as set forth on Schedule 4.2 of the Mondavi Disclosure Schedule, Mondavi is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth on Schedule 4.2 of the Mondavi Disclosure Schedule, Mondavi owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its material subsidiaries. Each of the outstanding shares of capital stock of each of Mondavi’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Mondavi free and clear of all liens, pledges, security interests, claims or other encumbrances, other than as indicated on Schedule 4.2 of the Mondavi Disclosure Schedule. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Mondavi’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of Mondavi’s subsidiaries, other than as indicated on Schedule 4.2 of the Mondavi Disclosure Schedule.

      4.3.     Corporate Power and Authority. Mondavi has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the Mondavi Shareholders, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Mondavi have been duly authorized by all necessary corporate action on the part of Mondavi, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the Mondavi Shareholders and no other corporate proceedings on the part of Mondavi are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mondavi, and, assuming the due authorization, execution and delivery by Constellation and Merger Sub, constitutes the legal, valid and binding obligation of Mondavi enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

      4.4.     Capitalization of Mondavi.

      (a) As of the date hereof, Mondavi’s authorized capital stock consisted solely of (i) 25,000,000 shares of Mondavi Class A Common Stock, of which (A) 10,816,581 shares are issued and outstanding, (B) 1,492,302 shares are reserved for issuance upon the exercise of all outstanding Mondavi Options, (C) 75,689 shares are reserved for issuance upon settlement of Mondavi Stock Unit Awards or other stock based awards, and (D) 5,984,927 shares are reserved for issuance upon the conversion of shares of Mondavi Class B Common Stock; (ii) 12,000,000 shares of Mondavi Class B Common Stock, of which 5,984,927 shares are issued and outstanding, including 214,209 shares of Class B Common Stock owned by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of Mondavi; and (iii) 5,000,000 shares of preferred stock, without par value, of which no shares are issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. As of the date hereof, there are outstanding Mondavi Options to purchase an aggregate of 1,492,302 shares of Mondavi Class A Common Stock and Mondavi Stock Unit Awards with respect to 75,689 shares of Mondavi Class A Common Stock.

      (b) Other than as set forth in Section 4.4(a) of this Agreement, there are no outstanding (i) shares of Mondavi capital stock or Mondavi voting securities, (ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Mondavi, or (iii) securities or other instruments that are convertible into or exchangeable for any shares of Mondavi capital stock or Mondavi voting securities or the value of which are determined based on the value of Mondavi capital stock, and neither Mondavi nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Mondavi or any of its subsidiaries or any of their respective predecessors.

      (c) None of Mondavi’s subsidiaries owns any capital stock of Mondavi, except that Robert Mondavi Properties, Inc. owns 214,209 shares of Mondavi Class B Common Stock. Each outstanding share of Mondavi capital stock is, and each share of Mondavi capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. Section 4.4 to the disclosure schedule delivered by Mondavi to Constellation and dated the date of this Agreement (the “Mondavi Disclosure Schedule”) states the number of shares of Mondavi Class A Common Stock issuable to each holder of Mondavi Options as of the date of this Agreement, including the applicable exercise price and whether the Mondavi Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code). Section 4.4 to the Mondavi Disclosure Schedule accurately sets forth the names of all holders of Mondavi capital stock subject to transfer restrictions, including the number of shares of each class of Mondavi capital stock held by that holder. Neither Mondavi nor any of its subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or under any state securities law or granted registration rights to any individual or entity.

      4.5.     Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the Mondavi Articles or the Mondavi Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Mondavi or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Mondavi or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mondavi or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Mondavi or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by Mondavi Shareholders, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, and (iv) the filing with the California Secretary of State of the Merger Agreement;

other than, in the case of Sections 4.5(b), 4.5(c) and 4.5(d), those exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi.

      4.6.     Brokerage and Finders’ Fees; Expenses. Except for Mondavi’s obligations to Citigroup Global Markets Inc. and Evercore Group Inc. (true and complete copies of all agreements relating to such obligations having been previously provided to Constellation), neither Mondavi nor any shareholder, director, officer, employee or affiliate of Mondavi, has incurred or will incur on behalf of Mondavi or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

      4.7.     Mondavi SEC Documents.

      (a) Mondavi and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by them since July 1, 2002 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act (as supplemented and amended since the time of filing, collectively, the “Mondavi SEC Documents”). The Mondavi SEC Documents, including any financial statements or schedules included in the Mondavi SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Mondavi SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Mondavi and its subsidiaries included in the Mondavi SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Mondavi and its subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Mondavi SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Mondavi and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended. None of Mondavi’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The Nasdaq National Market, any stock exchange or any other comparable Governmental Authority.

      (b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Mondavi SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the financial condition and results of operations of Mondavi as of, and for, the periods presented in the Mondavi SEC Documents. Since August 29, 2002, Mondavi’s principal executive officer and its principal financial officer have disclosed to Mondavi’s auditors and the audit committee of the Mondavi Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Mondavi’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mondavi’s internal control over financial reporting and Mondavi has provided to Constellation copies of any written materials relating to the foregoing. Mondavi has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Mondavi, including its consolidated subsidiaries, is made known to Mondavi’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Mondavi, such disclosure controls and procedures are effective in timely alerting Mondavi’s principal executive officer and its principal financial officer to material information required to be included in Mondavi’s periodic reports required under the Exchange Act. There are no outstanding loans made by Mondavi or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Mondavi. Since the enactment of the Sarbanes-Oxley Act of 2002, neither Mondavi nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Mondavi or any of its subsidiaries.

      4.8.     Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Mondavi as of June 30, 2004 included in the Mondavi SEC Documents, or (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither Mondavi nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Mondavi and its subsidiaries (or disclosed in the notes thereto).

      4.9.     Information Supplied. At the date the Proxy Statement is mailed to the Mondavi Shareholders and at the time of the Mondavi Shareholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The representation contained in the immediately preceding sentence will not apply to statements or omissions included in the Proxy Statement based upon information furnished to Mondavi by Constellation or Merger Sub specifically for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      4.10.     Absence of Certain Changes or Events. Since June 30, 2004, (a) except as disclosed in the Mondavi SEC Documents filed prior to the date hereof (other than in the risk factors or forward-looking statements), there has not been any Material Adverse Effect on Mondavi or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi, (b) except as disclosed in the Mondavi SEC Documents filed prior to the date hereof (other than in the risk factors or forward-looking statements) the business of Mondavi and its subsidiaries has been conducted in the ordinary course consistent with past practice and (c) neither

Mondavi nor any of its subsidiaries has taken any of the actions described in Section 5.3(a)(ii), (ix), (x), (xi), (xiii), (xiv), (xvi) or (xviii).

      4.11.     Taxes.

      (a) Mondavi and each of its subsidiaries has filed all Tax Returns that are material and required to be filed by it. All such material Tax Returns were true, correct and complete in all material respects. Mondavi and each of its subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such material Tax Returns shown as due and payable on such material Tax Returns. Each of Mondavi and its subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. Neither Mondavi nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which Mondavi is the common parent), (ii) has any liability for the Taxes of any person (other than Mondavi and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. Neither Mondavi nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (b) “Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

      (c) “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

      4.12.     Intellectual Property.

      (a) For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Mondavi Intellectual Property Right” means all Intellectual Property Rights owned or licensed by Mondavi or any of its subsidiaries as of the date hereof that are used or held for use by Mondavi or any of its subsidiaries.

      (b) Mondavi and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi. No Mondavi Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Mondavi or any of its subsidiaries or restricting the licensing thereof by Mondavi or any of its subsidiaries to any Person (as defined in Section 5.3(b)(i)), except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi. Neither Mondavi nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Mondavi no Person is infringing on any Mondavi Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi, (i) neither Mondavi nor any of its subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any claim alleging infringement of any Intellectual Property Right and (ii) Mondavi and its subsidiaries have no claim or suit pending for any continuing infringement by any other Person of any Mondavi Intellectual Property Rights.

      (c) None of the past or present employees, officers, directors or shareholders of Mondavi has any ownership rights in any of the Mondavi Intellectual Property Rights.

      4.13.     Employee Benefit Plans.

      (a) Section 4.13(a) of the Mondavi Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (the “Mondavi Benefit Plans”) that is or has been sponsored, maintained or contributed to by Mondavi or any of its subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with Mondavi would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

      (b) Mondavi has heretofore made available to Constellation true and complete copies of each of the Mondavi Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Mondavi Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Mondavi Benefit Plan.

      (c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Mondavi Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Mondavi Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Mondavi Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Mondavi Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Mondavi or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by Mondavi, its subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Mondavi, its subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) no Mondavi Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by Mondavi or its subsidiaries as of the Effective Time pursuant to each Mondavi Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (viii) neither Mondavi nor its subsidiaries has engaged in a transaction in connection with which Mondavi or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of Mondavi, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Mondavi Benefit Plans or any trusts related thereto plan.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Mondavi or any of its subsidiaries from Mondavi or any of its subsidiaries under any Mondavi Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Mondavi Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

      4.14.     Environmental Matters. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Mondavi: (a) the properties, operations and activities of Mondavi and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below); (b) Mondavi and its subsidiaries and the properties and operations of Mondavi and its subsidiaries are not subject to any existing, or, to the knowledge of Mondavi, threatened, suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (“Action”) by or before any Governmental Authority under any Environmental Laws; and (c) there has been no release of any Hazardous Material (as defined below) into the environment by Mondavi or its subsidiaries or in connection with their current or former properties or operations. “Environmental Laws” means all applicable United States federal, state or local or foreign laws as in effect on or prior to the Closing Date relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, injunctions, judgments, licenses, orders, permits or regulations issued, entered, promulgated or approved thereunder on or prior to the Closing Date. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate, order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

      4.15.     Compliance with Applicable Laws; Regulatory Matters. Mondavi and its subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the operation of their businesses, taken as a whole (the “Mondavi Permits”). Mondavi and its subsidiaries are in compliance with the terms of the Mondavi Permits, except where the failure so to comply, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Mondavi. The businesses of Mondavi and its subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Authority, except for violations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Mondavi. As of the date of this Agreement, no investigation by any Governmental Authority with respect to Mondavi or any of its subsidiaries is pending or, to the knowledge of Mondavi, threatened, other than investigations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Mondavi.

      4.16.     Litigation. There is no Action pending or, to the knowledge of Mondavi, threatened, against or affecting (a) Mondavi or any of its subsidiaries or (b) any present or former officer, director or employee of Mondavi or its subsidiaries, in their capacity as a present or former officer, director or employee of Mondavi or its subsidiaries or otherwise such that Mondavi or any of its subsidiaries would reasonably be expected to be liable (whether by virtue of indemnification or otherwise), in an amount that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Mondavi, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Mondavi or any of its subsidiaries or by which any property, asset or operation of Mondavi or any of its subsidiaries is bound or affected, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Mondavi.

      4.17.     Real Property. Each of Mondavi and its subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no lien or encumbrance, except Permitted Liens. “Permitted Liens” means (a) liens and encumbrances contained in the Mondavi SEC Reports (including the notes thereto), (b) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Mondavi or any of its subsidiaries in the operation of their respective business, (c) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business, (d) interests of the lessor to any leased property or (e) liens and encumbrances that would not reasonably be expected to have a Material Adverse Effect on Mondavi.

      4.18.     Inventory and Equipment. Except as would not reasonably be expected to have a Material Adverse Effect on Mondavi, (a) all of the inventory of Mondavi and its subsidiaries has been produced and packaged in all material respects in accordance with all applicable laws, regulations and orders, and (b) all of Mondavi’s and its subsidiaries’ vehicles, machinery and equipment necessary for the operation of their businesses have been maintained in the ordinary course of business and are in operable condition (normal wear and tear excepted).

      4.19.     Opinions of Financial Advisor. The Mondavi Board has received (a) the written opinion of Citigroup Global Markets Inc., Mondavi’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Class A Merger Consideration to be received by the Mondavi Class A Shareholders pursuant to this Agreement is fair to the Mondavi Class A Shareholders from a financial point of view, and (b) the written opinion of Evercore Group Inc., Mondavi’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Class B Merger Consideration to be received by the Mondavi Class B Shareholders pursuant to this Agreement is fair to the Mondavi Class B Shareholders from a financial point of view. Mondavi shall provide complete and correct signed copies of such opinions to Constellation as soon as practicable after the date of this Agreement, and such opinions have not been withdrawn or revoked or otherwise modified in any material respect. Mondavi has received the consent of Citigroup Global Markets Inc. and Evercore Group Inc. to include such written opinions in the Proxy Statement.

      4.20.     Board Recommendation; Required Vote. The Mondavi Board, at a meeting duly called and held, has, by the vote of all directors present other than Timothy J. Mondavi and Marcia Mondavi Borger, each of whom abstained, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are just and reasonable to the Mondavi Shareholders and that the consideration to be received by the Mondavi Shareholders pursuant to the Merger is fair to the Mondavi Shareholders from a financial point of view; (b) declared advisable and in all respects approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to recommend that the Mondavi Shareholders approve and adopt this Agreement and the Merger (the “Mondavi Board Recommendation”), provided that any withdrawal, modification or qualification of such recommendation in accordance with Section 1.6(c) shall not be deemed a breach of this representation. The Mondavi Board has also withdrawn its recommendation that shareholders of Mondavi approve the Agreement and Plan of Merger, dated August 20, 2004, by and among Mondavi and The Robert Mondavi Corporation, a Delaware corporation; has caused Mondavi to consent to termination by Mondavi of that certain Voting Agreement, dated August 20, 2004, by and among Mondavi and Robert G. Mondavi, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger (the “Voting Agreement”); has authorized the shareholders party to the Voting Agreement to enter into the Support Agreement; and has caused Mondavi to consent to the transfer, pursuant to the terms of this Agreement, of shares held by the holders of shares of Mondavi Class B Common Stock who are subject to the Voting Agreement. Approval of this Agreement and the Merger by (x) the affirmative vote of holders of a majority of the outstanding shares of Mondavi Class A Common Stock (without counting the shares of Mondavi Class A Common

Stock held of record by holders of the Mondavi Class B Common Stock), voting together as a single class, and (y) the affirmative vote of holders of a majority of the outstanding shares of Mondavi Class B Common Stock, voting together as a single class are the only votes of the holders of any class or series of capital stock of Mondavi necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

      4.21.     State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute is applicable to the Merger.

ARTICLE V

COVENANTS OF THE PARTIES

      The parties hereto agree that:

      5.1.     Mutual Covenants.

      (a) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Mondavi and Constellation will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement or Applicable Law to consummate the transactions contemplated by this Agreement, including the Merger, as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. Without limiting the generality of the foregoing, each of Mondavi and Constellation agrees to make all necessary filings in connection with any approvals, filings consents, orders or waiting periods of any Governmental Authority which, if not obtained in connection with the consummation of the transactions contemplated hereby, would reasonably be expected to have a Material Adverse Effect on Mondavi or Constellation (“Approvals”) as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Approvals and shall otherwise cooperate with the applicable Governmental Authorities in order to obtain any Approvals in as expeditious a manner as possible. Each of Mondavi and Constellation shall use its reasonable efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Approvals. In the event that a suit is instituted by a Person or Governmental Authority challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of Mondavi and Constellation shall use its reasonable efforts to resist or resolve such suit. Mondavi and Constellation each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, request, notice or application made by or on behalf of Mondavi, Constellation or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement.

      (b) HSR Act.

(i) Mondavi and Constellation shall, promptly after the execution and delivery of this Agreement, file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and shall file promptly with the appropriate Governmental Authorities all notifications required under applicable Foreign Antitrust Laws. Each of Constellation and Mondavi shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act or Foreign Antitrust Laws.

(ii) Each party hereto, through outside counsel, will (A) promptly notify every other party hereto of any written communication to that party from any Governmental Authority concerning this Agreement or the transactions contemplated hereby and, if practicable, permit each other party’s counsel to review in advance any proposed written communication to any such Governmental Authority concerning this Agreement or the transactions contemplated hereby and incorporate each other party’s reasonable comments; (B) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party’s counsel in advance, and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and (C) furnish to each other party’s counsel copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement or the transactions contemplated hereby.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Constellation shall not be required to agree, and Mondavi shall not agree without Constellation’s prior written consent, to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any consent or authorization under the HSR Act or under Foreign Antitrust Laws unless such waiver, limitation or disposition would not reasonably be expected to have a Material Adverse Effect on Constellation or Mondavi, provided, however, that at Constellation’s written request, Mondavi shall agree to any such waiver, limitation or disposal, which agreement may, at Mondavi’s option, be conditioned upon and effective only as of the Effective Time.

      (c) Public Announcements. Constellation and Mondavi will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      (d) Taxes.

(i) Mondavi and Constellation shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(ii) Mondavi agrees to cooperate with Constellation with regard to tax planning in connection with any shares of Mondavi Common Stock held by a wholly-owned subsidiary of Mondavi.

      (e) Notice of Certain Events. Each of the Mondavi and Constellation shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Mondavi, Constellation or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

      5.2.     Covenants of Constellation.

      (a) Indemnification; Directors’ and Officers’ Insurance.

(i) For six years from and after the Effective Time, to the fullest extent permitted by Applicable Law, Constellation shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Mondavi in respect of acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the extent required under the Mondavi Articles or the Mondavi Bylaws; and

(ii) Constellation shall cause the Surviving Corporation or Constellation to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors’ and officers’ liability insurance on behalf of the former officers and directors of Mondavi currently covered by Mondavi’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium paid by Mondavi and its subsidiaries as of the date hereof for such insurance, then Constellation shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 150% of such rate.

      (b) Employees and Employee Benefits.

(i) Constellation will cause the Surviving Corporation to honor the accrued and vested obligations of Mondavi and any of its subsidiaries as of the Effective Time under the provisions of all Mondavi Benefit Plans and employment agreements to which Mondavi is a party, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such Mondavi Benefit Plans or employment agreements to the extent permitted by the applicable terms of such Plan or employment agreement.

(ii) Constellation expects to provide Mondavi Employees with health and welfare benefits that are no less favorable in the aggregate than the health and welfare benefits currently provided by Constellation to its similarly situated employees. Until Mondavi Employees are transferred to such Constellation-based program (such Mondavi Employees, until such transfer, “Non-Transferred Employees”), Constellation will provide Non-Transferred Employees with health and welfare benefits that are no less favorable in the aggregate to the health and welfare benefits currently provided by Mondavi to such Mondavi Employees. For purposes of this Section 5.2(b), “Mondavi Employees” means individuals who are, as of the Effective Time, employees of Mondavi not subject to collective bargaining agreements and who following the Effective Time continue such employment with Mondavi, Constellation or their respective subsidiaries. Constellation will also take the action described on Schedule 5.2(b)(ii).

      5.3.     Covenants of Mondavi.

      (a) Conduct of Mondavi’s Operations. From the date hereof until the Effective Time, Mondavi shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Mondavi shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Constellation or as contemplated by this Agreement or as set forth in the Mondavi Disclosure Schedule, from the date hereof until the Effective Time Mondavi shall not:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Mondavi capital stock or that of its subsidiaries,

(B) make, declare or pay any dividend or distribution on (other than dividends or distributions paid in cash by a direct or indirect wholly-owned subsidiary of Mondavi to its parent), or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Mondavi capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Mondavi capital stock or that of its subsidiaries, (C) grant any person any right or option to acquire or receive any shares of Mondavi capital stock or that of its subsidiaries or any other equity-based compensation award in respect of, or the value of which is measured by reference to, shares of Mondavi capital stock or that of its subsidiaries, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Mondavi capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Mondavi capital stock or such securities (except (1) pursuant to the exercise of Mondavi Options that are outstanding as of the date of this Agreement in accordance with the existing terms of such Mondavi Options or of this Agreement, (2) the vesting of any restricted stock or restricted stock units outstanding as of the date of this Agreement or (3) issuances of shares of Mondavi Class A Common Stock under the ESPP) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Mondavi capital stock or that of its subsidiaries;

(ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries) other than in the ordinary course of business consistent with past practice or as required prior to the Effective Time under Mondavi’s existing joint venture agreements; provided, however, if any required transaction involving one of Mondavi’s existing joint venture shall involve any discretionary or negotiated terms, Constellation shall have the right to participate in such negotiations and to approve such terms;

(iii) make or propose any changes in the Mondavi Articles or the Mondavi Bylaws or the organizational documents of any subsidiary;

(iv) merge or consolidate with any other person or adopt or consummate a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v) acquire a material amount of assets or capital stock of any other person;

(vi) other than refinancing (as a result of the expiration of waivers) of existing debt pursuant to financing commitments or agreements currently in place or other arrangements reasonably acceptable to Constellation, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity (not including direct or indirect wholly-owned subsidiaries of Mondavi);

(vii) create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

(viii) except as required by Applicable Law or by the terms of any collective bargaining agreement or Plan currently in effect, (A) increase the amount of compensation of, or pay any severance to, any director, officer, employee or consultant of Mondavi or any of its subsidiaries (except for regularly scheduled annual increases in base salary to employees who are not directors, officers or employees earning in excess of $100,000 per year (base salary), consistent with past practice, or severance in accordance with existing agreements), (B) make any increase in or commit to increase any employee benefits, (C) grant any additional Mondavi Options, Mondavi Stock Unit Awards or other equity based awards, (D) adopt, enter into or amend, make any commitment to adopt, enter into or amend, or take any action to clarify any provision of, any Plan (or any new arrangement that would be considered a Plan), (E) fund or make any contribution to any Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans, or (F) adopt, enter into or amend any collective bargaining agreement or other arrangement relating to union or organized employees;

(ix) change any method or principle of Tax or financial accounting, except to the extent required by GAAP as advised by Mondavi’s regular independent accountants;

(x) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of Mondavi or its subsidiaries, or, after the Effective Time, Constellation or its subsidiaries;

(xi) settle or compromise any material Actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

(xii) (A) enter into any material contract, or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract;

(xiii) renew, enter into, amend or waive any material right under any contract with, or loan to, (A) any director or officer of Mondavi or (B) any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any director or officer of Mondavi (each such Person described in clauses (A) or (B) above, a “Related Party”);

(xiv) make any material payment, reimbursement, refund or other fund transfer to any Related Party, other than payments made in the ordinary course of business consistent with past practice pursuant to written agreements in existence on the date hereof;

(xv) incur or commit to any capital expenditures in excess of $2 million individually or $15 million in the aggregate;

(xvi) initiate any new product promotions, product discounts or other material price changes, other than in the ordinary course of business, consistent with past practice and in any event consistent with the page labeled “FY05 Budgeted Promotion Expenses Per Case” previously delivered to Constellation;

(xvii) take any action that would reasonably be expected to result in any representation or warranty of Mondavi set forth in Article IV becoming not true or not accurate in any respect;

(xviii) make, revoke or amend any material Tax election, enter into any material closing agreement, settle or compromise any material claim or assessment with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes if such action would have the effect of increasing the Tax liability or reducing any Tax asset of Mondavi or any of its subsidiaries or file any material amended Tax Returns;

(xix) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (vi) and (xv) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Mondavi and its subsidiaries taken as a whole); or

(xx) agree in writing or otherwise to take any of the foregoing actions.

      (b) Acquisition Proposals.

(i) Mondavi agrees that neither it nor any of its subsidiaries nor any of the officers or directors of it or its subsidiaries shall, and that it shall cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit, encourage or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a “Person”) relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

(ii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Mondavi or the Mondavi Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Mondavi Board or the Mondavi Board Recommendation in a manner adverse to Constellation or the approval of this Agreement by the Mondavi Board, Constellation shall have the right to terminate this Agreement as set forth in Section 7.4(a) of this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Mondavi or the Mondavi Board from at any time prior to, but not after, the time this Agreement and the Merger are approved by the Mondavi Shareholders at the Mondavi Shareholders’ Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal that is not made in violation of Section 5.3(b)(i) if the Mondavi Board receives from such Person an executed confidentiality agreement on customary terms; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the Mondavi Shareholders, if and only to the extent that, (1) in each such case referred to in clause (A) or (B) above, the Mondavi Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law, (2) in the case of clause (A) above, the Mondavi Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is likely that such Acquisition Proposal would constitute a Superior Proposal; and (3) in the case of clause (B) above, the Mondavi Board determines in good faith that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal and Constellation shall have received written notice (the “Superior Proposal Notice”) of Mondavi’s intention to take the action referred to in clause (B) at least four business days prior to the taking of such action by Mondavi (the “Waiting Period”); provided, however, that the Mondavi Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Constellation after its receipt of the Superior Proposal Notice (with respect to which modifications Mondavi and Constellation shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal. If the Mondavi Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, Constellation shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of the Agreement.

(iv) Subject to the last sentence of this Section 5.3(b)(iv), Mondavi agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. Mondavi agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of Mondavi and its subsidiaries of the obligations undertaken in this Section 5.3(b). Mondavi also agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided (to any Person other than the parties hereto) prior to the date of this Agreement by it, its subsidiaries or their respective Representatives with respect to the consideration or making of any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Mondavi or the Mondavi Board prior to the Mondavi Shareholders’ Meeting from continuing any of its existing activities, discussions or negotiations with the parties listed on Section 5.3(b)(iv) of the Mondavi Disclosure Schedule with respect to any Acquisition Proposal.

(v) From and after the execution of this Agreement, Mondavi shall promptly, orally notify Constellation of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal (including any Acquisition Proposal from a party listed on Section 5.3(b)(iv) of the Mondavi Disclosure Schedule), indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Mondavi shall provide to Constellation written notice of any such inquiry, proposal or offer within 24 hours of such event. Mondavi shall keep Constellation informed orally on a current basis of the status of any Acquisition Proposal (including any Acquisition Proposal from a party listed on Section 5.3(b)(iv) of the Mondavi Disclosure Schedule), including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Mondavi shall provide to Constellation written notice of any such developments within 24 hours. Mondavi also agrees to provide any information to Constellation (not theretofore provided to Constellation) that it is providing to another Person pursuant to this Section 5.3(b) at substantially the same time it provides such information to such other Person.

(vi) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or employee of Mondavi or any of its subsidiaries or any Representative of Mondavi or any of its subsidiaries, whether or not such Person is purporting to act on behalf of Mondavi or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(b) by Mondavi.

(vii) Notwithstanding anything to the contrary contained herein, this Agreement shall be submitted to the Mondavi Shareholders for the purpose of approving this Agreement and the Merger, regardless of the recommendation or any change in the recommendation of the Mondavi Board with respect thereto.

(viii) For purposes of this Agreement:

(A) “Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Mondavi, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Mondavi, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Mondavi and its subsidiaries taken as a whole (including stock of the subsidiaries of Mondavi).

(B) “Superior Proposal” means a bona fide written Acquisition Proposal that would result in a Person (other than a party hereto, or a subsidiary of a party hereto) (an “Acquiror”) having record or beneficial ownership of 100% of the voting or economic interest in Mondavi or all or substantially all of the assets of Mondavi and that is on terms that the Mondavi Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, and the Acquiror making the proposal, (1) would, if consummated, result in a transaction more favorable to the Mondavi Shareholders from a financial point of view than the transaction contemplated by this Agreement, taking into account any change in the transaction proposed by Constellation, and (2) is reasonably likely to be consummated prior to the Termination Date (as defined in Section 7.2 of the Agreement).

      (c) Third Party Standstill Agreements. Subject to Section 5.3(b)(iii)(A), during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement: (i) Mondavi shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Constellation or its subsidiaries); and (ii) Mondavi shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      (d) Access. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, dated as of October 31, 2004, between Mondavi and Constellation (the “Confidentiality Agreement”), Mondavi shall (i) give Constellation, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Mondavi and its subsidiaries, (ii) furnish to Constellation, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Mondavi and its subsidiaries to cooperate with Constellation in its investigation of Mondavi and its subsidiaries and (iv) promptly advise Constellation orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on Mondavi. Any investigation pursuant to this Section 5.3(d) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Mondavi and its subsidiaries. No information or knowledge obtained by Constellation in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Mondavi hereunder.

      (e) Subsequent Financial Statements. Mondavi shall consult with Constellation prior to making publicly available its financial results after the date of this Agreement and a reasonable time prior to filing any Mondavi SEC Documents after the date of this Agreement.

      (f) Mondavi Tax Certifications. If legally able to do so, Mondavi shall deliver certifications, reasonably acceptable to Constellation, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirming that Mondavi is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1.     Conditions to the Obligations of Each Party. The obligations of Mondavi, Constellation and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

(a) This Agreement and the Merger shall have been approved and adopted by the Mondavi Shareholders in accordance with Applicable Law, the Mondavi Articles and the Mondavi Bylaws.

(b) The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

(c) All other requisite approvals and consents under applicable Foreign Antitrust Laws shall have been obtained.

(d) No provision of any Applicable Law and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger.

      6.2.     Conditions to Obligations of Constellation and Merger Sub. The obligation of Constellation and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by Constellation at or prior to the Closing of the following conditions:

(a) The representations and warranties set forth in Article IV (other than in the case of the representations and warranties contained in Section 4.4 and Section 4.10(a)), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The representations and warranties set forth in Section 4.4 shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date).

(c) The representation set forth in Section 4.10(a) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

(d) Mondavi shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Mondavi shall have performed and complied with all of such covenants in all respects through the Closing.

(e) Mondavi shall have delivered to Constellation a certificate duly executed by an authorized officer on behalf of Mondavi to the effect that each of the conditions specified above in Sections 6.2(a) through (d) is satisfied in all respects.

      6.3.     Conditions to Obligation of Mondavi. The obligation of Mondavi to consummate the Merger shall also be subject to the satisfaction or waiver by Mondavi at or prior to the Effective Time of the following conditions:

(a) The representations and warranties set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Constellation and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Constellation and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

(c) Constellation shall have delivered to Mondavi a certificate executed by an authorized officer on behalf of Constellation to the effect that each of the conditions specified above in Sections 6.3(a) through (b) is satisfied in all respects.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

      7.1.     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Mondavi Shareholders referred to in Section 6.1(a), by mutual written consent of Mondavi and Constellation by action of their respective Boards.

      7.2.     Termination by Either Constellation or Mondavi. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either Constellation or Mondavi if (a) the Merger shall not have been consummated by April 30, 2005 (the “Termination Date”), whether such date is before or after the date of the adoption and approval of this Agreement and the Merger by the Mondavi Shareholders; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the adoption and approval by the Mondavi Shareholders required by Section 6.1(a) shall not have been obtained at the Mondavi Shareholders’ Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, whether before or after the adoption and approval of this Agreement by the Mondavi Shareholders referred to in Section 6.1(a).

      7.3.     Termination by Mondavi.

      (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Mondavi Shareholders referred to in Section 6.1(a), by action of the Mondavi Board if there has been a breach of any representations, warranties, covenants or agreements made by Constellation or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Mondavi of such breach or failure (or such longer period during which Constellation or Merger Sub exercises reasonable best efforts to cure).

      (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to, but not after, the adoption and approval of this Agreement by the Mondavi Shareholders, in order to enter into an agreement with respect to a Superior Proposal if Mondavi has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) of the Agreement as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; provided, however, that prior to any termination pursuant to this Section 7.3(b), (i) the Waiting Period shall have elapsed, and (ii) Mondavi shall have paid the Termination Fee in accordance with Section 7.6.

      7.4.     Termination by Constellation. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Mondavi Shareholders referred to in Section 6.1(a), by action of the Constellation Board (a) if the Mondavi Board shall have withdrawn, qualified or modified its approval of this Agreement or the Mondavi Board Recommendation in a manner adverse to Constellation or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger), or shall have resolved to do any of the foregoing, or (b) if there has been a breach of any representation, warranty, covenant or agreement made by Mondavi in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case set forth in this Section 7.4(b) such that the conditions set forth in Section 6.2(a), 6.2(b), 6.2(c) or 6.2(d) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Constellation of such breach or failure (or such longer period during which Mondavi exercises reasonable best efforts to cure).

      7.5.     Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

      7.6.     Fees and Expenses.

      (a) In the event that:

(i) (A)(1) Constellation shall have terminated this Agreement pursuant to Section 7.4(b) or (2) Constellation or Mondavi shall have terminated this Agreement pursuant to Section 7.2(a) or Section 7.2(b), (B) on or prior to such time (or in connection with a termination pursuant to Section 7.2(b), on or prior to the Mondavi Shareholders’ Meeting) any Person (other than Constellation) shall have made (or publicly disclosed its intention to make) and not withdrawn an Acquisition Proposal (substituting 40% for the 15% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), and (C) within twelve (12) months of termination of this Agreement, Mondavi enters into an agreement with respect to a Covered Proposal;

(ii) This Agreement shall be terminated after Constellation shall have become entitled to terminate this Agreement pursuant to Section 7.4(a) (whether or not Constellation immediately terminates the Agreement or the Agreement is subsequently terminated pursuant to any other provision under this Article VII); or

(iii) Mondavi shall have terminated this Agreement pursuant to Section 7.3(b),

then, in any such event, Mondavi shall pay to Constellation a termination fee in cash of $31 million (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the date on which Mondavi enters into an agreement with respect to a Covered Proposal, (y) in the case of clause (ii) above, on the second business day after the date that the Agreement is terminated, and (z) in the case of clause (iii) above, immediately prior to the termination of the Agreement, in each case payable by wire transfer of same day funds.

      (b) Mondavi acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Constellation would not enter into this Agreement; accordingly, if Mondavi fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, Constellation commences a suit that results in a judgment against Mondavi for the fees set forth in this Section 7.6 or any portion of such fees, Mondavi shall pay to Constellation its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

      (c) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with Commission filings relating to the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by Constellation and Mondavi.

ARTICLE VIII

MISCELLANEOUS

      8.1.     Non-Survival of Representations and Warranties; No Other Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the certificates contemplated by Section 6.2(e) and

Section 6.3(c) of this Agreement, none of Mondavi, Constellation or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

      8.2.     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)	if to Constellation or Merger Sub:

Constellation Brands, Inc.

370 Woodcliff Drive
Suite 300
Fairport, NY 14450
Attention: Thomas J. Mullin, Esq.
Telecopy No.: (585) 218-3904

with a copy to

Andrew R. Brownstein, Esq.

David M. Silk, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopy No.: (212) 403-2000

(b)	if to Mondavi:

The Robert Mondavi Corporation

7801 St. Helena Highway
Oakville, CA 94562
Attention: General Counsel
Telecopy No.: (707) 251-4505

with a copy to

Francis S. Currie, Esq.

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Telecopy No.: (650) 752-3602

      8.3.     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the purposes of this Agreement, “Material Adverse Effect” with respect to any party hereto means any event, change, circumstance, effect or state of facts (an “Effect”) that is a material adverse effect (i) on the business, results of operations or financial condition of such party hereto and its subsidiaries taken as a whole, or (ii) on its ability to consummate the transactions contemplated by this Agreement, provided, however, that, in no event will any of the following, alone or in combination, constitute a Material Adverse Effect: (a) any change in Mondavi’s stock price or trading volume, in and of itself; (b) any Effect affecting any of the industries in which Mondavi operates generally or affecting the economy generally, to the extent not having a materially disproportionate impact on Mondavi and its subsidiaries taken as a whole, than the effect on similarly situated companies; and (c) any Effects resulting from the announcement or pendency of any of the transactions provided for in this Agreement. For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any entity of which such party (a) owns 50% or more of the outstanding securities or other ownership interests, or (b) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or persons performing similar functions).

      8.4.     Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

      8.5.     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

      8.6.     Third-Party Beneficiaries. Except for the agreement set forth in Section 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

      8.7.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (other than with respect to California state corporate law matters, with respect to which the laws of the State of California shall apply) without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

      8.8.     Consent to Jurisdiction; Venue.

      (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

      8.9.     Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason Constellation, Merger Sub or Mondavi shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

      8.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this

Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      8.11.     Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the Mondavi Shareholders; provided, however, that after any such approval, no amendment shall be made that by law requires approval by the Mondavi Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.12.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      8.13.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, Constellation, Merger Sub and Mondavi have signed this Agreement as of the date first written above.

CONSTELLATION BRANDS, INC.

By:	/s/ RICHARD SANDS

Name: Richard Sands

Title:	Chairman and Chief Executive Officer

RMD ACQUISITION CORP.

By:	/s/ RICHARD SANDS

Name: Richard Sands

Title:	Chief Executive Officer

THE ROBERT MONDAVI CORPORATION

By:	/s/ GREGORY M. EVANS

Name: Gregory M. Evans

Title:	President and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

OF

RMD ACQUISITION CORP.

(a California corporation)

AND

THE ROBERT MONDAVI CORPORATION

(a California corporation)

      THIS AGREEMENT OF MERGER is made and entered into as of this [                    ] day of [                    ], 2004, by and between RMD ACQUISITION CORP., a California corporation (“Merger Sub”), and THE ROBERT MONDAVI CORPORATION, a California corporation (“Mondavi”).

WITNESSETH:

      WHEREAS, Merger Sub is the wholly-owned subsidiary of Constellation Brands, Inc., a Delaware corporation (“Constellation”).

      WHEREAS, the respective Boards of Directors of Merger Sub and Mondavi and the shareholders of Mondavi have approved as desirable and in the best interests of each corporation that Merger Sub be merged with and into Mondavi by a statutory merger upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE IT IS AGREED AS FOLLOWS:

      First: Upon the terms and subject to the conditions of this Agreement of Merger, and in accordance with the provisions of the California General Corporation Law (the “CGCL”), Merger Sub shall be merged with and into Mondavi. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Mondavi shall continue its existence as a subsidiary of Constellation under the laws of the State of California and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL. Mondavi, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      Second: The Merger shall be effective (the “Effective Time”) upon the date on which this Agreement of Merger and appropriate certificates of its approval and adoption shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the CGCL.

      Third: The manner of converting the shares of the capital stock of Merger Sub and Mondavi upon the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be as follows:

(a) Each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation (“Surviving Corporation Common Stock”). Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock[, except insofar as the second sentence of clause (d) applies].*

(b) Each share of Class A Common Stock of Mondavi, without par value (“Mondavi Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding any shares of Mondavi Class A Common Stock owned by Constellation, Merger Sub or Mondavi or any of their respective wholly-owned subsidiaries (which shares shall be treated as otherwise provided in this Agreement of Merger) and any shares of Mondavi Class A Common Stock owned by

* Note: This language will only apply in the event that Constellation elects the first of the three bracketed options in clause (d).

shareholders properly exercising appraisal rights pursuant to Section 1300 of the CGCL (“Section 1300”), shall be converted into and represent the right to receive $56.50 in cash, without interest.

(c) Each share of Class B Common Stock of Mondavi, without par value (“Mondavi Class B Common Stock,” and together with the Mondavi Class A Common Stock, the “Mondavi Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding any shares of Mondavi Class B Common Stock owned by Constellation, Merger Sub or Mondavi or any of their respective wholly-owned subsidiaries (which shares shall be treated as otherwise provided in this Agreement of Merger) and any shares of Mondavi Class B Common Stock owned by shareholders properly exercising appraisal rights pursuant to Section 1300, shall be converted into and represent the right to receive $65.82 in cash, without interest.

(d) Each share of Mondavi capital stock held in the treasury of Mondavi, or held by Constellation or any wholly-owned subsidiary of Constellation, automatically shall be cancelled and retired and no payment shall be made in respect thereof. [Each share of Mondavi Class B Common Stock held by any wholly-owned subsidiary of Mondavi shall be converted into such number of shares of Surviving Corporation Common Stock such that each such wholly-owned subsidiary owns the same percentage (in terms of economic value) of Surviving Corporation Common Stock immediately following the Effective Time as the percentage (in terms of economic value) of Mondavi Common Stock that such wholly-owned subsidiary owned immediately prior to the Effective Time.] [Each share of Mondavi Class B Common Stock held by any wholly-owned subsidiary of Mondavi automatically shall be cancelled and retired and no payment shall be made in respect thereof.] [Each share of Mondavi Class B Common Stock held by any wholly-owned subsidiary of Mondavi shall be converted into the right to receive the Class B Merger Consideration.]†

      Fourth: The Articles of Incorporation of Mondavi shall be amended in their entirety to read as set forth immediately below and shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with their terms and the CGCL:

I.

NAME

      The name of this corporation is The Robert Mondavi Corporation.

II.

PURPOSE

      The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

AGENT FOR SERVICE OF PROCESS

      The name of the corporation’s initial agent for service of process is Corporation Service Company, which will do business in California as CSC-Lawyers Incorporating Service.

† Note: The three bracketed sentences are alternatives among which Constellation shall choose in accordance with the terms of the Agreement and Plan of Merger, by and among, Constellation, Merger Sub and Mondavi, dated as of November 3, 2004.

IV.

AUTHORIZED STOCK

      The Robert Mondavi Corporation (hereinafter the “Corporation”) is authorized to issue one class of shares, designated “Common Stock.” The number of shares of Common Stock authorized to be issued is Twenty-Five Million (25,000,000).

V.

LIABILITY LIMITATION

      The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI.

INDEMNIFICATION

      The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

      Fifth: Merger Sub’s Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws, until amended in accordance with their terms, the Articles of Incorporation and the CGCL.

      Sixth: From and after the Effective Time, the officers of Mondavi shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

      Seventh: The shareholders of Mondavi have approved this Agreement of Merger in accordance with the CGCL.

      Eighth: Prior to the filing of this Agreement of Merger with the Secretary of State of the State of California, this Agreement of Merger may be terminated by the agreement of the Boards of Directors of Merger Sub and Mondavi notwithstanding approval of this Agreement of Merger by the shareholders of Mondavi.

      IN WITNESS WHEREOF, Merger Sub and Mondavi, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement of Merger to be executed by the President and by the Secretary or Assistant Secretary of each party hereto.

RMD ACQUISITION CORP.
A California Corporation

By:

President

By:

Secretary

THE ROBERT MONDAVI CORPORATION
A California corporation

By:

President

By:

Secretary

RMD ACQUISITION CORP.

CERTIFICATE OF APPROVAL OF
AGREEMENT OF MERGER

      The undersigned hereby certify as follows:

(1) They are the President and Secretary, respectively, of RMD Acquisition Corp., a California corporation (“Merger Sub”).

(2) The Agreement of Merger in the form attached was duly approved by the Board of Directors of Merger Sub.

(3) The Agreement of Merger was entitled to be approved by the Board of Directors of Merger Sub alone pursuant to the provisions of California Corporations Code Section 1201.

President

Secretary

      The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

      Executed at                     ,                     , on                     , 2004.

THE ROBERT MONDAVI CORPORATION

CERTIFICATE OF APPROVAL OF
AGREEMENT OF MERGER

      The undersigned hereby certify as follows:

(1) They are the President and Secretary, respectively, of The Robert Mondavi Corporation, a California corporation (“Mondavi”).

(2) The Agreement of Merger in the form attached was duly approved by the Board of Directors and shareholders of Mondavi.

(3) Mondavi has outstanding two classes of common stock, Class A Common Stock, without par value (“Class A Common Stock”) and Class B Common Stock, without par value (“Class A Common Stock”). There are [ ] shares of Class A Common Stock outstanding and [ ] shares of Class B Common Stock outstanding all of which were entitled to vote on the Agreement of Merger. The percentage vote of each class of stock required to approve such Agreement of Merger is 50% plus one vote. The number of shares of each class of stock voting in favor of the foregoing amendments equaled or exceeded the vote required for approval.

President

Secretary

      The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

      Executed at                     ,                     , on                     , 2004.

ANNEX B

Citigroup

November 3, 2004

The Board of Directors

The Robert Mondavi Corporation
841 Latour Court
Napa, California 94558

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock of The Robert Mondavi Corporation (the “Company”) of the Class A Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions to be set forth in an Agreement and Plan of Merger to be entered into by and among Constellation Brands, Inc. (“Constellation”), RMD Acquisition Corp., a wholly-owned direct subsidiary of Constellation (“Purchaser”), and the Company, which will provide for (i) Purchaser to be merged with and into the Company (the “Merger”) and (ii) each outstanding share of Class A Common Stock, without par value, of the Company (“Class A Common Stock”) to be converted into the right to receive $56.50 in cash (the “Class A Merger Consideration”).

      In arriving at our opinion, we reviewed a draft of the aforesaid Agreement and Plan of Merger, dated October 31, 2004 and certain revisions thereto (the “Agreement”) and certain revisions thereto, and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company, and participated in discussions and negotiations with certain senior officers and other representatives and advisors of Constellation. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: the current and historical market prices and trading volumes of the Company Class A Common Stock, the historical and projected earnings and other operating data of the Company, and the financial condition and capitalization of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and in consultation with the Company, we approached and held discussions with selected third parties to solicit indications of interest in the possible acquisition of all or a part of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of the Company that no relevant information has been omitted or remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger or the Class A Merger Consideration.

B-1

The Board of Directors
The Robert Mondavi Corporation
November 3, 2004

Representatives of the Company have advised us, and we have further assumed, that the final terms of the definitive Agreement and Plan of Merger by and among Constellation, Purchaser and the Company will not vary materially from those set forth in the draft Agreement reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that may be available to the Company, nor does our opinion address the decision to proceed with the proposed Merger or any aspect or effect of any other transaction or arrangement which the Company or any of its shareholders might engage in or undertake. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

      Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to the Company and Constellation unrelated to the proposed Merger, for which services we and such affiliates have received or may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Constellation and their respective affiliates.

      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how a shareholder should vote or act on any matters relating to the proposed Merger.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Class A Merger Consideration to be received by the holders of the Company’s Class A Common Stock is fair, from a financial point of view, to such holders (other than those holders who also hold shares of the Company’s Class B Common Stock).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

EVERCORE GROUP, INC.

November 3, 2004

The Board of Directors

The Robert Mondavi Corporation
841 Latour Court
Napa, CA 94558

Members of the Board of Directors:

      We understand that The Robert Mondavi Corporation, a California corporation (“Robert Mondavi Gorp.” or the “Company”), proposes to enter into the Agreement and Plan of Merger, dated November 3, 2004 (the “Merger Agreement”), by and among the Company, Constellation Brands, Inc., a Delaware corporation (“Constellation”) and RMD Acquisition Corp., a California corporation and wholly-owned subsidiary of Constellation, which provides among other things, that (i) each share of Robert Mondavi Corp. Class A common stock (the “Class A Common Stock”) shall be converted into and represent the right to receive $56.50 in cash (the “Class A Merger Consideration”), and (ii) each share of Robert Mondavi Corp. Class B common stock (the “Class B Common Stock”) shall be converted into and represent the right to receive $65.82 in cash (the “Class B Merger Consideration”), in each case other than shares of Class A common stock or Class B common stock owned by Constellation, the Company or its subsidiaries or by shareholders who exercise appraisal rights. The terms and conditions governing such transactions (collectively the “Merger”) are more fully set out in the Merger Agreement. We further understand that, in connection with the Merger, the Company proposes to enter into a Support Agreement, dated November 3,2004 (the “Support Agreement”), with Robert G. Mondavi, Timothy J. Mondavi, and Marcia Mondavi Borger and others in which they agree to vote in favor of the Merger.

      You have asked us whether, in our opinion as of the date hereof, the Class B Merger Consideration is fair, from a financial point of view, to the holders of the Class B Common Stock (other than Constellation, the Company or subsidiaries of the Company).

      In connection with rendering our opinion, we have, among other things:

(i)	Analyzed certain historical financial statements for Robert Mondavi Corp.;

(ii)	Reviewed projected financial statements and other financial and operating data for Robert Mondavi Corp. prepared by Company management;

(iii)	Analyzed certain publicly available financial statements and other information relative to Robert Mondavi Corp.;

(iv)	Analyzed certain operating data relating to Robert Mondavi Corp.;

(v)	Discussed the past and current operations and financial condition and the prospects of Robert Mondavi Corp. with Company management;

(vi)	Reviewed the reported prices and the historical trading activity of the Mondavi Class A Common Stock;

(vii)	Compared the financial performance and valuation multiples of Robert Mondavi Corp. and the implied valuation multiples for the Merger with the financial performance and valuation multiples of certain publicly traded companies;

EVERCORE GROUP, INC. 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

Robert Mondavi Corp.
November 3, 2004

(viii)	Reviewed the financial terms to the extent available of certain precedent transactions;

(ix)	Reviewed a draft of the Merger Agreement dated 11/3/04;

(x)	Reviewed a draft of the Support Agreement dated 11/3/04;

(xi)	Reviewed with Citigroup and Company management the scope and results of the transaction process to date conducted on behalf of the Company; and

(xii)	Performed other examinations and analyses and considered other factors that we deemed appropriate.

      For purposes of our analysis and opinion, we have assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information publicly available about Robert Mondavi Corp., and the information supplied or otherwise made available to, discussed with, or reviewed by or for us. With respect to the transaction process conducted on behalf of the Company by Citigroup, we have assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information supplied, summarized or otherwise made available to, discussed with, or reviewed by or for us, including as to the completeness of the process. Our analyses were based, among other things, on the financial projections of Robert Mondavi Corp. (the “Financial Projections”), which have been prepared by Company management. With respect to the Financial Projections, which were furnished to us, discussed with us or reviewed for us by the management of Robert Mondavi Corp., we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating environments and related financial performance of Robert Mondavi Corp. We express no view as to such Financial Projections, or the assumptions on which they are based.

      For purposes of rendering our opinion, we have assumed, with your consent, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without amendment or waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on Robert Mondavi Corp. or the holders of the Class B Common Stock.

      We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Robert Mondavi Corp., nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of Robert Mondavi Corp. under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and Merger Agreement made available to us as of, the date hereof.

      In connection with the Merger, we have not been authorized to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of Robert Mondavi Corp. or the Mondavi Class B Common Stock and did not otherwise participate in the transaction process. Our opinion does not address Robert Mondavi Corp.’s underlying business decision to effect the Merger. We did not evaluate, nor did Robert Mondavi Corp. request us to evaluate, alternative transaction structures or financial alternatives other than the Merger.

      We have not been asked to pass upon, and express no opinion with respect to, any matters, including any agreements between the Company and Constellation or its affiliates, other than the fairness from a financial point of view of the Class B Merger Consideration to be received by the holders of the Class B

Robert Mondavi Corp.
November 3, 2004

Common Stock (other than Constellation, the Company or subsidiaries of the Company) pursuant to the Merger.

      It is understood that this letter and the opinion expressed herein is for the information of the Board of Directors of Robert Mondavi Corp. in connection with and for the purposes of its evaluation of the Merger. This opinion may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in its entirety, if required, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is further understood that this letter and the opinion expressed herein do not constitute a recommendation to any holder of Class B Common Stock, or any other person, as to how such person should vote or act on any matter relating to the proposed Merger.

      We have been retained by the Board of Directors of Robert Mondavi Corp. to give an opinion as to the fairness of the Class B Merger Consideration, from a financial point of view, to be received by the holders of the Class B Common Stock (other than Constellation, the Company or subsidiaries of the Company) in connection with the Merger. We will receive fees for our services upon rendering this opinion. No portion of our fee is contingent upon the consummation of the Merger. In addition, Robert Mondavi Corp. has agreed to indemnify us for certain liabilities arising out of our engagement and to pay certain of our expenses.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Class B Merger Consideration to be received by the holders of the Class B Common Stock (other than Constellation, the Company or subsidiaries of the Company) is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP, INC.

By:	/s/ W.O. HILTZ

Senior Managing Director

ANNEX D

THE ROBERT MONDAVI CORPORATION

1993 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated September 14, 2004

      1.     Purpose.

      (a) The purpose of the 1993 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of The Robert Mondavi Corporation, a California corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

      (b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), whether now or hereafter existing.

      (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

      (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

      2.     Administration.

      (a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

      (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

      (c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

      3.     Shares Subject to the Plan.

      (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate three hundred thousand (300,000) shares of the Company’s Class A Common Stock (the “Class A Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Class A Common Stock not purchased under such right shall again become available under the Plan.

      4.     Grant of Rights; Offering.

      The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Class A Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two (2) rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher excise price (or a later-granted right, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

      5.     Eligibility.

      (a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee, no employee of the Company or any designated Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

      (b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the purchase price of stock pursuant to such right;

(ii) the Purchase Period (as defined below) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Purchase Period (as defined below) for such Offering, he or she will not receive any right under that Offering.

      (c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

      (d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

      6.     Rights; Purchase Price.

      (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Class A Common Stock of the Company purchasable with up to fifteen percent (15%) of such employee’s Base Compensation (as defined in section 7(a)) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Purchase Period”). In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each such Offering, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date (as defined in the Offering) under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

      (b) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the date of purchase.

      7.     Participation; Withdrawal; Termination.

      (a) An eligible employee may become a participant in an Offering by delivering an agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to fifteen percent (15%) of such employee’s Base Compensation during the Purchase Period. Base Compensation is defined as total cash compensation exclusive of commissions, bonuses, overtime, allowances, loans, educational assistance, incentive pay, expense reimbursement, severance pay and other non-wage/salary payments required to be reported on an employee’s W-2, but including amounts elected to be deferred by the employee (that would otherwise have been paid) under the Company’s 401(k) Plan. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. At any time during the Purchase Period a participant may terminate his or her payroll deductions. A participant may otherwise reduce, increase or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering. A participant may not make any additional payments into his or her account unless expressly provided for in the Offering.

      (b) If a participant terminates his or her payroll deductions, such participant may withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Purchase Period. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in other Offerings under the Plan.

      (c) Unless otherwise provided by the terms of the applicable Offering, rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of a participating employee’s employment with the Company or an Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), without interest.

      (d) Rights granted under the Plan shall not be transferable except, if provided for by the terms of the Offering, by will or by the laws of descent and distribution, and shall be exercisable only by the person to whom such rights are granted.

      8.     Exercise.

      (a) On each exercise date, as defined in the relevant Offering (an “Exercise Date”), each participant’s accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to such participant after such Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is less than the amount required to purchase a whole share of stock on the final Exercise Date of an Offering shall be distributed in full to such participant after such Exercise Date, without interest.

      (b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If, on an Exercise Date of any Offering hereunder, the Plan is not so registered, no rights granted under the Plan or such Offering shall be exercised and all payroll deductions accumulated during the purchase period shall be distributed to the participants, without interest.

      9.     Covenants of the Company.

      (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

      (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

      10.     Use of Proceeds from Stock.

      Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

      11.     Rights as a Shareholder.

      A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued.

      12.     Adjustments upon Changes in Stock.

      (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Board shall make appropriate adjustments in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

      (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Class A Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion, any surviving corporation shall assume outstanding rights or substitute similar rights for those under the Plan, such rights shall continue in full force and effect, or such rights shall be exercised immediately prior to such event and thereafter terminate.

      13.     Amendment of the Plan.

      (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares reserved for rights under the Plan; or

(ii) Modify the provisions as to eligibility for participation in the Plan or modify the Plan in any other way to the extent such modification requires shareholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3. It is expressly contemplated that the board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

      (b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan except with the consent of the person to whom such rights were granted.

      14.     Termination or Suspension of the Plan.

      (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on February 25, 2013. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan except with the consent of the person to whom such rights were granted.

      15.     Effective Date of Plan.

      The Plan shall become effective as determined by the Board.

ANNEX E

THE ROBERT MONDAVI CORPORATION

1993 NON-EMPLOYEE DIRECTORS’ STOCK PLAN

Amended and Restated September 14, 2004

      1.     Purpose

      (a) The purpose of the 1993 Non-Employee Directors’ Stock Plan (the “Plan”) is to provide a means by which each director of The Robert Mondavi Corporation (the “Company”) who is not otherwise an employee of the Company or of any Affiliate of the Company (a “Non-Employee Director”) will be given an opportunity to acquire an equity interest in the Company.

      (b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

      (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

      2.     Administration

      (a) The Plan shall be administered by the Board of Directors of the Company (the “Board”) unless and until the Board delegates administration to a committee, as provided in subparagraph 2(b).

      (b) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

      3.     Shares Subject to the Plan

      (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the number of shares that may be issued under the Plan (including shares issued pursuant to grants made since the inception of the Plan) shall not exceed in the aggregate 250,000 shares of the Company’s Class A Common Stock. If any shares underlying a Stock Award are returned to the Company as a result of vesting or other conditions not being met, or a Stock Award expires or terminates without issuance of the underlying shares, then such shares shall again become available for issuance under the Plan.

      (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

      (c) The Stock Awards that may be granted under the Plan are Restricted Shares, Restricted Share Units (or RSUs) and Options (each as defined herein and collectively, “Stock Awards”).

      4.     Eligibility

      Stock Awards under this Plan shall be granted to Non-Employee Directors of the Company. Stock Awards shall be granted to Non-Employee Directors in accordance with policies, consistent with this Plan, established from time to time by the Board of Directors specifying the number of shares to be subject to the award, the consideration (if any) payable therefor by the award recipient, and the vesting and other terms and conditions pertinent to the award. The Board’s current policy, elaborated in Section 5 below, is to award to each Non-Employee Director (i) a fixed number of RSUs at commencement of his or her service as a director and (ii) a fixed number of RSUs at each Annual Meeting of Shareholders during the Non-Employee Director’s term of service on the board.

      5.     Non-Discretionary Grants of Restricted Stock Units

      (a) Initial Grants. Unless otherwise determined by the Board, each person who is elected or appointed for the first time to be a Non-Employee Director shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or the shareholders of the Company, be granted 2,000 RSUs (an “Initial Grant”), each of which shall represent the right to receive one (1) share of Class A Common Stock on the date of termination of the recipient’s services as a director, to the extent the RSUs have become vested. Each Initial Grant will become vested at a monthly rate of 1.667% over a period of five (5) years after the date the RSU is granted, subject to the holder’s continuous service as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate of the Company prior to the applicable vesting date.

      (b) Annual Grants. Unless otherwise determined by the Board, each Non-Employee Director shall be granted, on the terms and conditions set forth herein: (i) for a Non-Employee Director whose appointment or election to the Board occurs other than on an Annual Meeting date, on the date of the first Annual Meeting of Shareholders of the Company following his or her initial appointment or election, 2.74 RSUs for each day of continuous service as a Non-Employee Director provided since such Non-Employee Director’s initial election until (but not including) the date of such Annual Meeting (rounded to the next highest whole share); and (ii) for all Non-Employee Directors, on the date of each Annual Meeting of Shareholders of the Company, an additional 1,000 RSUs; provided, however, that such person has provided continuous service as a Non-Employee Director to the Company since his or her date of election and until the applicable subsequent grant date. Each such RSU shall represent the right to receive one (1) share of Class A Common Stock on the date of termination of the recipient’s services as a director, to the extent the RSUs have become vested. Each Annual Grant will become vested in equal monthly installments over a period of twelve (12) months after the date the RSU is granted, subject to the holder’s continuous service as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate of the Company prior to the applicable vesting date.

      6.     Discretionary Grants

      (a) Non-Employee Directors may, at the discretion of the Board or the Committee, be granted restricted shares, RSUs or options to purchase shares of the Company’s Class A Common Stock in addition to the non-discretionary awards that may be made under paragraph 5 of the Plan. The Board or the Committee shall have full authority to determine, subject to the following sections 7 and 8, which Non-Employee Directors of the Company shall receive discretionary awards pursuant to this paragraph 6, the time or times when such awards shall be made and the number of shares subject to each award.

      7.     Restricted Shares and Restricted Share Units

      (a) “Restricted Shares” are shares of Class A Common Stock that are issued to a Non-Employee Director with all rights of stock ownership including, unless otherwise specified by the Committee, the right to vote the shares and the right to receive dividends, if any, declared, but that are subject to forfeiture in the event any vesting conditions attached to the shares at the time of issuance are not satisfied.

      (b) “Restricted Stock Unit” or “RSU” means a contractual right to receive a specified number of shares of Class A Common Stock if and as any vesting and other conditions attached to the award shall have been satisfied.

      (c) Restricted Shares and RSUs shall be subject to such restrictions as the Board of Directors or its Committee may impose (including, without limitation, any restriction on the right to vote a Restricted Share or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Board or its Committee may deem appropriate.

      (d) Any Restricted Share granted under the Plan may be evidenced in such manner as the Board or its Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares granted under the Plan, such certificate shall be registered in the name of the Non-Employee Director and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares and may be held in escrow by the Company until such restrictions lapse.

      (e) Except as otherwise determined by the Board or its Committee, whether in an Award Agreement or otherwise, upon termination of a Non-Employee Director’s service (as determined under criteria established by the Board) for any reason during the applicable vesting period, all Restricted Shares and all RSUs still, in either case, subject to a vesting restriction shall be forfeited and reacquired by the Company.

      8.     Option Provisions

      Each Stock Award granted as an option to purchase Class A Common Stock (an “Option”) shall contain the following terms and conditions in addition to any other pertinent restrictions as may be imposed by the Board of Directors or its Committee:

(a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires ten (10) years from the date of grant (the “Expiration Date”), unless a shorter term is determined by the Committee. If the optionee’s service as a Non-Employee Director of the Company terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date one hundred eighty (180) days after the date of termination of such services; provided, however, that if such termination is due to the optionee’s death or permanent disability, the option shall terminate on the earlier of (i) the Expiration Date or (ii) the date that occurs one hundred eighty (180) days after the optionee’s “period of service” as a director would have ended under the Company’s written policy (in effect as of the date the option is granted) regarding tenure of the members of the Company’s Board of Directors had such director been able to complete the full period of service as a member of the Company’s Board of Directors permitted under such policy. In any and all circumstances, an option may be exercised following termination of the optionee’s service as a Non-Employee Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such services.

(b) The exercise price of each option shall be determined by the Board of Directors, but shall not be less than 100% of the fair market value of a share of Class A Common Stock on the date the option is granted. Once fixed, the exercise price of an option may not be lowered during the term of the option. Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is less than one hundred (100) shares; but when the number of shares being purchased upon an exercise is one hundred (100) or more shares, the optionee may elect to make payment of the exercise price under one of the following alternatives (unless the Company determines that such method is not allowed by applicable law):

(i) Payment of the exercise price per share in cash at the time of exercise;

(ii) Provided that at the time of the exercise the Company’s Class A Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of Class A Common Stock of the Company already owned by the optionee, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which Class A Common Stock shall be valued at fair market value (as determined in good faith by the Board) on the date preceding the date of exercise;

(iii) Provided that at the time of the exercise the Company’s Class A Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by cashless exercise methods which are permitted by law, including, without limitation, methods whereby a broker sells the shares to which the exercise relates or holds them as collateral for a margin loan, delivers the aggregate exercise price to the Company, and delivers the remaining proceeds to the optionee; provided that, except for routine, customary assistance to the broker providing a cashless exercise program, the Company itself will not loan an optionee the exercise price or otherwise finance the exercise price;

(iv) Payment by a combination of the methods of payment specified in the foregoing clauses (i), (ii) and (iii).

(c) The Company may require any optionee, or any person to whom an option is transferred under the terms of an Award Agreement, as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee’s knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(d) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

(e) The Company (or a representative of the underwriters) may, in connection with the filing of a registration statement of the Company filed under the Securities Act, require that any holder of a Stock Award not sell or otherwise transfer or dispose of any shares of common stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date (the “Effective Date”) of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters.

      9.     Covenants of the Company

      (a) The Company shall keep available at all times the number of shares of stock required to satisfy Stock Awards made under this Plan.

      (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock issuable pursuant to Stock Awards granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Stock Award granted under the Plan, or any stock issued or issuable pursuant to any Stock Award. If, after reasonable efforts, the company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell such stock.

      10.     Use of Proceeds from Stock

      Proceeds from the sale of stock pursuant to Stock Awards granted under the Plan shall constitute general funds of the Company.

      11.     Miscellaneous

      (a) In no event will fractional shares be issued with respect to any Stock Award.

      (b) Neither the recipient of a Stock Award nor any person to whom a Stock Award is transferred if permitted under an Award Agreement shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for issuance of shares under the Stock Award pursuant to its terms.

      (c) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or shareholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

      (d) No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any Stock Award reserved for the purposes of the Plan except as to such shares of Class A Common Stock, if any, as shall have been reserved for him pursuant to a Stock Award granted to him.

      (e) In connection with each Stock Award granted pursuant to the Plan, it shall be a condition precedent to the Company’s obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

      (f) Except as may be permitted by the Committee in any particular Award Agreement, a Stock Award shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the Stock Award is granted only by such person.

      12.     Adjustments upon Changes in Stock

      If any change is made in the stock subject to the Plan, or subject to any Stock Award granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding Stock Award will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Award.

      13.     Amendment of the Plan

      (a) The Board at any time, and from time to time, may amend the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Stock Awards granted to residents therein.

      (b) Rights and obligations under any Stock Award granted before any amendment of the Plan shall not be impaired by such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

      14.     Termination or Suspension of the Plan

      (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on February 25, 2013. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) Rights and obligations under any Stock Awards granted while the Plan is in effect shall not be materially impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Awards was granted.

      15.     Effective Date of Plan; Conditions of Exercise

      The Plan, as amended and restated, shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the shareholders of the Company.

ANNEX F

THE ROBERT MONDAVI CORPORATION

1993 EQUITY INCENTIVE PLAN

Amended and Restated September 14, 2004

      1.     Purpose.

      (a) The purpose of this Plan is to provide a means by which selected key Employees of and Consultants to the Company and its Affiliates may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of Stock Awards including (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Performance Grants, (iv) Stock Bonuses and (v) Restricted Stock or Restricted Stock Units, all as defined below.

      (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

      (c) In the discretion of the Committee to which responsibility for administration of the Plan is delegated pursuant to Section 3, an Employee or Consultant may be granted any Stock Award permitted under the provisions of the Plan, and more than one Stock Award may be granted to a participant. Stock Awards may be granted as alternatives to or replacements of Stock Awards outstanding under the Plan or any other awards outstanding under another plan or arrangement of the Company or an Affiliate. All Stock Awards which are granted as Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

      2.     Definitions.

      (a) “Affiliate” means any parent corporation, subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code or a partnership, joint venture or other entity in which the Company owns a substantial equity interest.

      (b) “Board” means the Board of Directors of the Company.

      (c) “Code” means the Internal Revenue Code of 1986, as amended.

      (d) “Committee” means the Compensation Committee of the Board of Directors or another committee appointed by the Board in accordance with subsection 3(c) of the Plan.

      (e) “Company” means The Robert Mondavi Corporation, a California corporation.

      (f) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

      (g) “Continuous Status as an Employee or Consultant” means the employment or the relationship as a Consultant is not interrupted or terminated. The Committee, in its sole discretion, may determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of (i) any approved leave of absence, including sick leave, military leave, or any other personal leave, or (ii) transfers between locations of the Company or between the Company and its Affiliates or their successors.

      (h) “Director” means a member of the Board.

      (i) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

      (j) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

      (k) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

      (l) “Fair Market Value” means, as of any date, the value of the Company’s Class A Common Stock determined as follows:

(1) Where there exists a public market for the Class A Common Stock, the Fair Market Value shall be (A) the closing price for a share of Class A Common Stock on the date of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Committee to be the primary market for the Class A Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Class A Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share of Class A Common Stock on the Nasdaq Small Cap Market on the date of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) In the absence of an established market for the Class A Common Stock of the type described in (1), above, the Fair Market Value thereof shall be determined by the Committee in good faith.

      (m) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (n) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

      (o) “Officer” means a person who is an “executive officer” of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (p) “Option” means a stock option granted pursuant to the Plan.

      (q) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

      (r) “Optioned Shares” means that number of shares of Class A. Common Stock of the Company subject to an Option.

      (s) “Optionee” means an Employee or Consultant who holds an outstanding Option.

      (t) “Performance Criteria” means the various business criteria set forth in Section 8(b).

      (u) “Performance Grant” means a grant of shares of Class A Common Stock or of a right to receive shares of Class A Common Stock (or their cash equivalent or a combination of both) based on such performance goals, factors or other conditions, restrictions or contingencies as may be fixed by the Committee and as set forth herein.

      (v) “Plan” means this 1993 Equity Incentive Plan.

      (w) “Restricted Stock” and “Restricted Stock Units” means Optioned Shares awarded and held subject to the restrictions set forth in Section 9, and rights to receive Restricted Stock, respectively. In lieu of Restricted Stock, the Company may grant Restricted Stock Units.

      (x) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect when discretion is being exercised with respect to the Plan.

      (y) “Stock Appreciation Right” or “SAR” means the right of a participant to receive, in cash, Class A Common Stock or Optioned Shares, the excess of (A) the Fair Market Value of a specified number of shares of Class A Common Stock at the time of exercise, over (B) an exercise price established by the Committee.

      (z) “Stock Award” means any right granted under the Plan, including any Option, Stock Appreciation Right, Performance Grant, any Stock Bonus, an award of Restricted Stock or Restricted Stock Units, and any other incentive-based awards adopted pursuant to Section 15 of this Plan.

      (aa) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

      (bb) “Stock Bonus” means current or deferred Optioned Shares granted pursuant to Section 9.

      3.     Administration.

      (a) The Plan shall be administered by a Committee, unless the Board, in its discretion, assumes administration of the Plan, whereupon the Board shall have all powers herein conferred on the Committee.

      (b) The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; the provisions of each such Stock Award (which need not be identical); and the number of shares with respect to which Stock Awards shall be granted to each such person. The maximum number of Optioned Shares that may be covered by Options, Stock Appreciation Rights, Performance Grants, Stock Bonuses and Restricted Stock granted to any one individual shall be 100,000 shares during any single calendar year.

(2) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3) Generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company.

      (c) The Committee shall consist of not fewer than two (2) members of the Board. The Committee’s powers enumerated above shall be subject to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

      (d) All judgments, determinations, and actions of every kind and nature with respect to the Plan and its administration undertaken by the Committee or the Board shall be made in the sole discretion of the Committee or Board as the case may be.

      4.     Shares Subject to the Plan.

      (a) Subject to the provisions of Section 14 below, the maximum number of Optioned Shares that may be issued to participants and their beneficiaries under the Plan shall not exceed in the aggregate four million eighty five thousand two hundred ninety four (4,085,294). If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Optioned Shares not acquired shall revert to and again become available for issuance under the Plan. In the event of an exercise of an SAR for cash, or payment of cash for Restricted Stock Units, no Optioned Shares shall be deemed to have been utilized.

      (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

      5.     Eligibility.

      (a) Incentive Stock Options may be granted only to key Employees. Stock Awards other than Incentive Stock Options may be granted only to key Employees or Consultants.

      (b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date of grant.

      6.     Option Provisions.

      An Option represents the right to purchase a specified number of shares during a specified period at a price per share that is no less than that required by Section 6(b). Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) The exercise price of each Incentive Stock Option and each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The foregoing not withstanding, the Committee may provide that the date of grant of any Nonstatutory Stock Option is the date on which the Optionee was hired or promoted (or similar event) if the grant of the Option occurs not more than 90 days after the date of such hiring, promotion or other event. The exercise price of each Option shall be specified in the Option Agreement. An Option shall not be repriced at a lower exercise price after the Option is granted.

(c) The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) as determined by the Committee (and, in the case of an Incentive Stock Option, determined at the time of grant), (A) by delivery to the Company (including by attestation) of other Class A Common Stock of the Company (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to the shares of Class A Common Stock used to pay the exercise price unless otherwise determined by the Committee), (B) by cashless exercise methods which are permitted by law, including, without limitation, methods whereby a broker sells the Optioned Shares to which the exercise relates or holds them as collateral for a margin loan, delivers the Option Price to the Company, and delivers the remaining proceeds to the Optionee, or (C) in any other form of legal consideration that may be acceptable to the Committee. In no case, however, shall the Company loan or extend its credit to an Optionee on account of the exercise price of an Option.

(d) Except as may be permitted by the Committee in any particular Option Agreement, an Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person.

(e) The total number of Optioned Shares may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. During the remainder of the term of the Option (if its term extends beyond the end of the installment periods), the Option may be exercised from time to time with respect to any Optioned Shares then remaining subject to the Option. The provisions of this subsection 6(e) are subject to any Option provisions in the Option Agreement governing the minimum number of shares as to which an Option may be exercised.

(f) In the event an Optionee’s Continuous Status as an Employee or Consultant terminates (other than upon Disability or death), the Optionee may exercise his or her Option, but only within such period of time as is determined by the Committee and specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

(g) In the event an Optionee’s Continuous Status as an Employee or Consultant terminates as a result of Disability, the Optionee may exercise his or her Option, but only within such period of time as is determined by the Committee and specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

(h) In the event an Optionee’s Continuous Status as an Employee or Consultant terminates as a result of death, the Option may be exercised, but only within such period of time as is determined by the Committee and specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Options by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the time of death.

(i) The Option Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Committee determines to be appropriate.

      7.     Stock Appreciation Rights (“SARS”).

      (a) A Stock Appreciation Right or SAR is a right to receive a payment, in cash, Class A Common Stock, Optioned Shares or a combination of the foregoing, equal to the excess of the Fair Market Value at time of exercise of a specified number of shares over the aggregate exercise price of the SARs being exercised. The aggregate exercise price of SARs shall not be less than fifty percent (50%) of the Fair Market Value of the specified number of shares subject to the SARs. Subject to the other applicable provisions of the Plan, the Committee shall have the authority to grant SARs to a Plan participant either separately or in tandem with other Stock Awards. The exercise of a tandem Stock Award shall result in an immediate cancellation of its corresponding SAR, and the exercise of a tandem SAR shall cause an immediate cancellation of its corresponding Stock Award. SARs shall be subject to such other terms and conditions as the Committee may specify.

      (b) Upon the exercise of an SAR, the participant shall be entitled to receive an amount equal to the difference between the Fair Market Value of a share of Class A Common Stock of the Company on the date of exercise and the exercise price of the SAR. The Committee shall decide whether such payment shall be in cash, Class A Common Stock, Optioned Shares or in a combination thereof.

      8.     Performance Grants.

      (a) A Performance Grant is a grant, subject to the attainment of the Performance Criteria, of shares of stock or of the right to receive shares of stock (or their cash equivalent or a combination of both) in the future. Subject to the other applicable provisions of the Plan, Performance Grants may be awarded to Employees or Consultants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of Performance Grants so issued to a participant and the appropriate period over which performance is to be measured (“performance cycle”).

      (b) The value of each Performance Grant may be fixed or it may be permitted to fluctuate based on the Performance Criteria selected by the Committee. The Committee shall establish Performance Criteria that, depending on the extent to which they are met, will determine the ultimate value of the Performance Grant or the portion of such Performance Grant earned by participants, or both. The Committee shall establish performance goals and objectives for each performance cycle and shall identify one or more of the following business criteria or objectives that is to be monitored during the performance cycle in determining the Performance Grant: return on assets, operating ratios, cash flow, shareholder return, revenue growth, net income, earnings per share, debt reduction, return on investment, revenue and attainment of budgets.

      (c) The Committee shall determine the portion of each Performance Grant that is earned by a participant on the basis of the achievement of the Performance Criteria during the performance cycle in relation to the performance goals for such cycle. The earned portion of a Performance Grant may be paid out in restricted or non-restricted shares, cash or a combination of both as the Committee may determine.

      (d) A participant must be an Employee or Consultant of the Company at the end of the performance cycle in order to be entitled to payment of a Performance Grant issued in respect of such cycle; provided, however, that, except as otherwise determined by the Committee, if a participant ceases to be an Employee or Consultant of the Company upon the occurrence of his or her death, retirement, Disability or other reasons determined by the Committee prior to the end of the performance cycle, the participant shall earn a proportionate portion of the Performance Grant based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

      9.     Stock Bonuses and Restricted Stock.

      The Committee may at any time and from time to time award a Stock Bonus, Restricted Stock or Restricted Stock Units to such participants and in such amounts as it determines. An award of Restricted Stock or Restricted Stock Units may specify, in the Stock Award Agreement, the applicable restrictions, if any, on the shares subject thereto, the duration of such restrictions, and the time or times at which the restrictions shall lapse with respect to all or part of the shares that are part of the award. Each Stock Bonus or Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of Stock Bonuses or grants of Restricted Stock or Restricted Stock Units may change from time to time, and the terms and conditions of separate agreements need not be identical, but each Stock Bonus or Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

(a) The Committee may determine that eligible participants in the Plan may be awarded Optioned Stock pursuant to a Stock Bonus in consideration for past services actually rendered to the Company or for its benefit.

(b) Except as permitted by the Committee in any particular Stock Award Agreement, no rights under a Stock Bonus or Stock Award Agreement shall be transferable except by will or by the laws of descent and distribution so long as Optioned Shares awarded under such agreement remain subject to the terms of the agreement.

(c) The purchase price of Optioned Shares acquired pursuant to a Stock Award Agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its discretion. In no case, however, shall the Company loan or extend its credit to the recipient of a Stock Bonus, Restricted Stock or Restricted stock Units on account of their purchase price.

      10.     Cancellation and Re-grant of Options.

      [Deleted.]

      11.     Covenants of the Company.

      (a) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

      (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933 (the “Securities Act”) either the Plan, any Stock Awards or any stock issued or issuable pursuant to any such Stock Awards. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of Stock Awards unless and until such authority is obtained.

      12.     Use of Proceeds from Stock.

      Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

      13.     Miscellaneous.

      (a) The Committee shall have the power to accelerate the time at which a Stock Award may first be exercised, or the time during which a Stock Award or any part thereof will vest, notwithstanding the vesting conditions of the original grant.

      (b) Neither a Plan participant nor any person to whom a Stock Award may be transferred under the applicable restrictions of the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms or the reservations, conditions and contingencies applicable to each other form of Stock Award shall have been satisfied.

      (c) Nothing in the Plan or any instrument executed or Stock Award granted pursuant hereto shall confer upon any Employee, Consultant, Optionee or other holder of Stock Awards any right to continue in the employ or service of the Company or any Affiliate or shall affect the right of the Company or any Affiliate to terminate the employment or relationship as a Consultant of any Employee, Consultant, Optionee or other holder of Stock Awards with or without cause.

      (d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

      (e) The Company may require any recipient of a Stock Award, or any person to whom a Stock Award is transferred in accordance with the applicable terms of the Plan, as a condition of exercising any such Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award, and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

      (f) To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise of or acquisition of stock under a Stock Award by any of the following means or by a combination of such means as determined by the Committee in its discretion: (1) withholding from compensation; (2) tendering a cash payment; (3) authorizing the Company to withhold shares from the shares of Class A Common Stock otherwise issuable to the participant as a result of the exercise of or acquisition of stock under the Stock Award (but only the number of shares sufficient to satisfy the minimum tax withholding obligation of the Company); or (4) delivering to the Company owned and unencumbered shares of the Class A Common Stock of the Company owned by such person.

      14.     Adjustments Upon Changes in Stock.

      (a) If any change is made in the stock subject to the Plan or subject to any Stock Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding Stock Awards will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards.

      (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the company is the surviving corporation but the shares of the Company’s Class A Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then at the sole discretion of the Committee and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan, (ii) the time during which such Stock Award may be exercised shall be accelerated and the Stock Awards terminated if not exercised prior to such event, or (iii) such Stock Awards shall continue in full force and effect.

      15.     Amendment of the Plan.

      (a) The Board at any time, and from time to time, may amend the Plan in any manner. However, except as provided in Section 14 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment where the amendment will:

(1) Increase the number of shares reserved for Stock Awards under the Plan;

(2) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires shareholder approval in order for the Plan to satisfy the requirements of Section 162(m) or Section 422 of the Code); or

(3) Modify the Plan in any other way if such modification requires shareholder approval in order for the Plan to satisfy the requirements of Section 162(m) or Section 422 of the Code, of Rule 16b-3 under the Exchange Act, or of the Nasdaq National Market or any exchange on which the Company’s shares may be listed.

      (b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith; provided, however, shares covered by any Stock Awards in excess of the maximum number of Optioned Shares provided for in Section 4(a) above shall be deemed awarded on the date of the Initial Stock Award if shareholders approve the increase pursuant to this Section 15.

      (c) Rights and obligations under any Stock Award granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

      16.     Termination or Suspension of the Plan.

      (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated the Plan shall terminate on February 25, 2013. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) Rights and obligations under any Stock Award granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

ANNEX G

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

1300. Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

•	(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

•	(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

•	(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

•	(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Agreed Price — Time of Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.     Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.     Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.     Dissenting Shareholders’ Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.     Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.     Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.     Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.     Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.     Exempt Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.     Attacking Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.     Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX H

SUPPORT AGREEMENT

      This Support Agreement (the “Agreement”), dated as of November 3, 2004, is entered into by and among Constellation Brands, Inc., a Delaware corporation (“Constellation”), and the persons set forth on Schedule I hereto (the “Mondavi Shareholders”).

      Constellation, RMD Acquisition Corp., a California corporation and a wholly owned subsidiary of Constellation (“Merger Sub”) and The Robert Mondavi Corporation, a California corporation (“Mondavi”), are, concurrently with execution of this Agreement, entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), providing for, among other things, a merger of Merger Sub with and into Mondavi (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

      As a condition to its willingness to enter into the Merger Agreement, Constellation has required that the Mondavi Shareholders agree, and each Mondavi Shareholder is willing to agree, to the matters set forth herein. In consideration of the foregoing, including the execution and delivery by Constellation of the Merger Agreement, and the agreements set forth below, the parties hereto agree as follows:

1. Except as set forth on Schedule I, each Mondavi Shareholder severally represents, warrants and agrees that (a) such Mondavi Shareholder owns of record the number of shares of Class A Common Stock, without par value, of Mondavi (the “Class A Shares”) and Class B Common Stock, without par value, of Mondavi (the “Class B Shares”) set forth opposite such Mondavi Shareholder’s name on Schedule I (such shares, with respect to a particular Mondavi Shareholder, the “Shares,”), (b) as of the date hereof, such Mondavi Shareholder owns the Shares, free and clear of all claims, liens, charges, security interests, encumbrances, voting agreements and commitments of every kind, and (c) such Mondavi Shareholder has (on the date hereof) and, subject to the rights of parties pursuant to Section 2, will have (on the date of the Mondavi Shareholders’ Meeting) sole voting and dispositive power over all of the Shares.

2. Except as set forth on Schedule I, each Mondavi Shareholder agrees that such Mondavi Shareholder will not during the term of this Agreement sell, pledge, assign, encumber or otherwise transfer or dispose of any of the Shares, or any interest therein, or securities convertible into, or any voting rights with respect to, any of the Shares, or convert any Class B Shares into Class A Shares, or enter into any contract with respect to any of the foregoing, other than (a) pursuant to the Merger, (b) with respect to the Class A Shares only, a transfer to a Person who executes a counterpart of this Agreement, in form and substance reasonably satisfactory to Constellation, agreeing to be bound by the terms and provisions hereof, or (c) with respect to the Class B Shares only, a transfer to any person or entity that (i) was a shareholder of Mondavi as of February 26, 1993, (ii) is a direct lineal descendant of Robert Mondavi, including adopted persons (if adopted during their minority) and persons born out of wedlock, and excluding foster children and stepchildren; or (iii) is a trust under which any of the persons described in clauses (i) or (ii) above is a beneficiary; provided, that such transferee executes a counterpart of this Agreement, in form and substance reasonably satisfactory to Constellation, agreeing to be bound by the terms and provisions hereof. Notwithstanding the preceding sentence, each Mondavi Shareholder may, without the prior written consent of Constellation, (x) pledge or otherwise encumber any of his or her Shares so long as the party to whom such Shares are pledged or by whom such Shares are encumbered (such pledged or encumbered shares the “Pledged Shares”) shall (A) agree in writing pursuant to an assumption agreement reasonably satisfactory to Constellation to comply with all provisions of this Section 2 as fully as if such party had been an original signatory to this Agreement (an “Assumption Agreement”), with respect to the Pledged Shares, and (B) provide an opinion of counsel reasonably satisfactory to Constellation to the effect that such Assumption Agreement is a legal, valid and binding agreement with respect to such party or (y) transfer any of the Shares by operation of law upon death or through intestacy (with the transferee executing, to the extent practicable, as a condition to such transfer, an Assumption Agreement). Without limiting the foregoing, and except as set forth in Section 4 hereof, each Mondavi Shareholder agrees that such Mondavi Shareholder will not grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Shares or deposit any Shares into a voting trust.

3. Each Mondavi Shareholder agrees that such Mondavi Shareholder will vote, or cause to be voted, all of the shares of capital stock of Mondavi with respect to which it has the right to vote, including the Shares, at any meeting of shareholders of Mondavi (including any adjournment or postponement thereof), or pursuant to any action by written consent:

(a) in favor of the Merger Agreement and the Merger, and any actions required in furtherance thereof;

(b) against any action or agreement that (i) could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty, or any other obligation of Mondavi under the Merger Agreement or this Agreement, or (ii) could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal (other than the Merger).

4. Each Mondavi Shareholder hereby grants to Constellation a proxy to vote the Shares with respect to the matters specified in, and in accordance with the provisions of, paragraph 3 of this Agreement. Each Mondavi Shareholder agrees that this proxy shall be irrevocable until the termination of this Agreement in accordance with paragraph 9 of this Agreement and coupled with an interest and will at the expense of Constellation, take such further action or execute such other instruments as may be reasonably requested by Constellation to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Mondavi Shareholder with respect to the Shares.

5. Subject to paragraph 10, each Mondavi Shareholder agrees not to, directly or indirectly, take any action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger Agreement or the transactions contemplated thereby. Subject to paragraph 10, each Mondavi Shareholder agrees that it will not, directly or indirectly, initiate, solicit, encourage or facilitate any discussions or any inquiries with respect to, or the making of, an Acquisition Proposal, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal. Subject to paragraph 10, each Mondavi Shareholder agrees to notify Constellation as promptly as practicable of any inquiry, discussion or proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal after it becomes aware of such inquiry, discussion or proposal.

6. Without limiting the provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Mondavi affecting any of the Shares, or (b) any Mondavi Shareholder shall become the recordholder or acquire any economic interest in and have the ability to direct the voting (but only to the extent of such economic interest) of any additional shares of capital stock of Mondavi or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in paragraph 3 hereof, then the terms of this Agreement shall apply to such shares of capital stock or other securities of Mondavi held by such Mondavi Shareholder immediately following the effectiveness of the events described in clause (a) or such Mondavi Shareholder becoming the recordholder or acquiring any economic interest in and ability to direct the voting thereof as described and to the extent provided in clause (b), as though they were Shares of such Mondavi Shareholder hereunder. Each Mondavi Shareholder hereby agrees, while this Agreement is in effect, to notify Constellation of the number of any new Shares acquired by such Mondavi Shareholder, if any, after the date hereof.

7. Each Mondavi Shareholder hereby waives any and all appraisal, dissenters or similar rights that it may have with respect to the Merger and the other transactions contemplated by the Merger Agreement pursuant to the CGCL or other Applicable Law.

8. Constellation represents and warrants and each Mondavi Shareholder severally represents and warrants that it has all necessary power and authority to enter into this Agreement, that this Agreement is the legal, valid and binding agreement of Constellation or such Mondavi Shareholder, as the case may be, and that this Agreement is enforceable against Constellation or such Mondavi Shareholder, as the case may be, in accordance with its terms.

9. This Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) termination of the Merger Agreement. This Agreement may also be terminated, as to any Mondavi Shareholder, by the mutual agreement of Constellation and such Mondavi Shareholder; provided, that such termination as to such Mondavi Shareholder will not affect the obligations of any other Mondavi Shareholder hereunder. No termination of this Agreement will relieve any party from liability for any material breach of its obligations hereunder committed prior to such termination.

10. No Mondavi Shareholder makes any agreement or understanding herein in the Mondavi Shareholder’s capacity (if any) as a director or officer of Mondavi. Each Mondavi Shareholder executes this Agreement solely in such Mondavi Shareholder’s capacity as a shareholder of Mondavi and nothing herein shall limit or affect any actions taken by any Mondavi Shareholder in such person’s capacity (if any) as an officer or director of Mondavi or any of its subsidiaries, including, without limitation, any action permitted under the last sentence of Section 5.3(b)(iv) of the Merger Agreement taken solely in their capacity (if any) as an officer or director of Mondavi or any of its subsidiaries.

11. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

12. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by an overnight courier or when delivered by hand, or (c) confirmation of receipt when sent by certified or registered mail, postage prepaid, addressed, in the case of Constellation, to the address set forth for Constellation in the Merger Agreement (with copies as set forth in the Merger Agreement) and in the case of a Mondavi Shareholder, to the address set forth under such Mondavi Shareholder’s name on Schedule I hereto (or at such other address for any party as shall be specified by like notice).

13. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that, with respect to the rights and obligations of any Mondavi Shareholder under this Agreement, this Agreement may be amended with the approval of such Mondavi Shareholder and Constellation, notwithstanding the failure to obtain the approval of any other Mondavi Shareholder.

14. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The obligations of each Mondavi Shareholder under this Agreement are several and no Mondavi Shareholder shall be responsible or liable in any way for any action or breach of this Agreement by any other Mondavi Shareholder.

16. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

18. The representations, warranties, covenants and agreements of the Mondavi Shareholders in this Agreement are made severally, and not jointly, by each Mondavi Shareholder.

      IN WITNESS WHEREOF, this Support Agreement has been duly executed and delivered by the duly authorized officers, trustees or other representatives of Constellation and of each Mondavi Shareholder on the day and year first written above.

CONSTELLATION BRANDS, INC.

By:	/s/ RICHARD SANDS

Name: Richard Sands
Title: Chairman and Chief Executive Officer

/s/ ROBERT G. MONDAVI

ROBERT G. MONDAVI

/s/ TIMOTHY J. MONDAVI

TIMOTHY J. MONDAVI

/s/ MARCIA MONDAVI BORGER

MARCIA MONDAVI BORGER

/s/ TED W. HALL

TED W. HALL

/s/ FRANK E. FARELLA

FRANK E. FARELLA

/s/ GREGORY M. EVANS

GREGORY M. EVANS

/s/ ADRIAN BELLAMY

ADRIAN BELLAMY

/s/ ANTHONY GREENER

ANTHONY GREENER

/s/ PHILIP GREER

PHILIP GREER

/s/ JOHN M. THOMPSON

JOHN M. THOMPSON

SCHEDULE I

Mondavi Shareholder	Class A Shares	Class B Shares

Adrian Bellamy	0	0
Gregory M. Evans	34,663	0
Frank E. Farella	2,500	0
Anthony Greener	1,000	0
Philip Greer	15,300	0
Ted W. Hall	1,400	0
Marcia Mondavi Borger	0	1,605,517
Robert G. Mondavi	45,099	1,074,524
Timothy J. Mondavi	1,500	715,983
John W. Thompson	5,000	0

      Of the shares of Class B Stock owned by Timothy J. Mondavi, approximately 450,000 are pledged as collateral for certain margin loan arrangements. Timothy J. Mondavi has power to vote all of such 715,983 shares of Class B Stock. Such shares are Pledged Shares for purposes of Section 2 hereof.

      Robert G. Mondavi has made substantial charitable pledges that are payable on January 1, 2006. The source of payment for such pledges is anticipated by Mr. Mondavi and the beneficiary to be in part the proceeds from the sale of certain of Mr. Mondavi’s shares although Mr. Mondavi is not specifically obligated to sell such shares and there are no liens on any of the shares. Robert G. Mondavi has the power to vote all of such 45,099 shares of Class A Stock and 1,074,524 shares of Class B Stock. None of such shares will be sold or otherwise disposed of prior to the earlier of (x) the termination of the Support Agreement to which this Schedule is attached, (y) January 1, 2006 or (z) as permitted by this agreement.

PROXY	THE ROBERT MONDAVI CORPORATION

CLASS A COMMON STOCK PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON

The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated            and revoking any proxy heretoforth given appoints Gregory M. Evans and Michael K. Beyer or either of them, each with full power of substitution, as proxies, to represent the undersigned at the Annual Meeting of Shareholders of The Robert Mondavi Corporation to be held at       on       at      , Pacific time, and at any adjournment(s) or postponement(s) thereof, and to vote the number of shares of Class A common stock of The Robert Mondavi Corporation that the undersigned would be entitled to vote if then and there personally present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ROBERT MONDAVI CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, FOR THE NOMINEES FOR ELECTION, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 NON-EMPLOYEE DIRECTORS’ STOCK PLAN AND FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 EQUITY INCENTIVE PLAN. In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented). None of the proposals is conditioned upon the approval of other matters. The board of directors of The Robert Mondavi Corporation proposed each of the matters to be voted upon.

(Please complete, date and sign on the reverse side and mail in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CONSTELLATION BRANDS, INC., RMD ACQUISITION CORP. AND THE ROBERT MONDAVI CORPORATION DATED AS OF NOVEMBER 3, 2004, WHICH PROVIDES FOR THE MERGER OF RMD ACQUISITION CORP. WITH AND INTO THE ROBERT MONDAVI CORPORATION, AND THE RELATED AGREEMENT OF MERGER OF RMD ACQUISITION CORP. AND THE ROBERT MONDAVI CORPORATION, AS DESCRIBED IN THE PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS OF THE ROBERT MONDAVI CORPORATION DATED	☐	☐	☐

		FOR the nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed
2.	ELECTION OF DIRECTORS BY HOLDERS OF CLASS A COMMON STOCK, VOTING AS A CLASS	☐	☐

Nominees: 01 Philip Greer, 02 John M. Thompson, 03 Anthony Greener

To withhold authority to vote for an individual nominee, write such nominee’s name below:

		FOR	AGAINST	ABSTAIN
3.	COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

4.	COMPANY’S PROPOSAL TO AMEND THE 1993 EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐

5.	COMPANY’S PROPOSAL TO AMEND THE 1993 NON-EMPLOYEE DIRECTORS’ STOCK PLAN	☐	☐	☐

6.	COMPANY’S PROPOSAL TO AMEND THE 1993 EQUITY INCENTIVE PLAN	☐	☐	☐

The undersigned acknowledges receipt of (a) the Notice of 2004 Annual Meeting of Shareholders, (b) the accompanying Proxy Statement and (c) the Company’s Annual Report pursuant to SEC Rule 14a-3 for the fiscal year ended June 30, 2004.

Signature(s)	Dated:	,

Please sign exactly as the name or names appear on your stock certificates and return promptly in the enclosed envelope. If the shares are issued in the name of two or more persons, each of them must sign the proxy. A proxy executed by a corporation must be signed in its name by an authorized officer of the corporation. Executors, administrators, trustees and partners should indicate their capacities when signing the proxy.

▲ FOLD AND DETACH HERE ▲

Shareholders will be asked to present a valid photo identification, such as a driver’s license or passport, before being admitted to the meeting.

If a broker, bank, trustee, nominee or other third party holds your shares, please inform that party that you plan to attend the annual meeting and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meeting. If you cannot get a legal proxy in time, we will admit you with a copy of your brokerage or bank account statement showing that you owned stock in The Robert Mondavi Corporation as of November 11, 2004.

PROXY	THE ROBERT MONDAVI CORPORATION

CLASS B COMMON STOCK PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON

The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated       and revoking any proxy heretoforth given appoints Gregory M. Evans and Michael K. Beyer or either of them, each with full power of substitution, as proxies, to represent the undersigned at the Annual Meeting of Shareholders of The Robert Mondavi Corporation to be held at       on       at      , Pacific time, and at any adjournment(s) or postponement(s) thereof, and to vote the number of shares of Class B common stock of The Robert Mondavi Corporation that the undersigned would be entitled to vote if then and there personally present.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ROBERT MONDAVI CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, FOR THE NOMINEES FOR ELECTION, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 NON-EMPLOYEE DIRECTORS’ STOCK PLAN AND FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1993 EQUITY INCENTIVE PLAN. In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented). None of the proposals is conditioned upon the approval of other matters. The board of directors of The Robert Mondavi Corporation proposed each of the matters to be voted upon.

(Please complete, date and sign on the reverse side and mail in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CONSTELLATION BRANDS, INC., RMD ACQUISITION CORP. AND THE ROBERT MONDAVI CORPORATION DATED AS OF NOVEMBER 3, 2004, WHICH PROVIDES FOR THE MERGER OF RMD ACQUISITION CORP. WITH AND INTO THE ROBERT MONDAVI CORPORATION, AND THE RELATED AGREEMENT OF MERGER OF RMD ACQUISITION CORP. AND THE ROBERT MONDAVI CORPORATION, AS DESCRIBED IN THE PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS OF THE ROBERT MONDAVI CORPORATION DATED	☐	☐	☐

		FOR the nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed
2.	ELECTION OF DIRECTORS BY HOLDERS OF CLASS B COMMON STOCK, VOTING AS A CLASS	☐	☐

Nominees: 01 Ted W. Hall, 02 Marcia Mondavi Borger, 03 Timothy J. Mondavi, 04 Frank E. Farella, 05 Gregory M. Evans, 06 Adrian Bellamy

To withhold authority to vote for an individual nominee, write such nominee’s name below:

		FOR	AGAINST	ABSTAIN
3.	COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

4.	COMPANY’S PROPOSAL TO AMEND THE 1993 EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐

5.	COMPANY’S PROPOSAL TO AMEND THE 1993 NON-EMPLOYEE DIRECTORS’ STOCK PLAN	☐	☐	☐

6.	COMPANY’S PROPOSAL TO AMEND THE 1993 EQUITY INCENTIVE PLAN	☐	☐	☐

The undersigned acknowledges receipt of (a) the Notice of 2004 Annual Meeting of Shareholders, (b) the accompanying Proxy Statement and (c) the Company’s Annual Report pursuant to SEC Rule 14a-3 for the fiscal year ended June 30, 2004.

Signature(s)	Dated:	,

Please sign exactly as the name or names appear on your stock certificates and return promptly in the enclosed envelope. If the shares are issued in the name of two or more persons, each of them must sign the proxy. A proxy executed by a corporation must be signed in its name by an authorized officer of the corporation. Executors, administrators, trustees and partners should indicate their capacities when signing the proxy.

▲ FOLD AND DETACH HERE ▲

Shareholders will be asked to present a valid photo identification, such as a driver’s license or passport, before being admitted to the meeting.

If a broker, bank, trustee, nominee or other third party holds your shares, please inform that party that you plan to attend the annual meeting and ask for a legal proxy. Bring the legal proxy to the shareholder registration area when you arrive at the meeting. If you cannot get a legal proxy in time, we will admit you with a copy of your brokerage or bank account statement showing that you owned stock in The Robert Mondavi Corporation as of November 11, 2004.